Filed Pursuant to Rule 424(B)(5)
Registration No. 333-211225

This preliminary prospectus supplement and the accompanying prospectus relate to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 28, 2017

PRELIMINARY   PROSPECTUS   SUPPLEMENT

(To Prospectus dated May 6, 2016)

Apollo Global Management, LLC

Shares

    % Series A Preferred Shares

We are offering                of our                % Series A Preferred Shares (the “Series A Preferred Shares” or the “shares”).

When, as, and if declared by AGM Management, LLC, our manager, distributions on the Series A Preferred Shares will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning June 15, 2017, at a rate per annum equal to                %. Distributions on the shares are non-cumulative. If our manager does not declare a distribution before the scheduled record date for any distribution period, we will not make a distribution in that distribution period, whether or not distributions on the Series A Preferred Shares are declared or paid for any future distribution period.

At any time or from time to time on or after March 15, 2022, we may, at our option, redeem the Series A Preferred Shares, in whole or in part, at a price of $25.00 per Series A Preferred Share plus declared and unpaid distributions, if any. See “Description of the Series A Preferred Shares—Optional Redemption.” If a Change of Control Event (as defined herein) or if a Tax Redemption Event (as defined herein) occurs prior to March 15, 2022, we may, at our option, redeem the Series A Preferred Shares, in whole but not in part, at a price of $25.25 per Series A Preferred Share plus declared and unpaid distributions, if any. If (i) a Change of Control Event occurs (whether before, on or after March 15, 2022) and (ii) we do not give notice prior to the 31st day following the Change of Control Event to redeem all the outstanding Series A Preferred Shares, the distribution rate per annum on the Series A Preferred Shares will increase by 5.00%, beginning on the 31st day following such Change of Control Event. See “Description of the Series A Preferred Shares—Change of Control Redemption.” The shares will rank equally with each other series of our parity shares, junior to our senior shares and senior to our junior shares (as such terms are defined herein) with respect to payment of distributions and distribution of our assets upon our liquidation, dissolution or winding up. See “Description of the Series A Preferred Shares—Ranking.” The shares will not have any voting rights, except as set forth under “Description of the Series A Preferred Shares—Voting Rights.”

Investing in the Series A Preferred Shares involves risks. See “Risk Factors” beginning on page S-19.

We intend to apply to list the Series A Preferred Shares on the New York Stock Exchange (the “NYSE”) under the symbol “                .” If the application is approved, we expect trading of the Series A Preferred Shares on the NYSE to begin within 30 days after the Series A Preferred Shares are first issued.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price(1)	$	$
Underwriting discounts and commissions(2)	$	$
Proceeds to us before expenses(3)	$	$

(1)	Plus declared and unpaid distributions, if any, from , 2017 if initial settlement occurs after that date.
(2)	The underwriting discount will be $ per Series A Preferred Share for retail orders and $ per Series A Preferred Share for institutional orders.
(3)	Assumes no exercise of the underwriters’ over-allotment option described below.

We have granted the underwriters the option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to                 additional Series A Preferred Shares on the same terms and conditions set forth above, solely to cover over-allotments.

The underwriters expect that the shares will be delivered to purchasers in global form through the book-entry delivery system of The Depository Trust Company on or about                , 2017.

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	UBS Investment Bank	Wells Fargo Securities

            , 2017

Prospectus Supplement

Prospectus

This prospectus supplement, the accompanying prospectus and the information incorporated or deemed incorporated herein, have been prepared using a number of stylistic conventions, which you should consider when reading the information herein or therein. When used in this prospectus supplement, unless the context otherwise requires:

•	“Apollo,” “we,” “us,” “our” and the “Company” refer collectively to Apollo Global Management, LLC, a Delaware limited liability company, and its subsidiaries, including the Apollo Operating Group and all of its subsidiaries, or as the context may otherwise require;

i

•	“AMH” refers to Apollo Management Holdings, L.P., a Delaware limited partnership, that is an indirect subsidiary of Apollo Global Management, LLC;

•	“Apollo funds”, “our funds” and references to the “funds” we manage, refer to the funds (including the parallel funds and alternative investment vehicles of such funds), partnerships, accounts, including strategic investment accounts or “SIAs,” alternative asset companies and other entities for which subsidiaries of the Apollo Operating Group provide investment management or advisory services;

•	“Apollo Operating Group” refers to (i) the limited partnerships through which our Managing Partners currently operate our businesses and (ii) one or more limited partnerships formed for the purpose of, among other activities, holding certain of our gains or losses on our principal investments in the funds, which we refer to as our “principal investments”;

•	“Assets Under Management”, or “AUM”, refers to the assets we manage or advise for the funds, partnerships and accounts to which we provide investment management or advisory services, including, without limitation, capital that such funds, partnerships and accounts have the right to call from investors pursuant to capital commitments. Our AUM equals the sum of:

(i)	the fair value of the investments of the private equity funds, partnerships and accounts we manage or advise plus the capital that such funds, partnerships and accounts are entitled to call from investors pursuant to capital commitments;

(ii)	the net asset value, or “NAV,” of the credit funds, partnerships and accounts for which we provide investment management or advisory services, other than certain collateralized loan obligations (“CLOs”) and collateralized debt obligations (“CDOs”), which have a fee generating basis other than the mark-to-market value of the underlying assets, plus used or available leverage and/or capital commitments;

(iii)	the gross asset value or net asset value of the real estate funds, partnerships and accounts we manage, and the structured portfolio company investments of the funds, partnerships and accounts we manage, which includes the leverage used by such structured portfolio company investments;

(iv)	the incremental value associated with the reinsurance investments of the portfolio company assets we manage or advise; and

(v)	the fair value of any other assets that we manage or advise for the funds, partnerships and accounts to which we provide investment management or advisory services, plus unused credit facilities, including capital commitments to such funds, partnerships and accounts for investments that may require pre-qualification before investment plus any other capital commitments to such funds, partnerships and accounts available for investment that are not otherwise included in the clauses above;

Our AUM measure includes Assets Under Management for which we charge either no or nominal fees. In addition our AUM measure includes certain assets for which we do not have investment discretion. Our definition of AUM is not based on any definition of Assets Under Management contained in our limited liability company agreement or in any of our Apollo fund management agreements. We consider multiple factors for determining what should be included in our definition of AUM. Such factors include but are not limited to (1) our ability to influence the investment decisions for existing and available assets; (2) our ability to generate income from the underlying assets in our funds; and (3) the AUM measures that we use internally or believe are used by other investment managers. Given the differences in the investment strategies and structures among other alternative investment managers, our calculation of AUM may differ from the calculations employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers. Our calculation also differs from the manner in which our affiliates registered with the Securities and Exchange Commission (the “Commission”) report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways;

•	“Fee-Generating AUM” consists of assets we manage or advise for the funds, partnerships and accounts to which we provide investment management or advisory services and on which we earn management fees, monitoring fees pursuant to management or other fee agreements on a basis that varies among the Apollo funds, partnerships and accounts we manage or advise. Management fees are normally based on “net asset value,” “gross assets,” “adjusted par asset value,” “adjusted cost of all unrealized portfolio investments,” “capital commitments,” “adjusted assets,” “stockholders’ equity,” “invested capital” or “capital contributions,” each as defined in the applicable management agreement. Monitoring fees, also referred to as advisory fees, with respect to the structured portfolio company investments of the funds, partnerships and accounts we manage or advise, are generally based on the total value of such structured portfolio company investments, which normally includes leverage, less any portion of such total value that is already considered in Fee-Generating AUM;

•	“Non-Fee-Generating AUM” refers to AUM that does not produce management fees or monitoring fees. This measure generally includes the following:

(i)	fair value above invested capital for those funds that earn management fees based on invested capital;

(ii)	net asset values related to general partner and co-investment interests;

(iii)	unused credit facilities;

(iv)	available commitments on those funds that generate management fees on invested capital;

(v)	structured portfolio company investments that do not generate monitoring fees; and

(vi)	the difference between gross asset and net asset value for those funds that earn management fees based on net asset value;

•	“Carry-Eligible AUM” refers to the AUM that may eventually produce carried interest income. All funds for which we are entitled to receive a carried interest income allocation are included in Carry-Eligible AUM, which consists of the following:

(i)	“Carry-Generating AUM,” which refers to invested capital of the funds, partnerships and accounts we manage or advise, that is currently above its hurdle rate or preferred return, and profit of such funds, partnerships and accounts is being allocated to the general partner in accordance with the applicable limited partnership agreements or other governing agreements;

(ii)	“AUM Not Currently Generating Carry,” which refers to invested capital of the funds, partnerships and accounts we manage or advise, that is currently below its hurdle rate or preferred return; and

(iii)	“Uninvested Carry-Eligible AUM,” which refers to capital of the funds, partnerships and accounts we manage or advise that it is available for investment or reinvestment subject to the provisions of applicable limited partnership agreements or other governing agreements, which capital is not currently part of the NAV or fair value of investments that may eventually produce carried interest income allocable to the general partner;

•	“AUM with Future Management Fee Potential” refers to the committed uninvested capital portion of total AUM not currently earning management fees. The amount depends on the specific terms and conditions of each fund;

We use AUM as a performance measure of our funds’ investment activities, as well as to monitor fund size in relation to professional resource and infrastructure needs. Non-Fee-Generating AUM includes assets on which we could earn carried interest income.

•	“Advisory” refers to certain assets advised by Apollo Asset Management Europe PC LLP, a wholly-owned subsidiary of Apollo Asset Management Europe LLP (collectively, “AAME”). The AAME entities are subsidiaries of Apollo;

•	“capital deployed” or “deployment” is the aggregate amount of capital that has been invested during a given period (which may, in certain cases, include leverage) by (i) our drawdown funds, (ii) SIAs that have a defined maturity date and (iii) funds and SIAs in our real estate debt strategy;

•	“carried interest”, “carried interest income” and “incentive income” refer to interests granted to Apollo by an Apollo fund that entitle Apollo to receive allocations, distributions or fees which are based on the performance of such fund or its underlying investments;

•	“Contributing Partners” refer to those of our partners and their related parties (other than our Managing Partners) who indirectly beneficially own (through Holdings) Apollo Operating Group units;

•	“drawdown” refers to commitment-based funds and certain SIAs in which investors make a commitment to provide capital at the formation of such funds and SIAs and deliver capital when called as investment opportunities become available. It includes assets of Athene Holding Ltd. (“Athene Holding”) and its subsidiaries (collectively “Athene”) managed by Athene Asset Management, L.P. (“Athene Asset Management” or “AAM”) that are invested in commitment-based funds;

•	“gross IRR” of a private equity fund represents the cumulative investment-related cash flows (i) for a given investment for the fund or funds which made such investment, and (ii) for a given fund, in the relevant fund itself (and not any one investor in the fund), in each case, on the basis of the actual timing of investment inflows and outflows (for unrealized investments assuming disposition on December 31, 2016 or other date specified) aggregated on a gross basis quarterly, and the return is annualized and compounded before management fees, carried interest and certain other fund expenses (including interest incurred by the fund itself) and measures the returns on the fund’s investments as a whole without regard to whether all of the returns would, if distributed, be payable to the fund’s investors. In addition, gross IRRs at the fund level differ from those at the individual investor level as a result of, among other factors, timing of investor-level inflows and outflows. Gross IRR does not represent the return to any fund investor;

•	“gross IRR” of a credit fund represents the annualized return of a fund based on the actual timing of all cumulative fund cash flows before management fees, carried interest income allocated to the general partner and certain other fund expenses. Calculations may include certain investors that do not pay fees. The terminal value is the net asset value as of the reporting date. Non-U.S. dollar denominated (“USD”) fund cash flows and residual values are converted to USD using the spot rate as of the reporting date. In addition, gross IRRs at the fund level differ from those at the individual investor level as a result of, among other factors, timing of investor-level inflows and outflows. Gross IRR does not represent the return to any fund investor;

•	“gross IRR” of a real estate fund represents the cumulative investment-related cash flows in the fund itself (and not any one investor in the fund), on the basis of the actual timing of cash inflows and outflows (for unrealized investments assuming disposition on December 31, 2016 or other date specified) starting on the date that each investment closes, and the return is annualized and compounded before management fees, carried interest, and certain other fund expenses (including interest incurred by the fund itself) and measures the returns on the fund’s investments as a whole without regard to whether all of the returns would, if distributed, be payable to the fund’s investors. Non-USD fund cash flows and residual values are converted to USD using the spot rate as of the reporting date. In addition, gross IRRs at the fund level differ from those at the individual investor level as a result of, among other factors, timing of investor-level inflows and outflows. Gross IRR does not represent the return to any fund investor;

•	“gross return” of a credit or real estate fund is the monthly or quarterly time-weighted return that is equal to the percentage change in the value of a fund’s portfolio, adjusted for all contributions and withdrawals (cash flows) before the effects of management fees, incentive fees allocated to the general partner, or other fees and expenses. Returns of Athene sub-advised portfolios and CLOs represent the gross returns on invested assets, which exclude cash. Returns over multiple periods are calculated by geometrically linking each period’s return over time;

•	“Holdings” means AP Professional Holdings, L.P., a Cayman Islands exempted limited partnership through which our Managing Partners and Contributing Partners indirectly beneficially own their interests in the Apollo Operating Group units;

•	“inflows” represents (i) at the individual segment level, subscriptions, commitments, and other increases in available capital, such as acquisitions or leverage, net of inter-segment transfers, and (ii) on an aggregate basis, the sum of inflows across the private equity, credit and real estate segments;

•	“IRS” refers to the Internal Revenue Service;

•	“liquid/performing” includes CLOs and other performing credit vehicles, hedge fund style credit funds, structured credit funds and SIAs, as well as sub-advised managed accounts owned by or related to Athene. Certain commitment-based SIAs are included as the underlying assets are liquid;

•	“Managing Partners” refer to Messrs. Leon Black, Joshua Harris and Marc Rowan collectively and, when used in reference to holdings of interests in Apollo or Holdings, includes certain related parties of such individuals;

•	“net IRR” of a private equity fund means the gross IRR applicable to a fund, including returns for related parties which may not pay fees or carried interest, net of management fees, certain fund expenses (including interest incurred or earned by the fund itself) and realized carried interest all offset to the extent of interest income, and measures returns at the fund level on amounts that, if distributed, would be paid to investors of the fund. To the extent that a fund exceeds all requirements detailed within the applicable fund agreement, the estimated unrealized value is adjusted such that a percentage of up to 20.0% of the unrealized gain is allocated to the general partner of such fund, thereby reducing the balance attributable to fund investors. In addition, net IRR at the fund level will differ from that at the individual investor level as a result of, among other factors, timing of investor-level inflows and outflows. Net IRR does not represent the return to any fund investor;

•	“net IRR” of a credit fund represents the annualized return of a fund after management fees, carried interest income allocated to the general partner and certain other fund expenses, calculated on investors that pay such fees. The terminal value is the net asset value as of the reporting date. Non-USD fund cash flows and residual values are converted to USD using the spot rate as of the reporting date. In addition, net IRR at the fund level will differ from that at the individual investor level as a result of, among other factors, timing of investor-level inflows and outflows. Net IRR does not represent the return to any fund investor;

•	“net IRR” of a real estate fund represents the cumulative cash flows in the fund (and not any one investor in the fund), on the basis of the actual timing of cash inflows received from and outflows paid to investors of the fund (assuming the ending net asset value as of December 31, 2016 or other date specified is paid to investors), excluding certain non-fee and non-carry bearing parties, and the return is annualized and compounded after management fees, carried interest, and certain other expenses (including interest incurred by the fund itself) and measures the returns to investors of the fund as a whole. Non-USD fund cash flows and residual values are converted to USD using the spot rate as of the reporting date. In addition, net IRR at the fund level will differ from that at the individual investor level as a result of, among other factors, timing of investor-level inflows and outflows. Net IRR does not represent the return to any fund investor;

v

•	“net return” of a credit or real estate fund represents the gross return after management fees, incentive fees allocated to the general partner, or other fees and expenses. Returns of Athene sub-advised portfolios and CLOs represent the gross or net returns on invested assets, which exclude cash. Returns over multiple periods are calculated by geometrically linking each period’s return over time;

•	“our manager” means AGM Management, LLC, a Delaware limited liability company that is controlled by our Managing Partners;

•	“permanent capital vehicles” refers to (a) assets that are owned by or related to Athene, (b) assets that are owned by or related to MidCap FinCo Limited (“MidCap”) and managed by Apollo Capital Management, L.P., (c) assets of publicly traded vehicles managed by Apollo such as Apollo Investment Corporation (“AINV”), Apollo Commercial Real Estate Finance, Inc. (“ARI”), Apollo Tactical Income Fund Inc. (“AIF”), and Apollo Senior Floating Rate Fund Inc. (“AFT”), in each case that do not have redemption provisions or a requirement to return capital to investors upon exiting the investments made with such capital, except as required by applicable law and (d) a non-traded business development company sub-advised by Apollo. The investment management arrangements of AINV, AIF and AFT have one year terms, are reviewed annually and remain in effect only if approved by the boards of directors of such companies or by the affirmative vote of the holders of a majority of the outstanding voting shares of such companies, including in either case, approval by a majority of the directors who are not “interested persons” as defined in the Investment Company Act of 1940. In addition, the investment management agreements of AINV, AIF and AFT may be terminated in certain circumstances upon 60 days’ written notice. The investment management agreement of ARI has a one year term and is reviewed annually by ARI’s board of directors and may be terminated under certain circumstances by an affirmative vote of at least two-thirds of ARI’s independent directors. The investment management arrangements between MidCap and Apollo Capital Management, L.P. and Athene and Athene Asset Management, may also be terminated under certain circumstances;

•	“private equity fund appreciation (depreciation)” refers to gain (loss) and income for the traditional private equity funds (as defined below), Apollo Natural Resources Partners, L.P. (“ANRP I”), Apollo Natural Resources Partners II, L.P. (“ANRP II”), Apollo Special Situations Fund, L.P. and AION Capital Partners Limited (“AION”) for the periods presented on a total return basis before giving effect to fees and expenses. The performance percentage is determined by dividing (a) the change in the fair value of investments over the period presented, minus the change in invested capital over the period presented, plus the realized value for the period presented, by (b) the beginning unrealized value for the period presented plus the change in invested capital for the period presented. Returns over multiple periods are calculated by geometrically linking each period’s return over time;

•	“private equity investments” refer to (i) direct or indirect investments in existing and future private equity funds managed or sponsored by Apollo, (ii) direct or indirect co-investments with existing and future private equity funds managed or sponsored by Apollo, (iii) direct or indirect investments in securities which are not immediately capable of resale in a public market that Apollo identifies but does not pursue through its private equity funds, and (iv) investments of the type described in (i) through (iii) above made by Apollo funds;

•	“Realized Value” refers to all cash investment proceeds received by the relevant Apollo fund, including interest and dividends, but does not give effect to management fees, expenses, incentive compensation or carried interest to be paid by such Apollo fund;

•	“Remaining Cost” represents the initial investment of the general partner and limited partner investors in a fund, reduced for any return of capital distributed to date, excluding management fees, expenses, and any accrued preferred return;

•	“Strategic Investor” refers to the California Public Employees’ Retirement System, or “CalPERS”;

•	“Total Invested Capital” refers to the aggregate cash invested by the relevant Apollo fund and includes capitalized costs relating to investment activities, if any, but does not give effect to cash pending investment or available for reserves;

•	“Total Value” represents the sum of the total Realized Value and Unrealized Value of investments;

•	“traditional private equity funds” refers to Apollo Investment Fund I, L.P. (“Fund I”), AIF II, L.P. (“Fund II”), a mirrored investment account established to mirror Fund I and Fund II for investments in debt securities (“MIA”), Apollo Investment Fund III, L.P. (together with its parallel funds, “Fund III”), Apollo Investment Fund IV, L.P. (together with its parallel fund, “Fund IV”), Apollo Investment Fund V, L.P. (together with its parallel funds and alternative investment vehicles, “Fund V”), Apollo Investment Fund VI, L.P. (together with its parallel funds and alternative investment vehicles, “Fund VI”), Apollo Investment Fund VII, L.P. (together with its parallel funds and alternative investment vehicles, “Fund VII”) and Apollo Investment Fund VIII, L.P. (together with its parallel funds and alternative investment vehicles, “Fund VIII”);

•	“Unrealized Value” refers to the fair value consistent with valuations determined in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), for investments not yet realized and may include pay in kind, accrued interest and dividends receivable, if any. In addition, amounts include committed and funded amounts for certain investments; and

•	“Vintage Year” refers to the year in which a fund’s final capital raise occurred.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described under the heading “Where You Can Find More Information” in this prospectus supplement.

If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus supplement, the accompanying prospectus or in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement. See “Where You Can Find More Information” in this prospectus supplement.

We are responsible for the information contained in this prospectus supplement, the accompanying prospectus, any related free writing prospectus issued by us and the documents incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information, and neither we nor the underwriters take responsibility for any other information that others may give you. This prospectus supplement may be used only where it is legal to sell the Series A Preferred Shares offered hereby. You should assume that the information in this prospectus supplement, the accompanying prospectus, any related free writing prospectus or any document incorporated or deemed incorporated herein by reference is accurate only as of the date on the front cover of those respective documents. Our business, financial condition, results of operations and prospects may have changed since such dates.

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The laws of certain jurisdictions may restrict the distribution of this prospectus supplement and the offer and sale of the shares. Persons into whose possession this prospectus supplement or any of the shares come must inform themselves about, and observe, any such restrictions. Neither we nor our representatives, nor the underwriters or their representatives, are making any representation to you regarding the legality of any investment in the shares by you under applicable legal investment or similar laws or regulations.

VALUATION AND RELATED DATA

This prospectus supplement and the information incorporated by reference herein contains valuation data relating to the Apollo funds and related data that have been derived from such funds. When considering the valuation and related data presented in this prospectus supplement, you should bear in mind that the historical results of the private equity, credit and real estate funds that we have managed or sponsored in the past are not indicative of the future results that you should expect from the Apollo funds or from us.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus supplement and the accompanying prospectus. In all cases, you should rely on the later information over different information included in this prospectus supplement. We incorporate by reference the following documents which have been filed with the Commission:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the Commission on February 13, 2017 (the “2016 Annual Report”);

•	Our Current Reports on Form 8-K filed with the Commission on January 6, 2017 and February 13, 2017; and

•	All documents filed by Apollo Global Management, LLC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus supplement and before the termination of the offering to which this prospectus supplement relates (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein).

Upon request, we will provide to each person to whom a prospectus supplement is delivered a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus supplement. You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus supplement by reference, at no cost, by writing or telephoning us at the following address:

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Telephone: (212) 515-3200

You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we authorize. We have not authorized any person, including any underwriter, salesperson or broker, to provide information other than that provided in this prospectus supplement, the accompanying prospectus or any free writing prospectus that we authorize. We have not authorized anyone to provide you with different information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus supplement, the accompanying prospectus, any free writing prospectus that we authorize or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus supplement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

Except as described above or elsewhere in this prospectus supplement, no other information is incorporated by reference in this prospectus supplement or the accompanying prospectus (including, without limitation, information on our website).

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares offered in this prospectus supplement. This prospectus supplement and the accompanying prospectus do not contain all of the information set forth in the registration statement on Form S-3 and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and the shares, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus supplement or the accompany prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement.

Anyone may inspect the registration statement on Form S-3 and its exhibits and schedules without charge at the public reference facilities the Commission maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the Commission upon the payment of certain fees prescribed by the Commission. You may obtain further information about the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also inspect these reports and other information without charge at the website maintained by the Commission. The address of this website is www.sec.gov.

We are subject to the informational requirements of the Exchange Act and are required to file reports and other information with the Commission. You can inspect and copy these reports and other information at the public reference facilities maintained by the Commission at the address noted above. You can also obtain copies of this material from the Public Reference Room as described above, or inspect them without charge at the Commission’s website. We furnish our shareholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm. We maintain a website at www.agm.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement forms a part, and you should not rely on any such information in making your decision whether to purchase our Series A Preferred Shares.

No person has been authorized to give any information or to make any representation other than those contained in this prospectus supplement, the accompanying prospectus and any free writing prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus supplement, the accompanying prospectus or any free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus supplement nor any sale made under this prospectus supplement shall, under any circumstances, create any implication that there has been no change in the affairs of Apollo Global Management, LLC since the date of this prospectus supplement.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus may contain forward looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, discussions related to Apollo’s expectations regarding the performance of its business, its liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this prospectus supplement and the accompanying prospectus, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks relating to our dependence on certain key personnel, our ability to raise new private equity, credit or real estate funds, market conditions generally, our ability to manage our growth, fund performance, changes in our regulatory environment and tax status, the variability of our revenues, net income and cash flow, our use of leverage to finance our businesses and investments by our funds and litigation risks, among others. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in this prospectus supplement and the documents incorporated by reference herein, including the factors described in the Company’s 2016 Annual Report, and other factors as may be described from time to time in our periodic filings with the Commission, which are accessible on the Commission’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement and in other filings. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

SUMMARY

This summary highlights selected information contained elsewhere or incorporated or deemed incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider when making your investment decision. We urge you to read all of this prospectus supplement, the accompanying prospectus and the documents incorporated or deemed incorporated by reference, including our consolidated financial statements and accompanying notes, carefully to gain a fuller understanding of our business and the terms of the Series A Preferred Shares, as well as some of the other considerations that may be important to you, before making your investment decision. You should pay special attention to the “Risk Factors” section of this prospectus supplement, the accompanying prospectus and our 2016 Annual Report to determine whether an investment in the Series A Preferred Shares is appropriate for you.

Overview

Founded in 1990, Apollo is a leading global alternative investment manager. We are a contrarian, value-oriented investment manager in private equity, credit and real estate, with significant distressed investment expertise. We have a flexible mandate in many of the funds we manage which enables our funds to invest opportunistically across a company’s capital structure. We raise, invest and manage funds on behalf of some of the world’s most prominent pension, endowment and sovereign wealth funds, as well as other institutional and individual investors. As of December 31, 2016, we had total AUM of $192 billion, including approximately $44 billion in private equity, $137 billion in credit and $11 billion in real estate. We have consistently produced attractive long-term investment returns in our traditional private equity funds, generating a 39% gross IRR and a 25% net IRR on a compound annual basis from inception through December 31, 2016.

We are led by our Managing Partners, Leon Black, Joshua Harris and Marc Rowan, who have worked together for 30 years and lead a team of 986 employees, including 376 investment professionals, as of December 31, 2016. This team possesses a broad range of transaction, financial, managerial and investment skills. We have offices in New York, Los Angeles, Houston, Chicago, St. Louis, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. We operate our private equity, credit and real estate investment management businesses in a highly integrated manner, which we believe distinguishes us from other alternative investment managers. Our investment professionals frequently collaborate across disciplines. We believe that this collaboration, including market insight, management, banking and consultant contacts, and investment opportunities, enables the funds we manage to more successfully invest across a company’s capital structure. This platform and the depth and experience of our investment team have enabled us to deliver strong long-term investment performance for our funds throughout a range of economic cycles.

Our objective is to achieve superior long-term risk-adjusted returns for our fund investors. The majority of the investment funds we manage are designed to invest capital over periods of seven or more years from inception, thereby allowing us to generate attractive long-term returns throughout economic cycles. Our investment approach is value-oriented, focusing on nine core industries in which we have considerable knowledge and experience, and emphasizing downside protection and the preservation of capital. Our core industry sectors include chemicals, manufacturing and industrial, natural resources, consumer and retail, consumer services, business services, financial services, leisure, and media and telecom and technology. Our contrarian investment management approach is reflected in a number of ways, including:

•	our willingness to pursue investments in industries that our competitors typically avoid;

•	the often complex structures employed in some of the investments of our funds, including our willingness to pursue difficult corporate carve-out transactions;

•	our experience investing during periods of uncertainty or distress in the economy or financial markets when many of our competitors simply reduce their investment activity;

•	our orientation towards sole sponsored transactions when other firms have opted to partner with others; and

•	our willingness to undertake transactions that have substantial business, regulatory or legal complexity.

We have applied this investment philosophy to identify what we believe are attractive investment opportunities, deploy capital across the balance sheet of industry leading, or “franchise,” businesses and create value throughout economic cycles.

We benefit from mandates with long-term capital commitments in our private equity, credit and real estate businesses. Our long-lived capital base allows us to invest our funds’ assets with a long-term focus, which is an important component in generating attractive returns for our investors. We believe the long-term capital we manage also leaves us well-positioned during economic downturns, when the fundraising environment for alternative assets has historically been more challenging than during periods of economic expansion. As of December 31, 2016, more than 90% of our AUM was in funds with a contractual life at inception of seven years or more, and 45% of our AUM was in permanent capital vehicles.

Our financial results are highly variable, since carried interest (which generally constitutes a large portion of the income that we receive from the funds we manage), and the transaction and advisory fees that we receive, can vary significantly from quarter to quarter and year to year. We manage our business and monitor our performance with a focus on long-term performance, an approach that is generally consistent with the investment horizons of the funds we manage and is driven by the investment returns of our funds.

Business Segments

Our business is organized into three business segments:

Private Equity

As a result of our long history of private equity investing across market cycles, we believe we have developed a unique set of skills on which we rely to make new investments and to maximize the value of our existing investments. As an example, through our experience with traditional private equity buyouts, which we also refer to herein as buyout equity, we apply a highly disciplined approach towards structuring and executing transactions, the key tenets of which include seeking to acquire companies at below industry average purchase price multiples, and establishing flexible capital structures with long-term debt maturities and few, if any, financial maintenance covenants. As of December 31, 2016, our private equity segment had total AUM and Fee-Generating AUM of $43.6 billion and $30.7 billion, respectively, across traditional and natural resource strategies with respect to our private equity funds.

We believe we have a demonstrated ability to adapt quickly to changing market environments and capitalize on market dislocations through our traditional, distressed and corporate buyout approach. In prior periods of strained financial liquidity and economic recession, our private equity funds have made attractive investments by buying the debt of quality businesses (which we refer to as “classic” distressed debt), converting that debt to equity, seeking to create value through active participation with management and ultimately monetizing the investment. This combination of traditional and corporate buyout investing with a “distressed option” has been deployed through prior economic cycles and has allowed our funds to achieve attractive long-term rates of return in different economic and market environments. In addition, during prior economic downturns we have relied on our restructuring experience and worked closely with our funds’ portfolio companies to seek to maximize the value of our funds’ investments.

We seek to focus on investment opportunities where competition is limited or non-existent. We believe we are often sought out early in the investment process because of our industry expertise, sizable amounts of available long-term capital, willingness to pursue investments in complicated situations and ability to provide value-added advice to portfolio companies regarding operational improvements, acquisitions and strategic direction. We generally prefer sole sponsored transactions, and since inception through December 31, 2016, approximately 70% of the investments made by our private equity funds have been proprietary in nature. We believe that by emphasizing our proprietary sources of deal flow, our private equity funds will be able to acquire businesses at more compelling valuations which will ultimately create a more attractive risk/reward proposition.

Distressed Buyouts, Debt and Other Investments

During periods of market dislocation and volatility, we rely on our credit and capital markets expertise to build positions in distressed debt. We target assets with what we believe are high-quality operating businesses but low-quality balance sheets, consistent with our traditional buyout strategies. The distressed securities our funds purchase include bank debt, public high-yield debt and privately held instruments, often with significant downside protection in the form of a senior position in the capital structure, and in certain situations our funds also provide debtor-in-possession financing to companies in bankruptcy. Our investment professionals generate these distressed buyout and debt investment opportunities based on their many years of experience in the debt markets, and as such they are generally proprietary in nature.

In addition to our opportunistic, distressed and corporate partner buyout activities, we also maintain the flexibility to deploy capital of our private equity funds in other types of investments such as the creation of new companies, which allows us to leverage our deep industry and distressed expertise and collaborate with experienced management teams to seek to capitalize on market opportunities that we have identified, particularly in asset-intensive industries that are in distress. In these types of situations, we have the ability to establish new entities that can acquire distressed assets at what we believe are attractive valuations without the burden of managing an existing portfolio of legacy assets. Other investments, such as the creation of new companies, historically have not represented a large portion of our funds’ overall investment activities, although our private equity funds do make these types of investments selectively.

Corporate Carve-outs

Corporate Carve-outs are less market-dependent than distressed investing, but are equally complicated. In these transactions, Apollo funds seek to extract a business that is highly integrated within a larger corporate parent to create a standalone business. These are labor-intensive transactions, which we believe require deep industry knowledge, patience and creativity, to unlock value that has largely been overlooked or undermanaged. Importantly, because of the highly negotiated nature of many of these transactions, we believe it is often difficult for the seller to run a competitive process, which ultimately allows Apollo funds to achieve compelling purchase prices.

Opportunistic Buyouts

We have extensive experience completing leveraged buyouts across various market cycles. We take an opportunistic and disciplined approach to these transactions, generally avoiding highly competitive situations in favor of proprietary transactions where there may be opportunities to purchase a company at a discount to prevailing market averages. Oftentimes, we will focus on complex situations such as out-of-favor industries or “broken” (or discontinued) sales processes where the inherent value may be less obvious to potential acquirers. In the case of more conventional buyouts, we seek investment opportunities where we believe our focus on complexity and sector expertise will provide us with a significant competitive advantage, whereby we can leverage our knowledge and experience from the nine core industries in which our investment professionals have historically invested private equity capital. We believe such knowledge and experience can result in our ability to find attractive opportunities for our funds to acquire portfolio company investments at lower purchase price multiples.

To further alter the risk/reward profile in our funds’ favor, we often focus on certain types of buyouts such as physical asset acquisitions and investments in non-correlated assets where underlying values tend to change in a manner that is independent of broader market movements. In the case of physical asset acquisitions, our private equity funds seek to acquire physical assets at discounts to where those assets trade in the financial markets, and to lock in that value arbitrage through comprehensive hedging and structural enhancements.

We believe buyouts of non-correlated assets or businesses also represent attractive investments since they are generally less correlated to the broader economy and provide an element of diversification to our funds’ overall portfolio of private equity investments.

Natural Resources

In addition to our traditional private equity funds which pursue opportunities in nine core industries, one of which is natural resources, we have two dedicated private equity natural resources funds. In 2011, we established our first dedicated private equity natural resources fund, Apollo Natural Resources Partners, L.P. and assembled a team of dedicated investment professionals to capitalize on private equity investment opportunities in the natural resources industry, principally in the metals and mining, energy and select other natural resources sectors. In 2015, we launched our second natural resources fund, Apollo Natural Resources Partners II, L.P. We believe we can source and execute compelling, value-oriented investment opportunities for our funds irrespective of the commodity price environment.

AP Alternative Assets, L.P

We also manage AP Alternative Assets, L.P (“AAA”), a publicly listed permanent capital vehicle. The sole investment held by AAA is its investment in AAA Investments, L.P. (“AAA Investments”). AAA Investments is the largest equity holder of Athene Holding, which is AAA Investments’ only investment.

AAA is a Guernsey limited partnership whose partners are comprised of (i) AAA Guernsey Limited (“AAA Guernsey”), which holds 100% of the general partner interests in AAA, and (ii) the holders of common units representing limited partner interests in AAA. The common units are non-voting and are listed on NYSE Euronext in Amsterdam under the symbol “AAA”. AAA Guernsey is a Guernsey limited company and is owned 55% by an individual who is not an affiliate of Apollo and 45% by Apollo Principal Holdings III, L.P., an indirect subsidiary of Apollo. AAA Guernsey is responsible for managing the business and affairs of AAA. AAA generally makes all of its investments through AAA Investments, of which AAA is the sole limited partner.

Building Value in Portfolio Companies

We are a “hands-on” investor organized around nine core industries where we believe we have significant knowledge and expertise, and we remain actively engaged with the management teams of the portfolio companies of our private equity funds. We have established relationships with operating executives that assist in the diligence review of new opportunities and provide strategic and operational oversight for portfolio investments. We actively work with the management of each of the portfolio companies of the funds we manage to maximize the underlying value of the business. To achieve this, we take a holistic approach to value-creation, concentrating on both the asset side and liability side of the balance sheet of a company.

Credit

Since our founding in 1990, we believe our expertise in credit has served as an integral component of our company’s growth and success. Our credit-oriented approach to investing commenced in 1990 with the management of a high-yield bond and leveraged loan portfolio. Since that time, our credit activities have grown significantly, through both organic growth and strategic acquisitions. As of December 31, 2016, our credit segment had total AUM and Fee-Generating AUM of $136.6 billion and $111.8 billion, respectively, across a diverse range of credit-oriented investments that utilize the same disciplined, value-oriented investment philosophy that we employ with respect to our private equity funds.

Our broad credit platform, which we believe is adaptable to evolving market conditions and different risk tolerances, is categorized as follows:

Liquid/Performing

Our liquid/performing category within the credit segment generally includes funds and accounts where the underlying assets are liquid in nature and/or have some form of periodic redemption right. Liquid/performing includes a variety of hedge funds, CLOs and SIAs that utilize a range of investment strategies including performing credit, structured credit, and liquid opportunistic credit. Performing credit strategies focus on income-oriented, senior loan and bond investment strategies that target issuers primarily domiciled in the U.S. and in Europe. Structured credit strategies target multiple tranches of structured securities with favorable and protective lending terms, predictable payment schedules, well diversified portfolios and low default rates. Liquid opportunistic strategies primarily focus on credit investments that are generally liquid in nature and that utilize a similar value-oriented investment philosophy as our private equity business. This includes investments by our credit funds in a broad array of primary and secondary opportunities encompassing stressed and distressed public and private securities primarily within corporate credit, including senior loans (secured and unsecured), high yield, mezzanine, derivative securities, debtor in possession financings, rescue or bridge financings, and other debt investments. In aggregate, our AUM and Fee-Generating AUM within the liquid/performing category totaled $35.7 billion and $31.6 billion, respectively, as of December 31, 2016.

Hedge Funds

Hedge Funds primarily include Apollo Credit Strategies Master Fund Ltd., Apollo Credit Master Fund Ltd. and Apollo Credit Short Opportunities Fund. Collectively, our credit hedge fund AUM and Fee-Generating AUM totaled $6.0 billion and $2.8 billion, respectively, as of December 31, 2016. Our credit hedge funds may utilize a mix of the investment strategies outlined above. Investments in these funds may be made on a long or short basis and employ leverage to finance the acquisition of various credit investments. Accordingly, the difference between AUM and Fee-Generating AUM for hedge funds is driven by non-fee paying leverage.

CLOs

CLOs includes more than 20 internally managed CLOs focused within the U.S. and Europe. In aggregate, our AUM and Fee-Generating AUM in CLOs totaled $12.2 billion and $11.8 billion, respectively, as of December 31, 2016. Through their lifecycle, CLOs employ structured credit and performing credit strategies with the goal of providing investors with competitive yields achieved through highly diversified pools of historically low defaulting assets.

SIAs/Other

SIAs/Other includes a diverse group of separately managed accounts and certain commitment-based funds where the underlying assets are liquid and generally employ a mix of performing credit, structured credit, and liquid opportunistic credit investment strategies. In aggregate, our AUM and Fee-Generating in SIAs and other accounts totaled $17.4 billion and $16.9 billion as of December 31, 2016, respectively. The managed accounts comprising the majority of AUM and Fee-Generating AUM within this subcategory are customized according to an investor’s specified risk and target return preferences.

Drawdown

Our drawdown category within the credit segment generally includes commitment-based funds and certain SIAs in which investors make a commitment to provide capital at the formation of such funds and deliver capital when called as investment opportunities become available. Drawdown comprises our fund series’ including Credit Opportunity Funds, European Principal Finance Funds, and Structured Credit Funds, including

Financial Credit Investment Funds and Structured Credit Recovery Funds, as well as other commitment-based funds not included within a series of funds and certain SIAs. Drawdown funds and SIAs utilize a range of investment strategies including illiquid opportunistic, principal finance, and structured credit strategies. In aggregate, our AUM and Fee-Generating AUM within the drawdown category totaled $23.9 billion and $13.6 billion, respectively, as of December 31, 2016.

Credit Opportunity Funds

The Credit Opportunity Fund series primarily employs our illiquid opportunistic investment strategy, which focuses on credit investments that are less liquid in nature and that utilize a similar value-oriented investment philosophy as our private equity business. This includes investments in a broad array of primary and secondary opportunities encompassing stressed and distressed public and private securities primarily within corporate credit, including senior loans (secured and unsecured), high yield, mezzanine, debtor in possession financings, rescue or bridge financings, and other debt investments. Additionally, for certain illiquid opportunistic investments our underwriting process may result in selective and at times concentrated investments by the funds in the various industries on which we focus. In certain cases, leverage can be employed in connection with this strategy by having fund subsidiaries or special-purpose vehicles incur debt or by entering into credit facilities or other debt transactions to finance the acquisition of various credit investments. Our AUM and Fee-Generating AUM within the Credit Opportunity Funds totaled $3.6 billion and $2.5 billion, respectively, as of December 31, 2016.

European Principal Finance Funds

The European Principal Finance Fund series primarily employs our principal finance investment strategy, which is utilized to invest in European commercial and residential real estate, performing loans, non-performing loans, and unsecured consumer loans, as well as acquiring assets as a result of distressed market situations. Certain of the EPF investment vehicles we manage own captive pan-European financial institutions, loan servicing and property management platforms. These entities perform banking and lending activities and manage and service consumer credit receivables and loans secured by commercial and residential properties. In aggregate, these financial institutions, loan servicing, and property management platforms operate in five European countries and employed approximately 1,500 individuals as of December 31, 2016. We believe the post-investment loan servicing and real estate asset management requirements, combined with the illiquid nature of these investments, limits participation by traditional long-only investors, hedge funds, and private equity funds, resulting in what we believe to be an opportunity for our credit business. Our AUM and Fee-Generating AUM within the European Principal Finance Funds totaled $7.1 billion and $5.2 billion, respectively, as of December 31, 2016.

Structured Credit Funds

Our Structured Credit Funds include the Financial Credit Investment Fund series and the Structured Credit Recovery Fund series. Collectively, the Structured Credit Funds employ our structured credit investing strategy, which targets multiple tranches of less liquid structured securities with favorable and protective lending terms, predictable payment schedules, well-diversified portfolios and low default rates. Our AUM and Fee-Generating AUM within Structured Credit Funds totaled $5.0 billion and $2.8 billion, respectively, as of December 31, 2016.

Permanent Capital Vehicles – Credit

Our permanent capital vehicles category within the credit segment generally includes pools of assets which are not subject to redemption and are generally associated with long term asset management or advisory contracts. This category is comprised of (a) Athene Asset Management and Athene assets advised by AAME; (b) assets that are owned by or related to Midcap and managed by Apollo Capital Management, L.P.; (c) assets of certain publicly traded vehicles managed by us such as AINV, AIF, and AFT and (d) a non-traded business development company sub-advised by us. The permanent capital vehicles within credit utilize a range of investment strategies including performing credit and structured credit as described previously, as well as directly originated credit. Direct origination generally relates to the sourcing of senior credit assets, both secured and unsecured, including asset-backed loans, leveraged loans, mezzanine debt, real estate loans, re-discount loans and venture loans. Directly originated credit is primarily employed by Midcap, AINV, and a non-traded business development company sub-advised by Apollo. In aggregate, our AUM and Fee-Generating AUM within our credit permanent capital vehicles totaled $67.4 billion and $66.6 billion, respectively, as of December 31, 2016.

Permanent Capital Vehicles excluding Athene Non-Sub-Advised Assets

This category includes all permanent capital vehicles within the credit segment described above except for the portion of Athene Asset Management that is not sub-advised by us or invested in our funds as of December 31, 2016. The AUM and Fee-Generating AUM we managed within the permanent capital vehicles excluding Athene Non-Sub-Advised category totaled $12.3 billion and $11.5 billion, respectively, as of December 31, 2016.

Athene Non-Sub-Advised Assets

This category includes (i) the assets which are managed by Athene Asset Management but not sub-advised by Apollo nor invested in Apollo funds or Investment Vehicles and (ii) assets related to AAME that are not sub-advised. We refer to these assets collectively as “Athene Non-Sub-Advised Assets”. Our AUM and Fee-Generating AUM within the Athene Non-Sub-Advised category totaled $55.1 billion as of December 31, 2016, all of which was fee-generating. For additional information, please refer to “—Athene” below.

Athene

As discussed in the preceding section, permanent capital vehicles within the credit segment includes Athene Asset Management and Athene assets advised by AAME. As of December 31, 2016, we, through our subsidiaries, managed or advised $70.8 billion of AUM and $70.8 billion of Fee-Generating AUM in accounts owned by or related to Athene (the “Athene Accounts”). This amount includes $15.7 billion of AUM that was either sub-advised by Apollo or invested in funds and investment vehicles managed by Apollo within the credit, real estate, and private equity business segments.

Athene Holding was founded in 2009 to capitalize on favorable market conditions in the dislocated life insurance sector. Athene Holding is the ultimate parent of various insurance company operating subsidiaries. Through its subsidiaries, Athene Holding provides insurance products focused primarily on the retirement market and its business centers primarily on issuing or reinsuring fixed and equity-indexed annuities. Athene is a leading fixed annuity company in the United States. Athene Holding filed its initial S-1 with the SEC on May 9, 2016, which, as amended, became effective on December 9, 2016. Athene Holding began trading on the New York Stock Exchange (NYSE) under the symbol “ATH” on December 9, 2016.

Apollo, through its consolidated subsidiary, Athene Asset Management, provides asset management services to Athene, including asset allocation and portfolio management strategies, and receives fees from Athene Holding for providing such services. As of December 31, 2016, Athene Asset Management managed Athene Holding’s entire investment portfolio, except with respect to the assets of AAME. Athene Asset Management and AAME had $70.8 billion of AUM as of December 31, 2016 in Athene Accounts, of which approximately $15.7 billion, or approximately 22%, was either sub-advised by us or invested in our funds and investment vehicles. The vast majority of sub-advised assets are in managed accounts that invest in high grade credit asset classes such as CLO debt, commercial mortgage backed securities and insurance-linked securities. We currently expect this percentage to increase over time provided that Athene Asset Management continues to perform successfully in providing asset management services to Athene. Athene Asset Management receives a gross management fee equal to 0.40% per annum on all AUM in the Athene Accounts, with certain limited exceptions for all of the services which Athene Asset Management provides to Athene. AAME receives a gross fee of 0.10% per annum on Athene assets it advises.

Advisory

Advisory refers to certain assets advised by AAME. AAME is a subsidiary of Apollo which provides asset allocation and risk management advisory services principally to certain of the insurance and bank institutions acquired by Apollo managed funds on either a cost reimbursement or low margin basis. Our AUM as of December 31, 2016 within the Advisory category totaled $9.6 billion.

Real Estate

Our real estate group has a dedicated team of multi-disciplinary real estate professionals whose investment activities are integrated and coordinated with our private equity and credit business segments. We take a broad view of markets and property types in targeting debt and equity investment opportunities, including the acquisition and recapitalization of real estate portfolios, platforms and operating companies and distressed for control situations. As of December 31, 2016, our real estate group had total AUM and Fee Generating AUM of approximately $11.5 billion and $8.3 billion, respectively, through a combination of investment funds, strategic investment accounts and Apollo Commercial Real Estate Finance, Inc. (“ARI”), a publicly-traded, commercial mortgage real estate investment trust managed by us.

With respect to our real estate funds’ equity investments, we take a value-oriented approach and our funds will invest in assets located in primary, secondary and tertiary markets across the United States. The funds we manage pursue opportunistic investments in various real estate asset classes, which historically have included hospitality, office, industrial, retail, healthcare, residential and non-performing loans. Our real estate equity funds under management currently include AGRE U.S. Real Estate Fund, L.P. and Apollo U.S. Real Estate Fund II, L.P., our U.S. focused opportunistic funds, Apollo Asia Real Estate Fund, L.P., our Asia focused opportunistic fund and our legacy Citi Property Investors business, the real estate investment management business we acquired from Citigroup in November 2010. In 2015, we expanded our real estate equity strategy through the acquisition of Venator Real Estate Capital Partners, an Asian focused real estate investment manager. In connection with the transaction, we now manage the Trophy Property Development Fund, a China-focused investment fund.

With respect to our real estate debt activities, our real estate funds and accounts offer financing across a broad spectrum of property types and at various points within a property’s capital structure, including first mortgage and mezzanine financing and preferred equity. In addition to ARI, we also manage strategic accounts focused on investing in commercial mortgage-backed securities and other commercial real estate loans.

Management Fees, Advisory and Transaction Fees, Carried Interest and Other Income

Our revenues and other income consist principally of (i) management fees, which may be based upon a percentage of the committed or invested capital, adjusted assets, gross invested capital, fund net asset value, stockholders’ equity or the capital accounts of the limited partners of the funds, and may be subject to offset as discussed in note 2 to Apollo Global Management, LLC’s historical consolidated financial statements in its 2016 Annual Report incorporated herein by reference, (ii) advisory and transaction fees, net relating to certain actual and potential private equity, credit and real estate investments as more fully discussed in note 2 to Apollo Global Management, LLC’s historical consolidated financial statements in its 2016 Annual Report incorporated herein by reference, (iii) carried interest income based on the performance of our funds, which consists of allocations, distributions or fees from our private equity, credit and real estate funds, and (iv) investment income from our investments as general partner and other direct investments primarily in the form of net gains (losses) from investment activities as well as interest and dividend income.

The composition of our revenues will vary based on market conditions and the cyclicality of the different businesses in which we operate. Our funds’ returns are driven by investment opportunities and general market conditions, including the availability of debt capital on attractive terms and the availability of distressed debt opportunities. Our funds initially record fund investments at cost and then such investments are subsequently recorded at fair value. Fair values are affected by changes in the fundamentals of the underlying portfolio company investments of the funds, the industries in which the portfolio companies operate, the overall economy as well as other market conditions.

The table below presents our fee-generating AUM as of the dates indicated.

	Fee-Generating AUM
	As of December 31,
	2016	2015	2014
	(in millions)
Private Equity	$30,722	$29,258	$30,285
Credit	111,781	101,522	92,192
Real Estate	8,295	7,317	6,237

Total Fee-Generating AUM	$150,798	$138,097	$128,714

The table below presents our Carry Eligible and Carry Generating AUM as of the dates indicated.

	Carry Eligible AUM		Carry Generating AUM
	As of December 31, 2016	As of December 31, 2015	As of December 31, 2016	As of December 31, 2015
	(in millions)
Private Equity	$35,144	$32,782	$21,521	$9,461
Credit	51,644	47,207	33,306	16,923
Real Estate	2,117	2,440	776	516

Total(1)	$88,905	$82,429	$55,603	$26,900

(1)	As of December 31, 2016 and December 31, 2015, Carry-Eligible AUM included $25.2 billion and $26.3 billion of Uninvested Carry-Eligible AUM, respectively, and $8.1 billion and $29.2 billion of AUM Not Currently Generating Carry, respectively.

Organizational Structure

Apollo Global Management, LLC is a holding company and, through wholly-owned subsidiaries, holds equity interests in, and conducts all of its material business activities through, the Apollo Operating Group partnerships. Through wholly-owned subsidiaries, Apollo Global Management, LLC indirectly owns 100% of the general partner interests and limited liability company units, as applicable, of the Apollo Operating Group. Accordingly, Apollo Global Management, LLC operates and controls all of the business and affairs of the Apollo Operating Group and consolidates the financial results of the Apollo Operating Group and its consolidated subsidiaries. As of December 31, 2016, Apollo Global Management, LLC held approximately 46.48% of the limited partner interests and limited liability company units, as applicable, of the Apollo Operating Group with the remaining 53.52% Apollo Operating Group limited partner interests and limited liability company units, as applicable, being held directly by Holdings, an entity 100% beneficially owned directly or indirectly by the Managing Partners and Contributing Partners.

Each of the Apollo Operating Group entities generally holds interests in different businesses or entities organized in different jurisdictions. Apollo Principal Holdings I, L.P. generally holds the interests of certain of our domestic general partners of our private equity funds and our domestic co-investment vehicles of our private equity funds as well as the domestic general partner of certain of our real estate funds; Apollo Principal Holdings VI, L.P. generally holds the interests of certain of our domestic general partners of our private equity funds and our domestic co-investment vehicles of our private equity funds and certain of our credit funds; Apollo Principal Holdings II, L.P. generally holds the interests of certain of our general partners of credit funds and certain managed accounts; Apollo Principal Holdings III, L.P. and Apollo Principal Holdings VII, L.P. generally hold the interests of our foreign general partners of private equity funds, including the foreign general partner of AAA Investments, our private equity foreign co-investment vehicles, one of our credit foreign co-investment vehicles, and certain of our credit domestic co-investment vehicles; Apollo Principal Holdings IV, L.P. generally holds the interests of our foreign and domestic general partners of credit funds and managed accounts; Apollo Principal Holdings VIII, L.P. generally holds the interests of certain credit foreign co-investment vehicles; Apollo Principal Holdings IX, L.P. generally holds the interests of the domestic and foreign general partners of certain of our credit funds; Apollo Principal Holdings X, L.P. generally holds the interests of the foreign general partner of a credit vehicle; Apollo Principal Holdings XI, LLC generally holds the interests of certain management companies relating to our European investment management business; Apollo Principal Holdings XII, L.P. generally holds general partner interests of certain credit funds and AMH Holdings (Cayman), L.P. and Apollo Management Holdings, L.P. generally hold the interests of the management companies for each of our private equity funds (including AAA), our credit funds and our real estate funds.

Apollo Global Management, LLC is managed by AGM Management, LLC, which we refer to as “our manager,” which is in turn wholly-owned and controlled by our Managing Partners. Our manager does not have any business activities other than the management of our businesses. Apollo reimburses our manager and its affiliates for all costs incurred in managing and operating Apollo and Apollo Global Management LLC’s limited liability company agreement provides that our manager will determine the expenses that are allocable to Apollo.

Apollo Global Management, LLC was formed as a Delaware limited liability company on July 3, 2007. The principal executive offices of Apollo Global Management, LLC are located at 9 West 57th Street, New York, New York 10019.

The simplified diagram set forth below depicts Apollo’s organizational structure as of February 24, 2017. The diagram does not depict all of Apollo’s subsidiaries, including intermediate holding companies through which certain of Apollo’s subsidiaries depicted are held. The diagram does not depict the subsidiaries of the Apollo Operating Group (other than Apollo Management Holdings, L.P.).

(1)	The Strategic Investor holds 12.02% of the Class A shares outstanding and 5.59% of the economic interests in the Apollo Operating Group. The Class A shares held by investors other than the Strategic Investor represent 43.32% of the total voting power of our shares entitled to vote and 40.90% of the economic interests in the Apollo Operating Group. Class A shares held by the Strategic Investor does not have voting rights. However, such Class A shares will become entitled to vote upon transfers by the Strategic Investor in accordance with the agreement entered into in connection with the investment made by the Strategic Investor.

(2)	Our Managing Partners own BRH Holdings GP, Ltd., which in turn holds our only outstanding Class B share. The Class B share represents 56.68% of the total voting power of our shares entitled to vote but no economic interest in Apollo Global Management, LLC. Our Managing Partners’ economic interests are instead represented by their indirect beneficial ownership, through Holdings, of 47.79% of the limited partner interests in the Apollo Operating Group.

(3)	Through BRH Holdings, L.P., our Managing Partners indirectly beneficially own through estate planning vehicles, limited partner interests in Holdings.

(4)	Holdings owns 53.52% of the limited partner interests in each Apollo Operating Group entity. The Apollo Operating Group units held by Holdings are exchangeable for Class A shares. Our Managing Partners, through their interests in BRH Holdings, L.P. and Holdings, beneficially own 47.79% of the Apollo Operating Group units. Our Contributing Partners, through their ownership interests in Holdings, beneficially own 5.73% of the Apollo Operating Group units.

(5)	BRH Holdings GP, Ltd. is the sole member of AGM Management, LLC, our manager. The management of Apollo Global Management, LLC is vested in our manager as provided in our limited liability company agreement.

(6)	Represents 46.48% of the limited partner interests in each Apollo Operating Group entity, held through intermediate holding companies. Apollo Global Management, LLC, also indirectly owns 100% of the general partner interests in each Apollo Operating Group entity.

THE OFFERING

This summary is not a complete description of the Series A Preferred Shares. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus. For a more detailed description of the Series A Preferred Shares, see the section entitled “Description of the Series A Preferred Shares” in this prospectus supplement.

In this portion of the summary, the terms “we,” “us” and “our” refer only to Apollo Global Management, LLC and not to any of our subsidiaries.

Issuer	Apollo Global Management, LLC.

Series A Preferred Shares	% Series A Preferred Shares.

Liquidation Preference	$25.00 per Series A Preferred Share.

Option to Purchase Additional Shares	We have granted the underwriters an option to purchase, exercisable within 30 days of the date of this prospectus supplement, up to an additional Series A Preferred Shares, at the public offering price less the underwriting discount, solely to cover over-allotments, if any.

Maturity	The Series A Preferred Shares do not have a maturity date, and we are not required to redeem or repurchase the Series A Preferred Shares. Accordingly, the Series A Preferred Shares will remain outstanding indefinitely unless we decide to redeem or repurchase them.

Distributions	When, as, and if declared by our manager out of funds legally available, distributions on the Series A Preferred Shares will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, beginning June 15, 2017, at a rate per annum equal to %. Distributions on the Series A Preferred Shares are non-cumulative. If our manager does not declare a distribution before the scheduled record date for any distribution period, we will not make a distribution in that distribution period, whether or not distributions on the Series A Preferred Shares are declared or paid for any future distribution period.

Unless distributions have been declared and paid or declared and set apart for payment on the Series A Preferred Shares for a quarterly distribution period, during the remainder of that distribution period we may not repurchase any common shares or junior shares (as defined herein) and we may not declare or pay or set apart payment for distributions on any common shares or junior shares for the remainder of that distribution period, other than (i) distributions of tax distribution amounts received from the Apollo Operating Group in accordance with the terms of the operating agreements of the members of the Apollo Operating Group as in effect on the date the Series A Preferred Shares are first issued, (ii) the net share settlement of equity-based awards granted under our 2007 Omnibus Equity Incentive Plan in order to satisfy associated tax obligations or (iii) distributions paid in junior shares or options, warrants or rights to subscribe for or purchase junior shares. These restrictions are not applicable during the initial distribution period, which is the period from the original issue date to but excluding June 15, 2017.

Amount Payable in Liquidation	If we liquidate, dissolve or wind up, then the holders of the Series A Preferred Shares outstanding at such time will be entitled to receive a payment out of our assets available for distribution to such holders equal to the sum of the $25.00 liquidation preference per Series A Preferred Share and declared and unpaid distributions, if any, to, but excluding, the date we liquidate, dissolve or wind up (the “Preferred Share Liquidation Value”), to the extent that we have sufficient gross income (excluding any gross income attributable to the sale or exchange of capital assets) in the year of our liquidation, dissolution or winding up and in the prior years in which the Series A Preferred Shares have been outstanding to ensure that each holder of Series A Preferred Shares will have a capital account balance equal to the Preferred Share Liquidation Value. We refer to our gross income (excluding any gross income attributable to sale or exchange of capital assets) as our “gross ordinary income.”

Based on current information, we believe we will have sufficient gross ordinary income in calendar year 2017 to ensure that the holders of the Series A Preferred Shares will have capital account balances as of the end of calendar year 2017 that entitle each holder, upon our liquidation, dissolution or winding up, to the Preferred Share Liquidation Value, but no assurance can be provided regarding the level of our future gross ordinary income. See “Description of the Series A Preferred Shares—Liquidation Preference.”

Optional Redemption	We may redeem, at our option, the Series A Preferred Shares, in whole or in part, at any time on or after March 15, 2022 at a price of $25.00 per Series A Preferred Share plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions. Holders of the Series A Preferred Shares will have no right to require the redemption of the Series A Preferred Shares.

Change of Control Redemption	If a Change of Control Event (as defined under “Description of the Series A Preferred Shares—Change of Control Redemption”) occurs prior to March 15, 2022, we may, at our option, redeem the Series A Preferred Shares, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such Change of Control Event, at a price of $25.25 per Series A Preferred Share, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions.

Tax Redemption

If a Tax Redemption Event (as defined under “Description of the Series A Preferred Shares—Tax Redemption Event”) occurs prior to March 15, 2022, we may, at our option, redeem the Series A Preferred Shares, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such Tax Redemption Event, at a price of $25.25 per Series A Preferred Share, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions.

Distribution Rate Step-Up Following Change of Control Event	If (i) a Change of Control Event occurs (whether before, on or after March 15, 2022) and (ii) we do not give notice prior to the 31st day following the Change of Control Event to redeem all the outstanding Series A Preferred Shares, the distribution rate per annum on the Series A Preferred Shares will increase by 5.00%, beginning on the 31st day following such Change of Control Event. See “Description of the Series A Preferred Shares—Change of Control Redemption.”

Voting Rights	Holders of the Series A Preferred Shares will only be entitled to the voting rights provided in our limited liability company agreement. See “Description of the Series A Preferred Shares—Voting Rights.”

Ranking	The Series A Preferred Shares will rank senior to our common shares and equally with each other series of parity shares. See “Description of the Series A Preferred Shares—Ranking.”

No Conversion Rights	The Series A Preferred Shares will not be convertible into common shares or any other class or series of our interests or any other security.

Use of Proceeds	The net proceeds from the sale of the Series A Preferred Shares are estimated to be approximately $ (or approximately $ if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated offering expenses payable by us. We intend to use the net proceeds for general corporate purposes, including to fund acquisitions and investments.

See “Use of Proceeds” and “Description of the Series A Preferred Shares—Mirror Interests” in this prospectus supplement.

Listing	We intend to apply to list the Series A Preferred Shares on the NYSE under the symbol “ .” If the application is approved, we expect trading in the Series A Preferred Shares on the NYSE to begin within 30 days after the Series A Preferred Shares are first issued.

Tax Treatment	See “Material U.S. Federal Income Tax Considerations” in this prospectus supplement.

Transfer Agent, Registrar and Paying Agent	American Stock Transfer & Trust Company, LLC.

Risk Factors	Investing in the Series A Preferred Shares involves risks. Before deciding whether to invest in the Series A Preferred Shares, you should carefully consider the information set forth in the section of this prospectus supplement entitled “Risk Factors” beginning on page S-19, on page 3 of the accompanying prospectus and under the caption “Risk Factors” in our 2016 Annual Report, as well as the other information contained in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus.

SUMMARY HISTORICAL AND OTHER DATA

The following summary historical consolidated financial and other data of Apollo Global Management, LLC should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical consolidated financial statements and related notes included in its 2016 Annual Report, which is incorporated by reference herein.

We derived our summary historical consolidated statements of operations data for the years ended December 31, 2016, 2015 and 2014 and the summary historical consolidated statements of financial condition data as of December 31, 2016, 2015 and 2014 from our consolidated financial statements included in its 2016 Annual Report, which is incorporated by reference herein.

The selected non-U.S. GAAP financial metrics noted below have not been presented in the above mentioned historical consolidated financial statements.

	Year Ended December 31,
	2016	2015	2014
	(in thousands, except per share data)
Statement of Operations Data
Revenues:
Management fees from related parties	$1,043,513	$930,194	$850,441
Advisory and transaction fees from related parties, net	146,665	14,186	315,587
Carried interest income from related parties	780,206	97,290	394,055

Total Revenues	1,970,384	1,041,670	1,560,083

Expenses:
Compensation and benefits:
Salary, bonus and benefits	389,130	354,524	338,049
Equity-based compensation	102,983	97,676	126,320
Profit sharing expense	357,074	85,229	276,190

Total Compensation and Benefits	849,187	537,429	740,559
Interest expense	43,482	30,071	22,393
General, administrative and other(1)	247,000	255,061	265,189
Placement fees	26,249	8,414	15,422

Total Expenses	1,165,918	830,975	1,043,563

Other Income:
Net gains from investment activities	139,721	121,723	213,243
Net gains from investment activities of consolidated variable interest entities	5,015	19,050	22,564
Income from equity method investments	103,178	14,855	53,856
Interest income	4,072	3,232	10,392
Other income, net	4,562	7,673	60,592

Total Other Income	256,548	166,533	360,647

Income before income tax provision	1,061,014	377,228	877,167
Income tax provision	(90,707)	(26,733)	(147,245)

Net Income	970,307	350,495	729,922
Net income attributable to Non-Controlling Interests(2)(3)	(567,457)	(215,998)	(561,693)

Net Income Attributable to Apollo Global Management, LLC	$402,850	$134,497	$168,229

Net Income Per Class A Share—Basic	$2.11	$0.61	$0.62

Net Income Per Class A Share—Diluted	$2.11	$0.61	$0.62

Statement of Financial Condition Data
Total assets	$5,629,553	$4,559,808	$23,172,788
Debt (excluding obligations of consolidated variable interest entities)	1,352,447	1,025,255	1,027,965
Debt obligations of consolidated variable interest entities	786,545	801,270	14,123,100
Total shareholders’ equity	1,867,528	1,388,981	5,943,461
Total Non-Controlling Interests	1,032,412	739,476	4,156,979
Other Data	(in millions)
Fee-Generating AUM	$150,798	$138,097	$128,714
Total AUM	191,688	170,123	159,797

Selected Non-U.S. GAAP Financial Metrics(4)	Year Ended December 31,
	2016	2015
	(in thousands, except ratios)
Economic Income(5)	$1,112,267	$395,657
Fee-Related Earnings(5)	$529,874	$422,047
Fee-related EBITDA(5)	$543,010	$387,523
Fee-related EBITDA+100% of net realized carried interest(5)	$658,163	$609,045
Ratio of Fee-related EBITDA to net interest expense	13.92	14.61
Ratio of Fee-related EBITDA+100% of net realized carried interest to net interest expense	16.87	22.95
Ratio of debt / fee-related EBITDA	2.49	2.65
Ratio of debt / fee-related EBITDA+100% of net realized carried interest	2.05	1.68

(1)	For the year ended December 31, 2016, presentation of professional fees, occupancy, and depreciation and amortization was combined with general, administrative and other on the consolidated statements of operations and the prior periods were recast to confirm to the current presentation.

(2)	Reflects non-controlling interests attributable to consolidated variable interest entities and the remaining interests held by certain individuals who receive an allocation of income from certain of Apollo’s credit management companies.

(3)	Reflects the non-controlling interests in the net income of the Apollo Operating Group relating to the units held by our Managing Partners and Contributing Partners after the 2007 reorganization which is calculated by applying the ownership percentage of Holdings in the Apollo Operating Group.

(4)	Economic Income (“EI”), Fee-Related Earnings (“FRE”), Fee-related EBITDA and Fee-related EBITDA + 100% of net realized carried interest are non-U.S. GAAP key performance measures used by management in evaluating the performance of Apollo’s private equity, credit and real estate segments. These measures should not be construed as an alternative to net income /(loss) attributable to Apollo Global Management, LLC as an indicator of operating performance (as determined in accordance with U.S. GAAP). Management also believes the components of EI, such as the amount of management fees, advisory and transaction fees and carried interest income are indicative of Apollo’s performance. These measures of profitability have important limitations as analytical tools in that they do not take into account certain items included under U.S. GAAP, and you should not consider them in isolation or as substitutes for analysis of Apollo’s results as reported under U.S. GAAP. Because of these limitations, Apollo Global Management, LLC relies primarily on its U.S. GAAP results and uses Economic Income, Fee-related Earnings, Fee-related EBITDA and Fee-Related EBITDA + 100% of net realized carried interest only supplementally.

EI represents segment income before income tax provision excluding transaction-related charges arising from the 2007 private placement, and any acquisitions. Transaction-related charges include equity-based compensation charges, the amortization of intangible assets, contingent consideration and certain other charges associated with acquisitions. In addition, segment data excludes non-cash revenue and expense related to equity awards granted by unconsolidated related parties to employees of the Company, compensation and administrative related expense reimbursements, as well as the assets, liabilities and operating results of the funds and variable interest entities that are included in the condensed consolidated financial statements. Refer to “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Managing Business Performance” included in Apollo Global Management, LLC’s 2016 Annual Report, which is incorporated by reference herein, for a more comprehensive explanation of how EI is used to manage and evaluate Apollo’s business.

Fee-Related Earnings (“FRE”) is derived from Apollo’s segment reported results and refers to a component of EI that is used as a supplemental measure to assess whether revenues that Apollo believes are generally more stable and predictable in nature, primarily consisting of management fees, are sufficient to cover associated operating expenses and generate profits. FRE is the sum across all segments of (i) management fees, (ii) advisory and transaction fees, (iii) carried interest income earned from a publicly traded business development company we manage and (iv) other income, excluding gains (losses) arising from the reversal of a portion of the tax receivable agreement liability, less (y) salary, bonus and benefits, excluding equity-based compensation and (z) other associated operating expenses. Apollo uses FRE as a measure of operating performance, not as a measure of liquidity.

Fee-related EBITDA is a non-U.S. GAAP measure derived from our segment reported results and is used to assess the performance of our operations as well as our ability to service current and future borrowings. Fee-related EBITDA represents Fee-Related Earnings plus amounts for depreciation and amortization. “Fee-related EBITDA +100% of net realized carried interest” represents fee-related EBITDA plus realized carried interest less realized profit sharing. These performance measures are used to compare our current and potential debt service. See note 9 to our condensed consolidated financial statements included in the 2016 Annual Report for more detail on our outstanding debt.

(5)	The table below sets forth a reconciliation of the net income attributable to Apollo Global Management, LLC to EI, Economic Net Income, FRE, Fee-related EBITDA and Fee-related EBITDA+100% of net realized carried interest for the years ended December 31, 2016, 2015 and 2014:

	For the Year Ended December 31,
	2016	2015	2014
Net Income Attributable to Apollo Global Management, LLC	$402,850	$134,497	$168,229
Net income attributable to Non-Controlling Interests in consolidated entities and Appropriated Partners’ Capital	5,789	21,364	157,011
Net income attributable to Non-Controlling Interests in the Apollo Operating Group	561,668	194,634	404,682

Net Income	$970,307	$350,495	$729,922
Income tax provision	90,707	26,733	147,245

Income Before Income Tax Provision	$1,061,014	$377,228	$877,167
Transaction-related charges and equity-based compensation	57,042	39,793	34,895
Net income attributable to Non-Controlling Interests in consolidated entities	(5,789)	(21,364)	(157,011)

Economic Income	$1,112,267	$395,657	$755,051
Income tax provision on Economic Income	(165,522)	(10,518)	(185,587)

Economic Net Income	$946,745	$385,139	$569,464
Income tax provision on Economic Income	165,522	10,518	185,587
Carried interest income from related parties	(762,945)	(56,665)	(365,322)
Profit sharing expense	316,650	86,031	264,908
Equity-based compensation(1)	64,468	62,184	105,495
Investment income and other	(239,585)	(91,693)	(107,045)
Net interest loss	39,019	26,533	19,098

Fee-Related Earnings	$529,874	$422,047	$672,185
Gain from reversal of tax receivable agreement liability	3,208	—	32,182
Depreciation, amortization and other, net(2)	9,928	(34,524)	10,182

Fee-related EBITDA	$543,010	$387,523	$714,549
Net realized carried interest income	115,153	221,522	930,892

Fee-related EBITDA + 100% of Net Realized Carried Interest	$658,163	$609,045	$1,645,441

(1)	Includes RSUs (excluding RSUs granted in connection with the 2007 private placement) and share options.

(2)	Includes amortization of leasehold improvements.

RISK FACTORS

Investing in the Series A Preferred Shares involves risks. You should carefully review the following risk factors and the risks discussed under the captions “Risk Factors” in our 2016 Annual Report, which is incorporated by reference in this prospectus supplement, or any similar caption in the documents that we subsequently file with the Commission that are deemed to be incorporated by reference in this prospectus supplement, and in any pricing term sheet that we provide you in connection with the offering of Series A Preferred Shares pursuant to this prospectus supplement. The risks discussed under the caption “Risk Factors” in our 2016 Annual Report that reference our common shares are generally applicable to the Series A Preferred Shares unless otherwise addressed herein. You should also carefully review the other risks and uncertainties discussed in this prospectus supplement and the accompanying prospectus, the documents incorporated and deemed to be incorporated by reference in this prospectus supplement and in any such pricing term sheet. The risks and uncertainties discussed below and in the documents referred to above, as well as other matters discussed in this prospectus supplement and in those documents, could materially and adversely affect our business, financial condition, liquidity and results of operations and the market price of the Series A Preferred Shares. Moreover, the risks and uncertainties discussed below and in the foregoing documents are not the only risks and uncertainties that we face, and our business, financial condition, liquidity and results of operations and the market price of the Series A Preferred Shares could be materially adversely affected by other matters that are not known to us or that we currently do not consider to be material risks to our business.

Risks Related to the Series A Preferred Shares

The Series A Preferred Shares are equity securities and are subordinated to our existing and future indebtedness.

The Series A Preferred Shares are our equity interests and do not constitute indebtedness. This means that the Series A Preferred Shares will rank junior to all of our indebtedness and to other non-equity claims on us and our assets available to satisfy claims on us, including claims in our liquidation.

Further, the Series A Preferred Shares place no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors—Holders of the Series A Preferred Shares will have limited voting rights.”

We conduct substantially all of our operations through our subsidiaries, which hold the financial assets in which we invest. As a result, our cash flow and our ability to pay distributions on the Series A Preferred Shares is dependent upon the earnings of our subsidiaries. In addition, we are dependent on the distribution of earnings, loans or other payments by our subsidiaries to us.

Distributions on the Series A Preferred Shares are discretionary and non-cumulative.

Distributions on the Series A Preferred Shares are discretionary and non-cumulative. You will only receive distributions of the Series A Preferred Shares when, as and if declared by our manager. Consequently, if our manager does not authorize and declare a distribution for a distribution period, holders of the Series A Preferred Shares would not be entitled to receive any distribution for such distribution period, and such unpaid distribution will not be payable in such distribution period or in later distribution periods. We will have no obligation to pay distributions for a distribution period if our manager does not declare such distribution before the scheduled record date for such period, whether or not distributions are declared or paid for any subsequent distribution period with respect to our Series A Preferred Shares or any other preferred shares we may issue. This may result in holders of the Series A Preferred Shares not receiving the full amount of distributions that they expect to receive, or any distributions, and may make it more difficult to resell Series A Preferred Shares or to do so at a price that the holder finds attractive.

Our manager may, in its sole discretion, determine to suspend distributions on the Series A Preferred Shares, which may have a material adverse effect on the market price of the Series A Preferred Shares. There can be no assurances that our operations will generate sufficient cash flows to enable us to pay distributions on the Series A Preferred Shares. Our financial and operating performance is subject to prevailing economic and industry conditions and to financial, business and other factors, some of which are beyond our control.

We may continue to distribute tax distribution amounts to the holders of our Class A Shares when distributions on the Series A Preferred Shares are suspended.

If our manager determines, in its sole discretion, to suspend distributions on the Series A Preferred Shares, we may still make distributions to the holders of our Class A Shares of amounts equal to the tax distribution amounts received from the Apollo Operating Group, which the members of the Apollo Operating Group distributed in accordance with the terms of their operating agreements. The holders of the Series A Preferred Shares will have no right to prohibit, and no claim over, any such distributions, which may be material in amount.

The terms of our future indebtedness may restrict our ability to make distributions on the Series A Preferred Shares or to redeem the Series A Preferred Shares.

Distributions will only be paid if the distribution is not restricted or prohibited by law or the terms of any senior equity securities or indebtedness. The instruments governing the terms of future financing or the refinancing of any borrowings may contain covenants that restrict our ability to make distributions on the Series A Preferred Shares or redeem the Series A Preferred Shares. The Series A Preferred Shares place no restrictions on our ability to incur indebtedness with such restrictive covenants.

The market price of the Series A Preferred Shares could be adversely affected by various factors.

Following the offering, the market price for the Series A Preferred Shares may fluctuate based on a number of factors, including:

•	the trading price of our Class A shares;

•	additional issuances of other series or classes of preferred shares;

•	whether we declare or fail to declare distributions on the Series A Preferred Shares from time to time and our ability to make distributions under the terms of our indebtedness;

•	our creditworthiness, results of operations and financial condition;

•	the credit ratings of the Series A Preferred Shares;

•	the prevailing interest rates or rates of return being paid by other companies similar to us and the market for similar securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Our performance, market conditions and prevailing interest rates have fluctuated in the past and can be expected to fluctuate in the future. Fluctuations in these factors could have an adverse effect on the price and liquidity of the Series A Preferred Shares. In general, as market interest rates rise, securities with fixed interest rates or fixed distribution rates, such as the Series A Preferred Shares, decline in value. Consequently, if you purchase the Series A Preferred Shares and market interest rates increase, the market price of the Series A Preferred Shares may decline. We cannot predict the future level of market interest rates.

Our ability to pay quarterly distributions on the Series A Preferred Shares will be subject to, among other things, general business conditions, our financial results, the amount of ordinary taxable income or loss earned by us, gains or losses recognized by us on the disposition of assets and our liquidity needs. Any reduction or discontinuation of quarterly distributions could cause the market price of the Series A Preferred Shares to decline significantly. Accordingly, the Series A Preferred Shares may trade at a discount to their purchase price.

The Series A Preferred Shares may not be rated and, if rated, their ratings could be lowered.

We expect that Fitch Ratings Inc. and Standard & Poor’s Ratings Services will assign ratings to the Series A Preferred Shares. Generally, rating agencies base their ratings on such material and information, and such of their own investigative studies and assumptions, as they deem appropriate. A rating is not a recommendation to buy, sell or hold the Series A Preferred Shares, and there is no assurance that any rating will apply for any given period of time or that a rating may not be adjusted or withdrawn. A downgrade or potential downgrade in these ratings, the assignment of a new rating that is lower than existing ratings, or a downgrade or potential downgrade in ratings assigned to us, our subsidiaries, the Series A Preferred Shares or any of our other securities could adversely affect the trading price and liquidity of the Series A Preferred Shares. We cannot be sure that rating agencies will rate the shares or maintain their ratings once issued. Neither we nor any underwriter undertakes any obligation to obtain a rating, maintain the ratings once issued or to advise holders of Series A Preferred Shares of any change in ratings. A failure to obtain a rating or a negative change in our ratings once issued could have an adverse effect on the market price or liquidity of the Series A Preferred Shares.

Rating agencies may change rating methodologies, and their ratings may not reflect all risks.

The rating agencies that currently or may in the future publish a rating for us or the Series A Preferred Shares may from time to time in the future change the methodologies that they use for analyzing securities with features similar to the Series A Preferred Shares. This may include, for example, changes to the relationship between ratings assigned to an issuer’s senior securities and ratings assigned to securities with features similar to the Series A Preferred Shares, which is sometimes called “notching.” If the rating agencies change their practices for rating lower-ranking securities in the future, and the ratings of the Series A Preferred Shares are subsequently lowered or “notched” further, the trading price and liquidity of the Series A Preferred Shares could be adversely affected. In addition, credit ratings may not reflect the potential impact of all risks related to structure, market, additional factors discussed above and incorporated by reference herein and other factors that may affect the value of the Series A Preferred Shares. A credit rating is not a recommendation to buy, sell or hold securities and may be revised or withdrawn by the rating agency at any time.

An active trading market may not develop for the Series A Preferred Shares, which could adversely affect the price of the Series A Preferred Shares in the secondary market and your ability to resell the Series A Preferred Shares.

Because the Series A Preferred Shares do not have a stated maturity date, investors seeking liquidity will need to rely on the secondary market. The Series A Preferred Shares are a new issue of securities and there is no established trading market for the Series A Preferred Shares. We intend to apply for listing of the Series A Preferred Shares on the NYSE under the symbol “                .” However, there is no guarantee that we will be able to list the Series A Preferred Shares. If the application is approved, we expect trading in the Series A Preferred Shares on the NYSE to begin within 30 days after the Series A Preferred Shares are first issued; however, we cannot make any assurance as to:

•	the development of an active trading market;

•	the liquidity of any trading market that may develop;

•	the ability of holders to sell their Series A Preferred Shares; or

•	the price at which the holders would be able to sell their Series A Preferred Shares.

If a trading market were to develop, the future trading prices of the Series A Preferred Shares will depend on many factors, including prevailing interest rates, our credit ratings published by major rating agencies, the market for similar securities and our operating performance and financial condition. If a trading market does develop, there is no assurance that it will continue. If an active public trading market for the Series A Preferred Shares does not develop or does not continue, the market price and liquidity of the Series A Preferred Shares is likely to be adversely affected and Series A Preferred Shares traded after their purchase may trade at a discount from their purchase price.

Holders of the Series A Preferred Shares will have limited voting rights.

Holders of the Series A Preferred Shares will generally have no voting rights and have none of the voting rights given to holders of our Class A shares, except that holders of the Series A Preferred Shares will be entitled to the voting rights described in “Description of the Series A Preferred Shares-Voting Rights.” In particular, if distributions on the Series A Preferred Shares have not been declared and paid for the equivalent of six or more quarterly distribution periods, whether or not consecutive (a “Nonpayment”), holders of the Series A Preferred Shares, together as a class with holders of any other series of parity shares (as defined in “Description of the Series A Preferred Shares—Distributions”) then outstanding with like voting rights, will be entitled to vote for the election of two additional directors to our board of directors, subject to the terms and to the limited extent described under “Description of the Series A Preferred Shares-Voting Rights.” When quarterly distributions have been declared and paid on the Series A Preferred Shares for four consecutive quarters following the Nonpayment, the right of the holders of the Series A Preferred Shares and such parity shares to elect these two additional directors will cease, the terms of office of these two directors will forthwith terminate and the number of directors constituting our board of directors will be reduced accordingly.

Redemption may adversely affect your return on the Series A Preferred Shares.

On or after March 15, 2022, we will have the right to redeem at a price of $25.00 per Series A Preferred Share, plus declared and unpaid distributions, some or all of the Series A Preferred Shares, as described under “Description of the Series A Preferred Shares—Optional Redemption.” In addition, prior to March 15, 2022, we may redeem the Series A Preferred Shares after the occurrence of a Change of Control Event (as defined and described in “Description of the Series A Preferred Shares—Change of Control Redemption”), at a price of $25.25 per Series A Preferred Share, plus declared and unpaid distributions. Similarly, prior to March 15, 2022, we may redeem the Series A Preferred Shares after the occurrence of a Tax Redemption Event (as defined and described in “Description of the Series A Preferred Shares—Tax Redemption”), at a price of $25.25 per Series A Preferred Share, plus declared and unpaid distributions. To the extent that we redeem the Series A Preferred Shares at times when prevailing interest rates may be relatively low compared to rates at the time of issuance of the Series A Preferred Shares, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the distribution rate of the Series A Preferred Shares.

We are not required to redeem the Series A Preferred Shares when they become redeemable, and we only expect to do so if it is in our best interest as determined by our manager in its sole discretion.

The Series A Preferred Shares are a perpetual equity security. This means that they have no maturity or mandatory redemption date and are not redeemable at the option of investors. The Series A Preferred Shares may be redeemed by us at our option on or after March 15, 2022, either in whole or in part. In addition, prior to March 15, 2022, after the occurrence of a Change of Control Event or a Tax Redemption Event, we may, but are not required to, redeem the Series A Preferred Shares in whole but not in part. Any decision we may make at any time to redeem the Series A Preferred Shares will be determined by our manager in its sole discretion and depend upon, among other things, an evaluation of our capital position, the composition of our shareholders’ equity, our outstanding senior debt and general market conditions at that time.

Upon a Change of Control Event, we are not required to redeem the Series A Preferred Shares, and we may not be able to redeem the Series A Preferred Shares or pay the increased distribution rate per annum if we fail to redeem them.

Our holders of the 4.000% Senior Notes due 2024 issued by Apollo Management Holdings, L.P. (“AMH”) and the 4.400% Senior Notes due 2026 issued by AMH, which we refer to collectively as the Apollo Senior Notes, have the right to require us to repurchase all or any part of such holders’ securities upon a Change of Control Event. We are not required to redeem the Series A Preferred Shares, and even if we should decide to redeem the Series A Preferred Shares, since the Series A Preferred Shares will rank junior to all of our existing and future indebtedness, upon a Change of Control Event, we may not have sufficient financial resources available to redeem the Series A Preferred Shares, or pay the increased distribution rate per annum described under “Description of the Series A Preferred Shares—Change of Control Redemption.” Even if we are able to pay the increased distribution rate per annum, increasing the per annum distribution rate by 5.00% may not be sufficient to compensate holders for the impact of the Change of Control Event on the market price of the Series A Preferred Shares.

There is no limitation on our issuance of debt securities or equity securities that rank equally with the Series A Preferred Shares and, under certain circumstances, we may issue equity securities that rank senior to the Series A Preferred Shares.

We do not currently have any outstanding equity securities that rank equally with or senior to the Series A Preferred Shares. We may issue additional equity securities that rank equally with the Series A Preferred Shares without limitation and, with the approval of the holders of the Series A Preferred Shares and all other series of voting preferred shares (as defined below), including the Series A Preferred Shares, acting as a single class, as described under “Description of the Series A Preferred Shares—Voting Rights”, any partnership interests senior to the Series A Preferred Shares. The issuance of securities ranking equally with or senior to the Series A Preferred Shares may reduce the amount available for distributions and the amount recoverable by holders of the Series A Preferred Shares in the event of our liquidation, dissolution or winding-up. In addition, we and our subsidiaries may incur indebtedness that will rank senior to the Series A Preferred Shares.

The terms of the AOG Mirror Interests issued to us (or a wholly-owned subsidiary of ours) by the Apollo Operating Group in connection with this offering may be amended by the Apollo Operating Group, which we control, in a manner that could be detrimental to you, and the AOG Mirror Interests should not be relied upon to ensure we have sufficient cash flows to pay distributions on or redeem the Series A Preferred Shares.

We intend to contribute the net proceeds from the sale of the Series A Preferred Shares to the Apollo Operating Group. In consideration of our contribution, each member of the Apollo Operating Group will issue to us (or a wholly-owned subsidiary of ours) a new series of preferred shares with economic terms designed to materially mirror those of the Series A Preferred Shares, which we refer to as the AOG Mirror Interests. The terms of the AOG Mirror Interests will provide that unless distributions have been declared and paid or declared and set apart for payment on either (i) all AOG Mirror Interests issued by each member of the Apollo Operating Group for the then-current quarterly distribution period or (ii) the Series A Preferred Shares, then during such quarterly distribution period only, each member of the Apollo Operating Group may not repurchase any of its junior shares and may not declare or pay or set apart payment for distributions on its junior shares, other than (i) a distribution to any holder of equity interests of any member of the Apollo Operating Group in order to permit such holder (or parent of such holder) to net share settle equity-based awards granted under our 2007 Omnibus Equity Incentive Plan in order to satisfy associated tax obligations, (ii) pro rata tax distributions payable to us (or a wholly-owned subsidiary of ours) and to the other holders of equity interests of any member of the Apollo Operating Group in accordance with the terms of the operating agreement of such member of the Apollo Operating Group as in effect on the date the Series A Preferred Shares are first issued and (iii) distributions paid in junior shares or options, warrants or rights to subscribe for or purchase junior shares.

These terms, among others, are intended to provide credit support to the Series A Preferred Shares. However, the members of the Apollo Operating Group will have no direct obligations with respect to our Series A Preferred Shares. In addition, the members of the Apollo Operating Group, which are controlled by us, may amend, modify or alter the terms of the AOG Mirror Interests, including the repurchase and distribution terms described above, in a manner that would be detrimental to the holders of the Series A Preferred Shares and such actions could materially and adversely affect the market price of the Series A Preferred Shares. Accordingly, the AOG Mirror Interests should not be relied upon to ensure we have sufficient cash flows to enable us to pay distributions on or redeem the Series A Preferred Shares.

If the amount of distributions on the Series A Preferred Shares is greater than our gross ordinary income, then the amount that a holder of Series A Preferred Shares would receive upon liquidation may be less than the Preferred Share Liquidation Value.

In general, to the extent of our gross ordinary income in any taxable year, we will specially allocate to the Series A Preferred Shares items of our gross ordinary income in an amount equal to the distributions paid in respect of the Series A Preferred Shares during the taxable year. Allocations of gross ordinary income will increase the capital account balance of the holders of the Series A Preferred Shares. Distributions will correspondingly reduce the capital account balance of the holders of the Series A Preferred Shares. So long as our gross ordinary income equals or exceeds the distributions paid to the holders of the Series A Preferred Shares, the capital account balance of the holders of Series A Preferred Shares will equal the Preferred Share Liquidation Value at the end of each taxable year. If the distributions paid in respect of the Series A Preferred Shares in a taxable year exceed the proportionate share of our gross ordinary income allocated in respect of the Series A Preferred Shares for such year, the capital account balance of the holders of the Series A Preferred Shares with respect to the Series A Preferred Shares will be reduced below the Preferred Share Liquidation Value by the amount of such excess. In that event, we will allocate additional gross ordinary income, to the extent available in any taxable year, in subsequent years until such excess is eliminated. If we were to have insufficient gross ordinary income to eliminate such excess, holders of Series A Preferred Shares would be entitled, upon our liquidation, dissolution or winding up, to less than the Preferred Share Liquidation Value. In addition, to the extent that we make additional allocations of gross ordinary income in a taxable year to eliminate such excess from prior years, the gross ordinary income allocated to holders of the Series A Preferred Shares in such taxable year would exceed the distributions paid to the Series A Preferred Shares during such taxable year. In such taxable year, holders of Series A Preferred Shares may recognize taxable income in respect of their investments in the Series A Preferred Shares in excess of our cash distributions, thus giving rise to an out-of-pocket tax liability for such holders.

Holders of Series A Preferred Shares who are U.S. taxpayers should anticipate the need to file annually a request for an extension of the due date of their income tax return. In addition, it is possible that holders of Series A Preferred Shares may be required to file amended income tax returns.

Holders of Series A Preferred Shares will be required to take into account items of gross ordinary income that are allocated to them for our taxable year ending within or with their taxable year. We have agreed to furnish holders of Series A Preferred Shares, as soon as reasonably practicable after the close of each calendar year, with tax information (including IRS Schedules K-1), which describes the gross ordinary income that is allocated to them for our preceding taxable year. However, it may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared by us. For this reason, holders of Series A Preferred Shares who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past the applicable due date of their income tax return for the taxable year.

In addition, it is possible that a holder of Series A Preferred Shares will be required to file amended income tax returns as a result of adjustments to items on the corresponding income tax returns of the partnership. Any obligation for a holder of Series A Preferred Shares to file amended income tax returns for that or any other reason, including any costs incurred in the preparation or filing of such returns, are the responsibility of each holder of Series A Preferred Shares.

An investment in Series A Preferred Shares will give rise to UBTI to certain tax-exempt holders

We will make investments through entities classified as partnerships or disregarded entities for U.S. Federal income tax purposes in “debt-financed” property and, thus, an investment in Series A Preferred Shares will give rise to unrelated business taxable income (“UBTI”) to tax-exempt holders of Series A Preferred Shares. For example, APO Asset Co., LLC will hold interests in entities treated as partnerships, or otherwise subject to tax on a flow-through basis, that will incur indebtedness. Moreover, if the IRS successfully asserts that we are engaged in a trade or business, then additional amounts of income could be treated as UBTI. Tax-exempt holders of our Series A Preferred Shares are strongly urged to consult their tax advisors regarding the tax consequences of owning our shares.

Non-U.S. holders face unique U.S. tax issues from owning Series A Preferred Shares that may result in adverse tax consequences to them.

In light of our investment activities, we may be, or may become, engaged in a U.S. trade or business for U.S. Federal income tax purposes, in which case some portion of our income would be treated as effectively connected income, or “ECI,” with respect to non-U.S. holders of our Series A Preferred Shares. Moreover, dividends paid by real estate investment trust, or “REIT,” investments that are attributable to gains from the sale of U.S. real property interests may be treated as ECI with respect to non-U.S. holders of our Series A Preferred Shares. In addition, certain income of non-U.S. holders from U.S. sources not connected to any U.S. trade or business conducted by us could be treated as ECI. To the extent our income is treated as ECI, each non-U.S. holder generally would be subject to withholding tax on distributions attributable to such income, would be required to file a U.S. Federal income tax return for such year reporting such income effectively connected with such trade or business and any other income treated as ECI, and would be subject to U.S. Federal income tax at regular U.S. tax rates on any such income (state and local income taxes and filings may also apply in that event). In addition, if we are treated as being engaged in a U.S. trade or business, a portion of any gain recognized by non-U.S. holders on the sale or exchange of Series A Preferred Shares may be treated for U.S. Federal income tax purposes as ECI. Consequently, such non-U.S. holders could be subject to U.S. Federal income tax and branch profits tax on the sale or exchange of Series A Preferred Shares. Non-U.S. holders that are corporations may also be subject to a 30% branch profits tax (potentially reduced under an applicable tax treaty) on their allocable share of such income. In addition, certain income from U.S. sources that is not ECI allocable to non-U.S. holders may be subject to withholding taxes imposed at the highest effective applicable tax rate. Non-U.S. holders of our Series A Preferred Shares are strongly urged to consult their tax advisors regarding the tax consequences of owning our shares.

Holders of Series A Preferred Shares may be subject to state and local taxes and return filing requirements as a result of investing in our Series A Preferred Shares.

In addition to U.S. Federal income taxes, holders of our Series A Preferred Shares may be subject to other taxes, including state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if the holders of our Series A Preferred Shares do not reside in any of those jurisdictions. Holders of our Series A Preferred Shares may also be required to file state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, holders of our Series A Preferred Shares may be subject to penalties for failure to comply with those requirements. It is the responsibility of each shareholder to file all U.S. Federal, state and local tax returns that may be required of such shareholder.

Amounts distributed in respect of the Series A Preferred Shares could be treated as “guaranteed payments” for U.S. Federal income tax purposes.

The treatment of interests in a partnership such as the Series A Preferred Shares and the payments received in respect of such interests is uncertain. The IRS may contend that payments on the Series A Preferred Shares represent “guaranteed payments,” which would generally be treated as ordinary income and may not have the same character when received by a holder as our gross ordinary income had when earned by us. If distributions on the Series A Preferred Shares are treated as “guaranteed payments,” a holder’s taxable income would be equal to the guaranteed payment accrued or received, regardless of the amount of our gross ordinary income. Our limited liability company agreement provides that all holders agree to treat payments made in respect of the Series A Preferred Shares as other than guaranteed payments. Potential holders of Series A Preferred Shares are encouraged to consult their own tax advisors regarding the treatment of payments on the Series A Preferred Shares as “guaranteed payments.”

Holders of Series A Preferred Shares who do not hold the share through the record date for a distribution may be allocated gross ordinary income even though no distribution is received.

While distributions (if any) with respect to Series A Preferred Shares will be made on a quarterly basis, under the allocation methodology we have adopted, we will prorate the total amount of gross ordinary income allocated to Series A Preferred Shares for a taxable year among holders of the Series A Preferred Shares on a monthly basis. As a result, a holder of a Series A Preferred Share who does not hold the Series A Preferred Share through the record date for a distribution may be allocated gross ordinary income even though no distribution is received. Holders of Series A Preferred Shares will remain liable for any income taxes associated with allocations of gross ordinary income even if they do not receive a distribution with respect to their Series A Preferred Shares or if the amount of such allocations exceed the amount of distributions they receive with respect to their Series A Preferred Shares. Any such gross ordinary income allocation will increase the holder’s adjusted basis in its Series A Preferred Shares.

Risks Related to Our Organizational Structure

Our board of directors has no authority over our operations other than that which our manager has chosen to delegate to it.

For so long as the Apollo control condition (as defined in the accompanying prospectus) is satisfied, our manager, which is owned and controlled by our Managing Partners, manages all of our operations and activities, and our board of directors has no authority other than that which our manager chooses to delegate to it. In the event that the Apollo control condition is not satisfied, our board of directors will manage all of our operations and activities.

For so long as the Apollo control condition is satisfied, our manager (i) nominates and elects all directors to our board of directors, (ii) sets the number of directors of our board of directors and (iii) fills any vacancies on our board of directors. After the Apollo control condition is no longer satisfied, each of our directors will be elected by the vote of a plurality of our shares entitled to vote, voting as a single class, to serve until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal.

Our Managing Partners’ beneficial ownership of interests in the Class B share that we have issued to BRH, the control exercised by our manager and anti-takeover provisions in our charter documents and Delaware law could delay or prevent a change in control.

Our Managing Partners, through their ownership of BRH, beneficially own the Class B share that we have issued to BRH. The Managing Partners’ interests in such Class B share represented 60.5% of the total combined voting power of our shares entitled to vote as of December 31, 2016. As a result, they are able to exercise control over all matters requiring the approval of shareholders and are able to prevent a change in control of our company. In addition, our limited liability company agreement provides that so long as the Apollo control condition is satisfied, our manager, which is owned and controlled by our Managing Partners, manages all of our operations and activities. The control of our manager will make it more difficult for a potential acquirer to assume control of us. Other provisions in our limited liability company agreement may also make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our shareholders. For example, our limited liability company agreement requires advance notice for proposals by shareholders and nominations, places limitations on convening shareholder meetings, and authorizes the issuance of preferred shares that could be issued by our board of directors to thwart a takeover attempt. In addition, certain provisions of Delaware law may delay or prevent a transaction that could cause a change in our control. The market price of our Class A shares could be adversely affected to the extent that our Managing Partners’ control over us, the control exercised by our manager as well as provisions of our limited liability company agreement discourage potential takeover attempts that our shareholders may favor.

Our shareholders do not elect our manager or vote and have limited ability to influence decisions regarding our businesses.

So long as the Apollo control condition is satisfied, our manager, AGM Management, LLC, which is owned by our Managing Partners, will manage all of our operations and activities. AGM Management, LLC is managed by BRH, a Cayman entity owned by our Managing Partners and managed by an executive committee composed of our Managing Partners. Our shareholders do not elect our manager, its manager or its manager’s executive committee and, unlike the holders of common stock in a corporation, have only limited voting rights on matters affecting our businesses and therefore limited ability to influence decisions regarding our businesses. Furthermore, if our Class A shareholders are dissatisfied with the performance of our manager, they will have little ability to remove our manager. The Managing Partners collectively had 60.5% of the voting power of Apollo Global Management, LLC as of December 31, 2016. Therefore, they have the ability to control any shareholder vote that occurs, including any vote regarding the removal of our manager.

Control by our Managing Partners of the combined voting power of our shares and holding their economic interests through the Apollo Operating Group may give rise to conflicts of interests.

Our Managing Partners controlled 60.5% of the combined voting power of our shares entitled to vote as of December 31, 2016. Accordingly, our Managing Partners have the ability to control our management and affairs to the extent not controlled by our manager. In addition, they are able to determine the outcome of all matters requiring shareholder approval (such as a proposed sale of all or substantially of our assets, the approval of a merger or consolidation involving the company, and an election by our manager to dissolve the company) and are able to cause or prevent a change of control of our company and could preclude any unsolicited acquisition of our company. The control of voting power by our Managing Partners could deprive holders of the Series A Preferred Shares of an opportunity to receive a premium for their shares as part of a sale of our company, and might ultimately affect the market price of the shares.

In addition, our Managing Partners and Contributing Partners, through their beneficial ownership of partnership interests in Holdings, were entitled to 53.74% of Apollo Operating Group’s economic returns through the interests in the Apollo Operating Group owned by Holdings as of December 31, 2016. Because they hold their economic interest in our businesses indirectly through the Apollo Operating Group, rather than through the issuer of the Series A Preferred Shares, our Managing Partners and Contributing Partners may have conflicting interests with holders of the Series A Preferred Shares. For example, our Managing Partners and Contributing Partners may have different tax positions from us, which could influence their decisions regarding whether and when to dispose of assets, and whether and when to incur new or refinance existing indebtedness, especially in light of the existence of the tax receivable agreement. For a description of the tax receivable agreement, see “Item 13. Certain Relationships and Related Party Transactions-Amended and Restated Tax Receivable Agreement” of our 2016 Annual Report. In addition, the structuring of future transactions may take into consideration the Managing Partners’ and Contributing Partners’ tax considerations even where no similar benefit would accrue to us.

An investment in our Series A Preferred Shares is not an investment in any of our funds, and the assets and revenues of our funds are not directly available to us.

Our Series A Preferred Shares are only securities of Apollo Global Management, LLC, the holding company of the Apollo business. While our historical consolidated and combined financial information includes financial information, including assets and revenues, of certain funds on a consolidated basis, and our future financial information will continue to consolidate certain of these funds, such assets and revenues are available to the fund and not to us except to a limited extent through management fees, carried interest or other incentive income, distributions and other proceeds arising from agreements with funds.

We are a Delaware limited liability company, and there are certain provisions in our limited liability company agreement regarding exculpation and indemnification of our officers and directors that differ from the Delaware General Corporation Law (DGCL) in a manner that may be less protective of the interests of our equityholders.

Our limited liability company agreement provides that to the fullest extent permitted by applicable law our directors or officers will not be liable to us. However, under the DGCL, a director or officer would be liable to us for (i) breach of duty of loyalty to us or our equityholders, (ii) intentional misconduct or knowing violations of the law that are not done in good faith, (iii) improper redemption of shares or declaration of dividend, or (iv) a transaction from which the director derived an improper personal benefit. In addition, our limited liability company agreement provides that we indemnify our directors and officers for acts or omissions to the fullest extent provided by law. However, under the DGCL, a corporation can indemnify directors and officers for acts or omissions only if the director or officer acted in good faith, in a manner he reasonably believed to be in the best interests of the corporation, and, in criminal action, if the officer or director had no reasonable cause to believe his conduct was unlawful. Accordingly, our limited liability company agreement may be less protective of the interests of our equityholders, when compared to the DGCL, insofar as it relates to the exculpation and indemnification of our officers and directors.

We qualify for, and rely on, exceptions from certain corporate governance and other requirements under the rules of the NYSE.

We qualify for exceptions from certain corporate governance and other requirements under the rules of the NYSE. Pursuant to these exceptions, we may elect not to comply with certain corporate governance requirements of the NYSE, including the requirements (i) that a majority of our board of directors consist of independent directors, (ii) that we have a nominating/corporate governance committee that is composed entirely of independent directors and (iii) that we have a compensation committee that is composed entirely of independent directors. In addition, we are not required to hold annual meetings of our equityholders. Pursuant to the exceptions available to a controlled company under the rules of the NYSE, we have elected not to have a nominating and corporate governance committee comprised entirely of independent directors, nor a compensation committee comprised entirely of independent directors. Although we currently have a board of directors comprised of a majority of independent directors, we plan to continue to avail ourselves of these exceptions. Accordingly, you will not have the same protections afforded to equity holders of entities that are subject to all of the corporate governance requirements of the NYSE.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES

AND PREFERRED EQUITY DISTRIBUTIONS

The following table presents the ratio of earnings to combined fixed charges and preferred equity distributions for us and our consolidated subsidiaries for the periods indicated.

	Fiscal Year Ended December 31,
	2016	2015	2014	2013	2012
Ratio of Earnings to Combined Fixed Charges and Preferred Equity Distributions	9.41x	5.61x	9.59x	18.69x	9.37x

For purposes of computing the ratios of earnings to combined fixed charges and preferred equity distributions, earnings consist of pre-tax income from continuing operations before equity in (earnings) loss from non-controlling interests plus fixed charges, amortization of capitalized interest and distributions from equity investees. Fixed charges consist of interest expense, amortization of debt costs and an estimate of interest within net rental expense. We did not have any preferred equity outstanding for the periods presented, and therefore the ratios of earnings to combined fixed charges and preferred equity distributions would be the same as the ratios of earnings to fixed charges presented above.

USE OF PROCEEDS

The net proceeds from this offering will be approximately $                (or approximately $                if the underwriters exercise their over-allotment option in full), after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to contribute the net proceeds from the sale of the Series A Preferred Shares to the members of the Apollo Operating Group. In exchange, we expect that each member of the Apollo Operating Group will issue to us (or a wholly-owned subsidiary of ours) a new series of preferred shares with economic terms designed to materially mirror those of the Series A Preferred Shares. See “Description of the Series A Preferred Shares-Mirror Interests” in this prospectus supplement.

We intend to use the net proceeds for general corporate purposes, including to fund acquisitions and investments.

CAPITALIZATION

The following table sets forth our consolidated capitalization as of December 31, 2016:

•	on an actual basis; and

•	as adjusted to reflect the offering of the Series A Preferred Shares and the application of the net proceeds as described under “Use of Proceeds” in this prospectus supplement, assuming the underwriters do not exercise their over-allotment option.

This table should be read in conjunction with the information contained under the heading “Use of Proceeds” in this prospectus supplement, and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in our consolidated financial statements and notes thereto, each of which is in our 2016 Annual Report, which is incorporated by reference into this prospectus supplement and the accompanying prospectus.

	As of December 31, 2016
	Actual	As Adjusted
	(Dollars in Millions)
4.000% Senior Notes Due 2024	$495.2	$
4.400% Senior Notes Due 2026	495.2
Term Facility(1)	299.5
2014 AMI Term Facilities	30.8
2016 AMI Term Facilities	31.8

Total debt	$1,352.5	$

Preferred shares offered hereby	—
Additional paid in capital	1,830.0
Accumulated deficit	(986.2)
Accumulated other comprehensive loss	(8.7)
Non-controlling interests in consolidated entities	90.1
Non-controlling interests in Apollo Operating Group	942.3

Total equity	1,867.5

Total capitalization	$3,220.0	$

(1)	As of December 31, 2016, we had no outstanding borrowings under the revolving facility.

DESCRIPTION OF THE SERIES A PREFERRED SHARES

The following description of the particular terms of the Series A Preferred Shares supplements the description of the general terms and provisions of preferred shares in the accompanying prospectus. The following description is a summary and it does not describe every aspect of the Series A Preferred Shares. Our limited liability company agreement, which will be filed as an exhibit to the registration statement of which this prospectus supplement is a part and which is incorporated by reference in this prospectus supplement, contains the full legal text of the matters described in this section. This summary is qualified by the limited liability company agreement. Therefore, you should read carefully the detailed provisions of the limited liability company agreement. As used in this section, “we,” “us” and “our” mean Apollo Global Management, LLC, a Delaware limited liability company, and its successors, but not any of its subsidiaries. Capitalized terms used but not otherwise defined herein have the meanings assigned to them in such limited liability company agreement, and those definitions are incorporated herein by reference.

The Series A Preferred Shares are a single series of authorized preferred shares consisting of                shares (or                shares if the underwriters exercise their over-allotment option in full), all of which are being initially offered hereby. As of the date of this prospectus supplement, we have no outstanding Series A Preferred Shares. Our limited liability company agreement permits our manager to authorize the issuance of an unlimited number of preferred shares, in one or more classes or series without action by holders of outstanding Class A shares or preferred shares. We may from time to time, without notice to or the consent of holders of the Series A Preferred Shares, issue equity securities that rank equally with or junior to the Series A Preferred Shares. We may also from time to time, without notice to or consent of holders of the Series A Preferred Shares, issue additional Series A Preferred Shares. The additional Series A Preferred Shares would form a single series with the Series A Preferred Shares offered hereby.

Distributions

Distributions on the Series A Preferred Shares will be payable when, as and if declared by our manager out of funds legally available, at a rate per annum equal to                % of the $25.00 liquidation preference per share. The liquidation preference per share for purposes of calculating distributions will not be adjusted for any changes to the capital account balance per share as described below under “—Amount Payable in Liquidation.”

Distributions on the Series A Preferred Shares will be payable quarterly on March 15, June 15, September 15 and December 15 of each year (each, a “distribution payment date”), beginning June 15, 2017, when, as and if declared by our manager. If any of those dates is not a business day, then distributions will be payable on the next succeeding business day. A “distribution period” is the period from and including a distribution payment date to, but excluding, the next distribution payment date, except that the initial distribution period will commence on and include the original issue date of the Series A Preferred Shares and end on June 15, 2017. The amount of distributions payable for the initial distribution period (which is payable on June 15, 2017) and any period shorter than a full distribution period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Declared distributions will be payable on the relevant distribution payment date to holders of record as they appear on our register at the close of business, New York City time, on March 1, June 1, September 1 and December 1, as the case may be, immediately preceding the relevant distribution payment date (each, a “record date”). These record dates will apply regardless of whether a particular record date is a business day, provided that if the record date is not a business day, the declared distributions will be payable on the relevant distribution payment date to holders of record as they appear on our register at the close of business, New York City time on the business day immediately preceding such record date. A “business day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York City are authorized or required by law to close.

Distributions on the Series A Preferred Shares are non-cumulative. Accordingly, if our manager does not declare a distribution before the scheduled record date for any distribution period, we will not make a distribution in that distribution period, whether or not distributions on the Series A Preferred Shares are declared or paid for any future distribution period.

The Series A Preferred Shares will rank senior to our common shares with respect to the payment of distributions to the extent provided in our limited liability company agreement. Unless distributions have been declared and paid or declared and set apart for payment on the Series A Preferred Shares for a quarterly distribution period, no distribution may be declared or paid or set apart for payment on our common shares (or on any of our other equity securities that we may issue in the future ranking, as to the payment of distributions, junior to the Series A Preferred Shares (together with our common shares, “junior shares”)) for the remainder of that quarterly distribution period, and we and our subsidiaries may not directly or indirectly repurchase, redeem or otherwise acquire for consideration our common shares (or any junior share), other than (i) distributions of tax distribution amounts received from the Apollo Operating Group in accordance with the terms of the operating agreements of the members of the Apollo Operating Group as in effect on the date the Series A Preferred Shares are first issued, (ii) the net share settlement of equity-based awards granted under our 2007 Omnibus Equity Incentive Plan in order to satisfy associated tax obligations and (iii) distributions paid in junior shares or options, warrants or rights to subscribe for or purchase junior shares (the items in (i) through (iii) above, each, a “Permitted Distribution”). However, for a subsequent distribution period, payments on junior shares can be made again as long as distributions have been made on the Series A Preferred Shares for that period (even if no distributions have been made in one or more prior periods).

As discussed above, the distribution calculated for the initial distribution period, which is from the original issue date to but excluding June 15, 2017, is payable on June 15, 2017. If, for example, a distribution payment for the initial distribution period is not paid on June 15, 2017, no distribution may be declared or paid or set apart for payment on our common shares (or any junior share) for the quarterly distribution period from and including June 15, 2017 to, but excluding, September 15, 2017, and we and our subsidiaries may not repurchase, redeem or otherwise acquire for consideration our common shares (or any junior share) for such period, other than pursuant to a Permitted Distribution. However, payments on and repurchases of junior shares can be made for the subsequent distribution period from September 15, 2017 to but excluding December 15, 2017 as long as distributions calculated for the period from June 15, 2017 to but excluding September 15, 2017 have been paid on the Series A Preferred Shares on September 15, 2017. These restrictions are not applicable during the initial distribution period, which is the period from the original issue date to but excluding June 15, 2017.

Our manager, or a duly authorized representative thereof, may, in its discretion, choose to pay distributions on the Series A Preferred Shares without the payment of any distributions on our junior shares. No distributions may be declared or paid or set apart for payment on any Series A Preferred Shares if at the same time any arrears exist or default exists in the payment of distributions on any outstanding series of our senior shares (as defined below), if any are issued.

When distributions are not paid (or duly provided for) on any distribution payment date (or, in the case of parity shares (as defined below) having distribution payment dates different from the distribution payment dates pertaining to the Series A Preferred Shares, on a distribution payment date falling within the related distribution period (as defined below) for the Series A Preferred Shares) in full upon the Series A Preferred Shares or any parity shares, all distributions declared upon the Series A Preferred Shares and all such parity shares payable on such distribution payment date (or, in the case of parity shares having distribution payment dates different from the distribution payment dates pertaining to the Series A Preferred Shares, on a distribution payment date falling within the related distribution period for the Series A Preferred Shares) shall be declared pro rata so that the respective amounts of such distributions shall bear the same ratio to each other as all declared and unpaid distributions per share on the Series A Preferred Shares and all unpaid distributions, including any accumulations, on all parity shares payable on such distribution payment date (or in the case of parity shares having distribution payment dates different from the distribution payment dates pertaining to the Series A Preferred Shares, on a distribution payment date falling within the related distribution period for the Series A Preferred Shares) bear to each other.

Ranking

The Series A Preferred Shares will rank senior to our junior shares with respect to payment of distributions and distribution of our assets upon our liquidation, dissolution or winding up.

The Series A Preferred Shares will rank equally with any of our equity securities, including preferred shares, that we may issue in the future, the terms of which provide that such securities will rank equally with the Series A Preferred Shares with respect to payment of distributions and distribution of our assets upon our liquidation, dissolution or winding up (“parity shares”).

The Series A Preferred Shares will rank junior to (i) all of our existing and future indebtedness and (ii) any of our equity securities, including preferred shares, that we may issue in the future, the terms of which provide that such securities will rank senior to the Series A Preferred Shares with respect to payment of share distributions and distribution of our assets upon our liquidation, dissolution or winding up (such equity securities, “senior shares”). We currently have no senior shares outstanding. While any Series A Preferred Shares are outstanding, we may not authorize or create any class or series of senior shares without the approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Shares and all other series of voting preferred shares (as defined below), acting as a single class. See “—Voting Rights” below for a discussion of the voting rights applicable if we seek to create any class or series of senior shares.

Maturity

The Series A Preferred Shares do not have a maturity date, and we are not required to redeem or repurchase the Series A Preferred Shares. Accordingly, the Series A Preferred Shares will remain outstanding indefinitely unless we decide to redeem or repurchase them.

Optional Redemption

We may not redeem the Series A Preferred Shares prior to March 15, 2022 except as provided below under “—Change of Control Redemption” or under “—Tax Redemption.” At any time or from time to time on or afterMarch 15, 2022 we may, at our option, out of funds legally available, redeem the Series A Preferred Shares, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a price of $25.00 per Series A Preferred Share plus declared and unpaid distributions, if any, to, but excluding, the redemption date, without payment of any undeclared distributions. If we choose to redeem less than all of the Series A Preferred Shares, we will either determine the Series A Preferred Shares to be redeemed by lot or pro rata. Once proper notice has been given and so long as funds legally available and sufficient to pay the redemption price for all of the Series A Preferred Shares called for redemption have been set aside for payment, from and after the redemption date, distributions on the Series A Preferred Shares called for redemption will cease to accrue and such Series A Preferred Shares called for redemption will no longer be deemed outstanding, and all rights of the holders thereof will cease other than the right to receive the redemption price, without interest.

Holders of the Series A Preferred Shares will have no right to require the redemption of the Series A Preferred Shares.

Change of Control Redemption

If a Change of Control Event (as defined below) occurs prior to March 15, 2022, we may, at our option, upon at least 30 days’ notice following the occurrence of such Change of Control Event, out of funds legally available redeem the Series A Preferred Shares, in whole but not in part, within 60 days of the occurrence of such Change of Control Event, at a price of $25.25 per Series A Preferred Share, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions.

If (i) a Change of Control Event occurs (whether before, on or after March 15, 2022) and (ii) we do not give notice prior to the 31st day following the Change of Control Event to redeem all the outstanding Series A Preferred Shares, the distribution rate per annum on the Series A Preferred Shares will increase by 5.00%, beginning on the 31st day following such Change of Control Event.

“Apollo Credit Group” means Apollo Global Management, LLC, the members of the Apollo Operating Group and any other entity that, as of the relevant time, is a guarantor to any series of Apollo Senior Notes, and their direct and indirect subsidiaries (to the extent of their economic ownership interest in such subsidiaries), taken as a whole.

“Apollo Senior Notes” means (i) the 4.000% Senior Notes due 2024 issued by Apollo Management Holdings, L.P., (ii) the 4.400% Senior Notes due 2026 issued by Apollo Management Holdings, L.P. or (iii) any similar series of senior unsecured debt securities, in each case, guaranteed by the members of the Apollo Operating Group.

“Below Investment Grade Rating Event” means (x) the rating on any series of the Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding, our long-term issuer rating) is lowered by either of the Rating Agencies in respect of a Change of Control and (y) any series of the Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding, our long-term issuer rating) is rated below Investment Grade by both Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended until the ratings are announced if during such 60-day period the rating of any series of the Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding, our long-term issuer rating) is under publicly announced consideration for possible downgrade by either of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform us in writing at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event). We will request the Rating Agencies to make such confirmation in connection with any Change of Control.

“Change of Control” means the occurrence of the following:

•	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties and assets of the Apollo Credit Group to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing Apollo Person; or

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing Apollo Person, becomes (A) the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the controlling interests in (i) Apollo Global Management, LLC or (ii) one or more entity that, as of the relevant time, is a guarantor to any series of Apollo Senior Notes comprising all or substantially all of the assets of the Apollo Credit Group and (B) entitled to receive a Majority Economic Interest in connection with such transaction.

“Change of Control Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Apollo Person” means, immediately prior to and immediately following any relevant date of determination, (a) an individual who is a Managing Partner, executive or other employee of Apollo Global Management, LLC and/or its subsidiaries who, as of any date of determination each has devoted substantially all of his or her business and professional time to the activities of the Credit Parties and/or their subsidiaries during the 12 month period immediately preceding such date, (b) any Person in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the controlling interests, (c) any Person that is a family member of such individual or individuals or (d) any trust, foundation or other estate planning vehicle for which such individual acts as a trustee or beneficiary (any Person referred to in clause (b), (c) or (d) is referred to as a “Related Party”). Notwithstanding the foregoing, each of the Managing Partners of Apollo Global Management, LLC and its subsidiaries as of the issue date and any Related Party of such Managing Partner shall be deemed to be a Continuing Apollo Person.

“Fitch” means Fitch Ratings Inc. or any successor thereto.

“Investment Grade” means a rating of BBB- or better by Fitch (or its equivalent under any successor rating categories of Fitch) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate a series of the Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding, ceases to assign a long-term issuer rating to us) for reasons outside of our control, the equivalent investment grade credit rating from any Rating Agency selected by us as a replacement Rating Agency).

“Majority Economic Interest” means any right or entitlement to receive more than 50% of the equity distributions or partner allocations (whether such right or entitlement results from the ownership of partner or other equity interests, securities, instruments or agreements of any kind) made to all holders of partner or other equity interests in the Apollo Credit Group (other than entities within the Apollo Credit Group).

“Rating Agency” means:

•	each of Fitch and S&P; and

•	if either of Fitch or S&P ceases to rate any series of Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding, ceases to assign a long-term issuer rating to us) or fails to make a rating of any series of Apollo Senior Notes (or, if no Apollo Senior Notes are outstanding, our long-term issuer rating) publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act selected by us as a replacement agency for Fitch or S&P, or both, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill Financial, Inc., or any successor thereto.

The Change of Control redemption feature of the Series A Preferred Shares may, in certain circumstances, make more difficult or discourage a sale or takeover of our limited liability company or a member of the Apollo Operating Group and, thus, the removal of incumbent management. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future.

Tax Redemption

If a Tax Redemption Event (as defined under “Description of the Series A Preferred Shares-Tax Redemption Event”) occurs prior to March 15, 2022, we may, at our option, redeem the Series A Preferred Shares, in whole but not in part, upon at least 30 days’ notice, within 60 days of the occurrence of such Tax Redemption Event, at a price of $25.25 per Series A Preferred Share, plus declared and unpaid distributions to, but excluding, the redemption date, without payment of any undeclared distributions.

“Tax Redemption Event” means, after the date the Series A Preferred Shares are first issued, due to (a) an amendment to, or a change in official interpretation of, the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, or administrative guidance or (b) an administrative or judicial determination, (i) we are advised by nationally recognized counsel or a “Big Four” accounting firm that we will be treated as an association taxable as a corporation for U.S. Federal income tax purposes or otherwise subject to U.S. Federal income tax (other than any tax imposed pursuant to Section 6225 of the Code, as amended by the Bipartisan Budget Act of 2015), or (ii) our Manager files an IRS Form 8832 (or successor form) electing that we be treated as an association taxable as a corporation for U.S. Federal income tax purposes.

Voting Rights

Except as indicated below, the holders of the Series A Preferred Shares will have no voting rights.

If and whenever six quarterly distributions (whether or not consecutive) payable on the Series A Preferred Shares have not been declared and paid (a “Nonpayment”), the number of directors then constituting our board of directors will be increased by two and the holders of the Series A Preferred Shares, voting together as a single class with the holders of any other series of parity shares then outstanding upon which like voting rights have been conferred and are exercisable (any such other series, the “voting preferred shares”), will have the right to elect these two additional directors at a meeting of the holders of the Series A Preferred Shares and such other voting preferred shares. When quarterly distributions have been declared and paid on the Series A Preferred Shares for four consecutive quarters following the Nonpayment, the right of the holders of the Series A Preferred Shares and any other voting preferred shares to elect these two additional directors will cease, the terms of office of these two directors will forthwith terminate and the number of directors constituting our board of directors will be reduced accordingly. However, the right of the holders of the Series A Preferred Shares and any other voting preferred shares to elect two additional directors will again vest if and whenever six additional quarterly distributions have not been declared and paid, as described above.

The approval of two-thirds of the votes entitled to be cast by the holders of outstanding Series A Preferred Shares and all other series of voting preferred shares, acting as a single class regardless of series, either at a meeting of shareholders or by written consent, is required in order:

(i)	to amend, alter or repeal any provisions of our limited liability company agreement relating to the Series A Preferred Shares or other series of voting preferred shares, whether by merger, consolidation or otherwise, to affect materially and adversely the voting powers, rights or preferences of the holders of the Series A Preferred Shares or other series of voting preferred shares, unless in connection with any such amendment, alteration or repeal, each Series A Preferred Share and any other voting preferred share remains outstanding without the terms thereof being materially changed in any respect adverse to the holders thereof or is converted into or exchanged for preferred shares of the surviving entity having preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms and conditions of redemption thereof substantially similar to those of the Series A Preferred Shares or any other series of voting preferred shares, as the case may be, or

(ii)	to authorize, create or increase the authorized amount of, any class or series of preferred shares having rights senior to the Series A Preferred Shares with respect to the payment of distributions or amounts upon liquidation, dissolution or winding up, provided that in the case of clause (i) above, if such amendment affects materially and adversely the rights, preferences, privileges or voting powers of one or more but not all of the classes or series of voting preferred shares (including the Series A Preferred Shares for this purpose), only the consent of the holders of at least two-thirds of the outstanding shares of the classes or series so affected, voting as a class, is required in lieu of (or, if such consent is required by law, in addition to) the consent of the holders of two-thirds of the voting preferred shares (including the Series A Preferred Shares for this purpose) as a class.

However, we may create additional series or classes of parity shares and junior shares and issue additional series of parity shares and junior shares without notice to or the consent of any holder of the Series A Preferred Shares.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, the Series A Preferred Shares shall have been redeemed.

In addition, if at any time any person or group (other than our manager and its affiliates, or a direct or subsequently approved transferee of our manager or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of the Series A Preferred Shares then outstanding, that person or group will lose voting rights on all of its shares and the shares may not be voted on any matter and will not be considered to be outstanding when calculating required votes or for other similar purposes.

Amount Payable in Liquidation

Upon any voluntary or involuntary liquidation, dissolution or winding up of our partnership (“Liquidation”), each holder of the Series A Preferred Shares will be entitled to a payment out of our assets available for distribution to the holders of the Series A Preferred Shares following the satisfaction of all claims ranking senior to the Series A Preferred Shares. Such payment will equal the sum of the $25.00 liquidation preference per Series A Preferred Share and declared and unpaid distributions, if any, to, but excluding, the date of Liquidation (the “Preferred Share Liquidation Value”), to the extent that we have sufficient gross income (excluding any gross income attributable to the sale or exchange of capital assets) in the year of Liquidation and in the prior years in which the Series A Preferred Shares have been outstanding to ensure that each holder of Series A Preferred Shares will have a capital account balance equal to the Preferred Share Liquidation Value.

The capital account balance for each Series A Preferred Share will equal $25.00 initially and will be increased each year by an allocation of gross ordinary income recognized by us (including any gross ordinary income recognized in the year of Liquidation). We refer to our gross income (excluding any gross income attributable to the sale or exchange of capital assets) as our “gross ordinary income.” The allocations of gross ordinary income to the capital account balances for the Series A Preferred Shares in any year will not exceed the sum of the amount of distributions paid on the Series A Preferred Shares during such year and, to the extent the amount of our distributions in prior years exceeded the cumulative gross ordinary income allocated to the capital account balances for the Series A Preferred Shares in those years, the amount of such excess for all prior years. If our manager declares a distribution on the Series A Preferred Shares, the amount of the distribution paid on each such Series A Preferred Share will be deducted from the capital account balance for such Series A Preferred Share, whether or not such capital account balance received an allocation of gross ordinary income in respect of such distribution. The allocation of gross ordinary income to the capital account balances for the Series A Preferred Shares is intended to entitle the holders of the Series A Preferred Shares to a preference over the holders of outstanding common shares upon our Liquidation, to the extent required to permit each holder of a Series A Preferred Share to receive the Preferred Share Liquidation Value in respect of such share. If, however, we were to have insufficient gross ordinary income to achieve this result, holders of Series A Preferred Shares would be entitled, upon Liquidation, to less than the Preferred Share Liquidation Value and may receive less than $25.00 per Series A Preferred Share. See “Risk Factors- If the amount of distributions on the Series A Preferred Shares and the Series A Preferred Shares is greater than our gross ordinary income, then the amount that a holder of Series A Preferred Shares would receive upon liquidation may be less than the Preferred Share Liquidation Value.”

After each holder of Series A Preferred Shares receives a payment equal to the capital account balance for such holder’s shares (even if such payment is less than the Preferred Share Liquidation Value of such holder’s shares), holders will not be entitled to any further participation in any distribution of our assets.

Based on current information, we believe we will have sufficient gross ordinary income in calendar year 2017 to ensure that holders of Series A Preferred Shares will have capital account balances as of the end of the calendar year 2017 that entitle each holder, upon Liquidation, to the Preferred Share Liquidation Value, but no assurance can be provided regarding the level of our calendar year 2017 gross ordinary income or of our future gross ordinary income. In our 2016 and 2015 taxable years, our gross ordinary income was approximately $91.2 million and $83.0 million respectively.

If upon any Liquidation, the amounts payable with respect to the Series A Preferred Shares and any other outstanding series of parity shares are not paid in full, then the holders of the Series A Preferred Shares and the holders of such parity shares will share equally and ratably in any distribution of our assets in proportion to the full distributable amounts to which each such holder is entitled.

Neither the sale, conveyance, exchange or transfer, for cash, shares of capital stock, securities or other consideration, of all or substantially all of our property or assets nor the consolidation, merger or amalgamation of our limited liability company with or into any other entity or the consolidation, merger or amalgamation of any other entity with or into our limited liability company will be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of our limited liability company, notwithstanding that for other purposes, such as for tax purposes, such an event may constitute a liquidation, dissolution or winding up. We refer to the foregoing transactions as “Permitted Transfers.” In addition, no payment will be made to the holders of the Series A Preferred Shares pursuant to this “—Amount Payable in Liquidation” section (i) upon the voluntary or involuntary liquidation, dissolution or winding up of any of our subsidiaries or upon any reorganization of our limited liability company into another limited liability entity pursuant to provisions of our limited liability company agreement that allow us to convert, merge or convey our assets to another limited liability entity with or without manager approval (including a merger or conversion of our limited liability company into a corporation if the manager determines in its sole discretion that it is no longer in the interests of our limited liability company to continue as a partnership for U.S. Federal income tax purposes) or (ii) if our limited liability company engages in a reorganization or other transaction in which a successor to our limited liability company issues equity securities to the holders of the Series A Preferred Shares that have rights, powers and preferences that are substantially similar to the rights, powers and preferences of the Series A Preferred Shares pursuant to provisions of our limited liability company agreement that allow us to do so without manager approval. We refer to the foregoing transactions as “Permitted Reorganizations.” The manager may, in its sole discretion, modify the terms of the Series A Preferred Shares to provide for a Permitted Transfer or a Permitted Reorganization.

No Conversion Rights

The Series A Preferred Shares will not be convertible into common shares or any other class or series of interests or any other security.

Mirror Interests

We intend to contribute the net proceeds from the sale of the Series A Preferred Shares to all members of the Apollo Operating Group, other than any member that is a subsidiary of a member of the Apollo Operating Group. In consideration of our contribution, each member of the Apollo Operating Group, other than any member that is a subsidiary of a member of the Apollo Operating Group, will issue to us (or a wholly-owned subsidiary of ours) a new series of preferred shares with economic terms designed to materially mirror those of the Series A Preferred Shares, which we refer to as the AOG Mirror Interests. The terms of the AOG Mirror Interests will provide that unless distributions have been declared and paid or declared and set apart for payment on either (x) all AOG Mirror Interests issued by each member of the Apollo Operating Group for the then-current quarterly distribution period or (y) the Series A Preferred Shares, then during such quarterly distribution period only, each member of the Apollo Operating Group may not repurchase its common shares or any junior shares and may not declare or pay or set apart payment for distributions on its junior shares, other than (i) a distribution to any holder of equity interests of any member of the Apollo Operating Group in order to permit such holder (or parent of such holder) to net share settle equity-based awards granted under our 2007 Omnibus Equity Incentive Plan in order to satisfy associated tax obligations, (ii) pro rata tax distributions payable to us (or a wholly-owned subsidiary of ours) and to the other holders of equity interests of any member of the Apollo Operating Group in accordance with the terms of the operating agreement of such member of the Apollo Operating Group as in effect on the date the Series A Preferred Shares are first issued and (iii) distributions paid in junior shares or options, warrants or rights to subscribe for or purchase junior shares. The terms of the AOG Mirror Interests also will provide that, in the event that any member of the Apollo Operating Group liquidates, dissolves or winds up, no member of the Apollo Operating Group may declare or pay or set apart payment on its common shares or any other shares ranking junior to the AOG Mirror Interests unless the outstanding liquidation preference on all outstanding AOG Mirror Interests of each member of the Apollo Operating Group have been repaid via redemption or otherwise. The foregoing would not apply to (i) a Substantially All Merger or a Substantially All Sale whereby a member of the Apollo Operating Group is the surviving Person or the Person formed by such transaction is organized under the laws of a Permitted Jurisdiction and has expressly assumed all of the obligations under the AOG Mirror Interests, (ii) the sale or disposition of a member of the Apollo Operating Group (whether by merger, consolidation or the sale of all or substantially all of its assets) if such sale or disposition is not a Substantially All Merger or Substantially All Sale, (iii) the sale or disposition of a member of the Apollo Operating Group should such member not constitute a “significant subsidiary” under Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission, (iv) an event where the Series A Preferred Shares have been fully redeemed pursuant to the terms of our limited liability company agreement or if proper notice of redemption of the Series A Preferred Shares has been given and funds sufficient to pay the redemption price for all of the Series A Preferred Shares called for redemption have been set aside for payment pursuant to the terms of our limited liability company agreement, (v) transactions where the assets of a member of the Apollo Operating Group being liquidated, dissolved or wound up are immediately contributed to another member of the Apollo Operating Group, and (vi) with respect to a member of the Apollo Operating Group, a Permitted Transfer or a Permitted Reorganization.

A “Permitted Jurisdiction” means the United States or any state thereof, Belgium, Bermuda, Canada, Cayman Islands, France, Germany, Gibraltar, Ireland, Italy, Luxembourg, the Netherlands, Switzerland, the United Kingdom or British Crown Dependencies, any other member country of the Organization for Economic Co-operation and Development, or any political subdivision of any of the foregoing.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity including government or political subdivision or an agency or instrumentality thereof.

“Substantially All Merger” means a merger or consolidation of one or more members of the Apollo Operating Group with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Apollo Operating Group taken as a whole to a Person that is not a member of the Apollo Operating Group immediately prior to such transaction.

“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance, in one or a series of related transactions, directly or indirectly, of all or substantially all of the assets of the Apollo Operating Group taken as a whole to a Person that is not a member of the Apollo Operating Group immediately prior to such transaction.

Forum Selection

Each person that holds or has held a Series A Preferred Share and each person that holds or has held any beneficial interest in a Series A Preferred Share (whether through a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing or otherwise), to the fullest extent permitted by law, (i) irrevocably agrees that any claims, suits, actions or proceedings against us, or any director, officer, employee, control person, underwriter or agent of Apollo Global Management, LLC, asserted under United States federal securities laws, otherwise arising under such laws, or that could have been asserted as a claim arising under such laws, shall be exclusively brought in the federal district courts of the United States of America (except, and only to the extent, that any such claims, actions or proceedings are of a type for which a member may not waive its right to maintain a legal action or proceeding in the courts of the State of Delaware with respect to matters relating to the organization or internal affairs of Apollo Global Management, LLC as set forth under Section 18-109(d) of the Delaware Limited Liability Company Act); (ii) irrevocably submits to the exclusive jurisdiction of such courts in connection with any such claim, suit, action or proceeding; and (iii) irrevocably agrees not to, and waives any right to, assert in any such claim, suit, action or proceeding that (A) it is not personally subject to the jurisdiction of such courts or any other court to which proceedings in such courts may be appealed, (B) such claim, suit, action or proceeding is brought in an inconvenient forum, or (C) the venue of such claim, suit, action or proceeding is improper.

Transfer Agent, Registrar and Paying Agent

American Stock Transfer & Trust Company, LLC will be the transfer agent, registrar and paying agent for the Series A Preferred Shares.

BOOK-ENTRY, DELIVERY, AND FORM

The Depository Trust Company (“DTC”), New York, NY, will act as securities depository for the Series A Preferred Shares. The Series A Preferred Shares will be issued as fully-registered securities registered in the name of Cede & Co. (DTC’s partnership nominee) or such other name as may be requested by an authorized representative of DTC.

DTC has advised us that: DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). DTC has a Standard & Poor’s rating of AA+. The DTC Rules applicable to its Participants are on file with the SEC. More information about DTC can be found at www.dtcc.com.

Purchases of Series A Preferred Shares under the DTC system must be made by or through Direct Participants, which will receive a credit for the Series A Preferred Shares on DTC’s records. The ownership interest of each actual purchaser of each Series A Preferred Share (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Series A Preferred Shares are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Series A Preferred Shares, except in the event that use of the book-entry system for the Series A Preferred Shares is discontinued.

To facilitate subsequent transfers, all Series A Preferred Shares deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Series A Preferred Shares with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Series A Preferred Shares; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Series A Preferred Shares are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Redemption notices shall be sent to DTC. If less than all of the Series A Preferred Shares within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Series A Preferred Shares unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Series A Preferred Shares are credited on the record date (identified in a listing attached to the Omnibus Proxy).

Redemption proceeds and distributions on the Series A Preferred Shares will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or American Stock Transfer & Trust Company, LLC on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, its nominee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

Except as provided herein, a Beneficial Owner of the Series A Preferred Shares will not be entitled to receive physical delivery of the Series A Preferred Shares. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the Series A Preferred Shares. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Series A Preferred Shares.

DTC may discontinue providing its services as depository with respect to the Series A Preferred Shares at any time by giving us reasonable notice. Under such circumstances, in the event that a successor depository is not obtained, share certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, share certificates will be printed and delivered to DTC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion should be read to replace in its entirety and supersede the discussion under the heading “Material U.S. Federal Tax Considerations” in the accompanying prospectus.

The following discussion of the material U.S. Federal tax considerations relating to an investment in Series A Preferred Shares insofar as it expresses conclusions as to the application of U.S. Federal tax law is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. Federal income tax counsel. For purposes of this section, references to “Apollo,” “we,” “our,” and “us” mean only Apollo Global Management, LLC and not its subsidiaries, except as otherwise indicated. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and pronouncements of the IRS, and judicial decisions, all as in effect on the date hereof and which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion is not a comprehensive discussion of all of the U.S. Federal income tax considerations applicable to us or that may be relevant to a particular holder of Series A Preferred Shares in view of such holder’s particular circumstances and, except to the extent provided below, is not directed to holders of Series A Preferred Shares that also hold Class A shares or are subject to special treatment under the U.S. Federal income tax laws, such as banks or other financial institutions, dealers in securities or currencies, tax-exempt entities, regulated investment companies, real estate investment trusts, non-U.S. persons (as defined below), insurance companies, mutual funds, persons holding Series A Preferred Shares as part of a hedging, integrated or conversion transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, charitable remainder unit trusts, common trust funds or persons liable for the alternative minimum tax. In addition, except to the extent provided below, this discussion does not address any aspect of state, local or non-U.S. tax law and assumes that holders of Series A Preferred Shares will hold their Series A Preferred Shares as capital assets within the meaning of Section 1221 of the Code. The tax treatment of partners in a partnership (including owners in an entity treated as a partnership for U.S. Federal income tax purposes) that is a holder of our Series A Preferred Shares generally depends on the status of the partner (or owner), and is not specifically addressed herein. Partners in partnerships (or owners in entities treated as partnerships for U.S. Federal income tax purposes) purchasing Series A Preferred Shares should consult their own tax advisors.

No statutory, administrative or judicial authority directly addresses the treatment of certain aspects of Series A Preferred Shares or instruments similar to Series A Preferred Shares for U.S. Federal income tax purposes. We cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Moreover, we have not and will not seek any advance rulings from the IRS regarding any matter discussed in this prospectus. We cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

Accordingly, prospective holders of Series A Preferred Shares should consult their own tax advisors to determine the U.S. Federal income tax consequences to them of acquiring, holding and disposing of Series A Preferred Shares, as well as the effects of state, local and non-U.S. tax laws.

For purposes of the following discussion, a U.S. person is a person that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. A “non-U.S. person” is a person that is neither a U.S. person nor an entity treated as a partnership for U.S. Federal income tax purposes.

Taxation of the Company

Taxation of Apollo. While we are organized as a limited liability company and intend to operate so that we will be treated for U.S. Federal income tax purposes as a partnership, and not as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, we cannot give any assurance that we will so qualify for any particular year. Our treatment as a partnership that is not a publicly traded partnership taxable as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below). Accordingly, we cannot give any assurance that the actual results of our operations for any taxable year will satisfy the qualifying income exception. Furthermore, it is possible that the U.S. Federal income tax law could be amended by Congress so as to cause part or all of our income to be non-qualifying income under the publicly traded partnership rules. A change in the administrative or judicial interpretation of the U.S. Federal income tax law could also create this result. See “—Administrative Matters—Possible New Legislation or Administrative or Judicial Action” below.

If we fail to satisfy the qualifying income exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure as discussed below) or if we elect to be treated as a corporation based upon a determination by our manager, we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we failed to satisfy the qualifying income exception or the effective date of the election to be treated as a corporation, in return for stock of the corporation, and then distributed such stock to the holders of Class A shares and Series A Preferred Shares in liquidation of their interests in us. This contribution and liquidation should be tax-free to holders of Series A Preferred Shares (except for a non-U.S. holder if we own an interest in U.S. real property or an interest in a USRPHC as discussed below in “—Taxation of Non-U.S. Persons”) so long as we do not have liabilities in excess of the tax basis of our assets. If, for any reason (including our failure to meet the qualifying income exception or a determination by our manager to elect to be treated as a corporation), we were treated as an association or publicly traded partnership taxable as a corporation for U.S. Federal income tax purposes, (i) we would be subject to U.S. Federal income tax on our taxable income at regular corporate income tax rates, without deduction for any distributions to holders, thereby substantially reducing the amount of any cash available for distribution to holders and (ii) distributions made to the holders of our Series A Preferred Shares would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation, to the extent of our current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder’s tax basis in the Series A Preferred Shares, or as taxable capital gain, after the holder’s basis was reduced to zero. In addition, distributions treated as dividends to holders that are non-U.S. persons would be subject to withholding tax. The net effect of such treatment would be, among other things, to subject the income from APO Asset Co., LLC, APO (FC), LLC, APO (FC II), LLC, APO (FC III), LLC and APO UK (FC), Limited to corporate level taxation.

Under Section 7704 of the Code, unless certain exceptions apply, if an entity that would otherwise be classified as a partnership for U.S. Federal income tax purposes is a “publicly traded partnership” (as defined in the Code) it will be treated and taxed as a corporation for U.S. Federal income tax purposes. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the entity are traded on an established securities market or (ii) interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof. We expect that we will be treated as a publicly traded partnership for U.S. Federal income tax purposes.

A publicly traded partnership will, however, be treated as a partnership, and not as a corporation for U.S. Federal income tax purposes, if 90% or more of its gross income during each taxable year consists of “qualifying income” within the meaning of Section 7704 of the Code and it is not required to register as an investment company under the Investment Company Act. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We expect that our investments will earn interest, dividends, capital gains and other types of qualifying income, however, we cannot give any assurance as to the types of income that will be earned in any given year.

While we are treated as a publicly traded partnership, we will manage our investments so that we will satisfy the qualifying income exception to the extent reasonably possible. We cannot give any assurance, however, that we will do so or that the IRS will not challenge our compliance with the qualifying income requirements and, therefore, assert that we should be taxable as a corporation for U.S. Federal income tax purposes. In such event, the amount of cash available for distribution to holders would be reduced materially.

If at the end of any year we fail to meet the qualifying income exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we agree to make such adjustments (including adjustments with respect to the holders of our Class A shares and Series A Preferred Shares) or to pay such amounts as are required by the IRS. It is not possible to state whether we would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. Federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of Class A shares and Series A Preferred Shares (during the failure period) will be required to pay such amounts as are determined by the IRS.

The remainder of this section assumes that we and the underlying partnerships (including entities that we intend to be treated as partnerships for U.S. Federal income tax purposes) of the Apollo Operating Group will be treated as partnerships for U.S. Federal income tax purposes.

Certain State, Local and Non-U.S. Tax Matters. We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property, or reside. For example, some of our subsidiaries will be subject to New York City unincorporated business tax. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our holders may not conform to the U.S. Federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to holders of our Series A Preferred Shares as a credit against their U.S. Federal income tax liability.

APO Corp. APO Corp. is taxable as a corporation for U.S. Federal income tax purposes. Accordingly, even though we expect to qualify as a partnership for U.S. Federal income tax purposes, the income from the portion of our business that we hold through APO Corp. will be subject to U.S. Federal corporate income tax and other taxes. As the holder of APO Corp.’s shares, we will not be taxed directly on earnings of entities we hold through APO Corp. Distributions of cash or other property that APO Corp. pays to us will constitute dividends for U.S. Federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. Federal income tax principles). If the amount of a distribution by APO Corp. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in APO Corp.’s common stock, and thereafter will be treated as a capital gain.

APO (FC), LLC; APO (FC II), LLC; APO (FC III), LLC; APO UK (FC), Limited. APO (FC), LLC, APO (FC II), LLC, APO (FC III), LLC and APO UK (FC), Limited (the “offshore intermediate corporations”) are taxable as corporations for U.S. Federal income tax purposes. Accordingly, any income from the portion of our business that we hold through the offshore intermediate corporations that is treated as effectively connected with a U.S. trade or business will be subject to U.S. Federal income tax at corporate rates and other taxes. The income from the portion of our business that we hold through APO UK (FC), Limited will be subject to UK corporation tax and other taxes. The offshore intermediate corporations will be considered controlled foreign corporations, or “CFCs,” for U.S. Federal income tax purposes. Accordingly, each U.S. holder of our Series A Preferred Shares may be required to include in income its allocable share of “Subpart F” income of the offshore intermediate corporations. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other generally passive types of income. These inclusions are treated as ordinary income. The tax basis of the shares we hold of the offshore intermediate corporations, and a holder’s tax basis in our Series A Preferred Shares, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the offshore intermediate corporations from U.S. sources. Such income will not be eligible for the reduced rate of tax that may be applicable to “qualified dividend income” for individual U.S. persons.

APO Asset Co., LLC. APO Asset Co., LLC is a wholly-owned limited liability company. APO Asset Co., LLC will be treated as an entity disregarded as a separate entity from us. Accordingly, all the assets, liabilities and items of income, deduction and credit of APO Asset Co., LLC will be treated as our assets, liabilities and items of income, deduction and credit.

Personal Holding Companies. APO Corp. could be subject to additional U.S. Federal income tax on a portion of its income if it is determined to be a personal holding company, or “PHC,” for U.S. Federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. Federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. Federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations.

Due to applicable attribution rules, it is likely that five or fewer individuals or tax-exempt organizations will be treated as owning actually or constructively more than 50% of the value of stock in APO Corp. Consequently, APO Corp. could be or become a PHC, depending on whether it fails the PHC gross income test. Certain aspects of the gross income test cannot be predicted with certainty. Thus, we cannot give any assurance that APO Corp. will not become a PHC in the future.

If APO Corp. is or were to become a PHC in a given taxable year, it would be subject to an additional 20% PHC tax on its undistributed PHC income, which generally includes the company’s taxable income, subject to certain adjustments.

Taxation of Holders of Series A Preferred Shares

Taxation of Holders of Series A Preferred Shares on Our Gross Ordinary Income. As a partnership for tax purposes, we are not a taxable entity and incur no U.S Federal income tax liability except as described below under “—Administrative Matters—Partnership Audit Legislation.” Instead, each holder of Series A Preferred Shares in computing such holder’s U.S. Federal income tax liability for a taxable year will be required to take into account items of gross ordinary income we allocate to it. We refer to our gross income (excluding any gross income attributable to sale or exchange of capital assets) as our “gross ordinary income.” In general, to the extent of our gross ordinary income in any taxable year, we will specially allocate to the Series A Preferred Shares items of our gross ordinary income in an amount equal to the distributions paid in respect of the Series A Preferred Shares during the taxable year. The gross ordinary income allocated to a holder of Series A Preferred Shares will generally have the same character as our gross ordinary income (e.g., interest, dividends, rents from real property, UBTI, etc.). To the extent our distributions in prior years exceeded the cumulative gross ordinary income allocated to the Series A Preferred Shares, we will allocate additional gross ordinary income, to the extent available in any taxable year, to the Series A Preferred Shares until such excess is eliminated. In such circumstance, the gross ordinary income allocated to holders of the Series A Preferred Shares during a taxable year would exceed the distributions to the Series A Preferred Shares during such taxable year. However, we expect we will have sufficient gross ordinary income in calendar year 2017 to allocate gross ordinary income to the Series A Preferred Shares in an amount equal to the distributions paid on the Series A Preferred Shares. We believe that for U.S. Federal income tax purposes, such allocations will be given effect, and our manager intends to prepare tax returns based on such allocations. If the IRS successfully challenges the allocations made pursuant to our limited liability company agreement, the resulting allocations for U.S. Federal income tax purposes might be less favorable than the allocation set forth in the limited liability company agreement.

The treatment of interests in a partnership such as the Series A Preferred Shares and the payments received in respect of such interests is uncertain. The IRS may contend that payments on the Series A Preferred Shares represent “guaranteed payments,” which would generally be treated as ordinary income and may not have the same character when received by a holder as our gross ordinary income had when earned by us. If distributions on the Series A Preferred Shares were treated as “guaranteed payments,” a holder would always be treated as receiving income equal to the amount distributed or accrued, regardless of the amount of our gross ordinary income. Holders of Series A Preferred Shares are encouraged to consult their own tax advisors regarding the treatment of payments on the Series A Preferred Shares as “guaranteed payments.”

We must allocate items of partnership income among transferors and transferees of Series A Preferred Shares. We will apply certain assumptions and conventions in an attempt to comply with applicable rules under the Code and to report allocations of gross ordinary income to holders in a manner that reflects such holders’ beneficial shares of our items. These conventions are designed to more closely align the receipt of cash and the allocation of income between holders of Series A Preferred Shares, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. In addition, as a result of such allocation method, we may allocate taxable income to you even if you do not receive any distributions.

If the IRS does not accept our conventions, the IRS may contend that our gross ordinary income must be reallocated among the holders of Series A Preferred Shares. If such a contention were sustained, a holder’s tax liabilities could be adjusted to its possible detriment. Our manager is authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period). See “—Administrative Matters—Possible New Legislation or Administration or Judicial Action” below.

Adjusted Tax Basis of Series A Preferred Shares. A holder’s adjusted tax basis in its Series A Preferred Shares will equal the amount paid for the Series A Preferred Shares and will be increased by the holder’s allocable share of items of our gross ordinary income. A holder’s adjusted tax basis will be decreased, but not below zero, by distributions from us.

Holders who purchase Series A Preferred Shares in separate transactions must combine the basis of their Series A Preferred Shares and maintain a single adjusted tax basis for all of their Series A Preferred Shares. Upon a sale or other disposition of less than all of the holder’s Series A Preferred Shares, a portion of that tax basis must be allocated to the Series A Preferred Shares sold. Although a holder in such circumstance would have a single adjusted tax basis in the separately purchased Series A Preferred Shares, such holder will have a split holding period in such Series A Preferred Shares.

Treatment of Distributions. Distributions of cash by us generally will not be taxable to a holder to the extent of such holder’s adjusted tax basis (described above) in its Series A Preferred Shares. Any cash distributions in excess of a holder’s adjusted tax basis generally will be considered to be gain from the sale or exchange of Series A Preferred Shares (as described below). Such amount would be treated as gain from the sale or exchange of its interest in us. Such gain would generally be treated as capital gain and would be long-term capital gain if the holder’s holding period for its Series A Preferred Shares exceeds one year.

Disposition of Interest. A sale or other taxable disposition of all or a portion of a holder’s interest in its Series A Preferred Shares will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition and the holder’s adjusted tax basis in its Series A Preferred Shares. A holder’s adjusted tax basis will be adjusted for this purpose by its allocable share of our gross ordinary income for the year of such sale or other disposition. Except as described below, any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for its Series A Preferred Shares exceeds one year. If we have not made a qualifying electing fund, or “QEF,” election to treat our interest in a passive foreign investment company, or “PFIC,” as a QEF, gain attributable to such an interest would be taxable as ordinary income and would be subject to an interest charge. In addition, certain gain attributable to our investment in a CFC, for instance the offshore intermediate corporations, may be ordinary income and certain gain attributable to “unrealized receivables” or “inventory items” would be characterized as ordinary income rather than capital gain. For example, if we hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables.”

Holders who purchase Series A Preferred Shares at different times and intend to sell all or a portion of their Series A Preferred Shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain split holding period rules to them and the treatment of any gain or loss as long-term or short term capital gain or loss. For example, a selling holder may use the actual holding period of the portion of his transferred Series A Preferred Shares, provided (i) his Series A Preferred Shares are divided into identifiable shares with ascertainable holding periods, (ii) the selling holder can identify the portion of the Series A Preferred Shares transferred, and (iii) the selling holder elects to use the identification method for all sales or exchanges of our Series A Preferred Shares.

Foreign Tax Credit Limitations. Holders of Series A Preferred Shares may be entitled to a foreign tax credit with respect to their allocable share of creditable foreign taxes paid on our gross ordinary income. Complex rules may, depending on the particular circumstances, limit the availability or use of foreign tax credits. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Tax-Exempt Holders. A holder of our Series A Preferred Shares that is a tax-exempt organization for U.S. Federal income tax purposes and, therefore, exempt from U.S. Federal income taxation, may nevertheless be subject to unrelated business income tax to the extent, if any, that its allocable share of our gross ordinary income consists of unrelated business taxable income, or “UBTI.” A tax-exempt partner of a partnership that engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership generally could be treated as earning UBTI to the extent that such partnership derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).

An investment in Series A Preferred Shares will give rise to UBTI, in particular from “debt-financed” property, because APO Asset Co., LLC and/or its subsidiaries will borrow funds from APO Corp. or third parties from time to time to make investments. In each case, these investments will give rise to UBTI from “debt-financed” property. We will make investments through entities classified as partnerships or disregarded entities for U.S. Federal income tax purposes in “debt-financed” property. Moreover, if the IRS successfully asserts that we are engaged in a trade or business, then additional amounts of income could be treated as UBTI.

Prospective tax-exempt holders are urged to consult their own tax advisors regarding the tax consequences of an investment in Series A Preferred Shares.

Passive Foreign Investment Companies. It is possible that we will invest in non-U.S. corporations treated as PFICs. A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is “passive income” or (2) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce “passive income.” There are no minimum stock ownership requirements for PFICs. Once a corporation qualifies as a PFIC it is, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. In the case of PFICs, a U.S. person that holds Series A Preferred Shares share of certain distributions from such corporations could be subject to an interest charge and certain other disadvantageous tax treatment. If we make a QEF election with respect to a PFIC, each U.S. person that holds Series A Preferred Shares would avoid the interest charge described above. We cannot give any assurance that the QEF election will be available with respect to a PFIC that we invest in.

Additional Tax on Net Investment Income. U.S. persons that are individuals, estates or trusts are subject to a tax of 3.8% on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes net income from interest, dividends, annuities, royalties and rents and net gain attributable to the disposition of investment property. It is anticipated that net income and gain attributable to an investment in Series A Preferred Shares will be included in a holder’s “net investment income” subject to this additional tax.

U.S. Federal Estate Taxes. If Series A Preferred Shares are included in the gross estate of a U.S. citizen or resident for U.S. Federal estate tax purposes, then a U.S. Federal estate tax might be payable with respect to such Series A Preferred Shares in connection with the death of such person. Prospective individual U.S. holders of Series A Preferred Shares should consult their own tax advisors concerning the potential U.S. Federal estate tax consequences with respect to Series A Preferred Shares.

Investment Structure. To manage our affairs so as to meet the qualifying income exception (discussed above) and comply with certain requirements in our limited liability company agreement, we may need to structure certain investments through entities classified as corporations for U.S. Federal income tax purposes. However, because our shareholders will be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all our shareholders to the same extent, and may even impose additional tax burdens on some of our shareholders. As discussed above, if the entity were a non-U.S. corporation it may be considered a CFC or PFIC. If the entity were a U.S. corporation, it would be subject to U.S. Federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition of the real estate would generally be subject to U.S. Federal income tax, whether the corporation is a U.S. or a non-U.S. corporation.

Taxation of Non-U.S. Persons

Non-U.S. Persons. Special rules apply to a holder of our Series A Preferred Shares that is a non-U.S. person. Non-U.S. persons are generally subject to U.S. withholding tax at a 30% rate on the gross amount of interest, dividends and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized. Whether a non-U.S. person is eligible for such treaty benefits will depend upon the provisions of the applicable treaty as well as the treatment of us under the laws of the non-U.S. person’s jurisdiction. The 30% withholding tax rate does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain non-U.S. persons. Moreover, non-U.S. persons generally are not subject to U.S. Federal income tax on capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. person; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. person; or (iii) such non-U.S. person is an individual and is not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met).

Non-U.S. persons treated as engaged in a U.S. trade or business are subject to U.S. Federal income tax at the graduated rates applicable to U.S. persons on their net income that is considered to be effectively connected with such U.S. trade or business. Non-U.S. persons that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

While it is expected that our methods of operation will not result in a determination that we are engaged in a U.S. trade or business, we cannot give any assurance that the IRS will not assert successfully that we are engaged in a U.S. trade or business, with the result that some portion of our income is properly treated as effectively connected with a U.S. trade or business with respect to non-U.S. holders. If a holder who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because of an investment in Series A Preferred Shares in such year, such holder generally would be (i) subject to withholding by us on distributions attributable to income that is effectively connected with such U.S. trade or business, (ii) required to file a U.S. Federal income tax return for such year reporting its allocable share, if any, of income effectively connected with such trade or business and (iii) required to pay U.S. Federal income tax at regular U.S. Federal income tax rates on any such income. Moreover, a holder who is a corporate non-U.S. person might be subject to a U.S. branch profits tax on its allocable share of its effectively connected income. Any amount so withheld would be creditable against such non-U.S. person’s U.S. Federal income tax liability, and such non-U.S. person could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. Federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a non-U.S. person on the sale or exchange of its Series A Preferred Shares could be treated for U.S. Federal income tax purposes as effectively connected income, and hence such non-U.S. person could be subject to U.S. Federal income tax and branch profits tax on the sale or exchange.

Under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA,” provisions of the Code, certain non-U.S. persons are subject to U.S. tax in the same manner as U.S. persons on any gain realized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property. An interest in U.S. real property includes stock in a U.S. corporation (except for certain stock of publicly traded U.S. corporations) if interests in U.S. real property constitute 50% or more by value of the sum of the corporation’s assets used in a trade or business, its U.S. real property interests and its interests in real property located outside the United States (a “United States Real Property Holding Corporation” or “USRPHC”). Consequently, certain non-U.S. persons who invest directly in U.S. real estate, or indirectly by owning the stock of a USRPHC, will generally be subject to tax under FIRPTA on the disposition of such investment. The FIRPTA tax will also apply if the non-U.S. person is a holder of an interest in a partnership that owns an interest in U.S. real property or an interest in a USRPHC. We may, from time to time, make certain investments (other than direct investments in U.S. real property) through APO Asset Co., LLC that could constitute investments in U.S. real property or USRPHCs. If we make such investments, certain non-U.S. persons will be subject to U.S. Federal income tax under FIRPTA on such holder’s allocable share of any gain realized on the disposition of a FIRPTA interest, including distributions from real estate investment trust investments that are attributable to gains from the sale of U.S. real property, and will be subject to the tax return filing requirements discussed above.

In general, different rules from those described above apply in the case of non-U.S. persons subject to special treatment under U.S. Federal income tax law, including a non-U.S. person (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. Federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

U.S. Federal Estate Tax Consequences. The U.S. Federal estate tax treatment of Series A Preferred Shares with regards to the estate of a non-citizen who is not a resident of the United States is not entirely clear. If Series A Preferred Shares are includible in the U.S. gross estate of such person, then a U.S. Federal estate tax might be payable in connection with the death of such person. Prospective individual non-U.S. holders of Series A Preferred Shares who are non-citizens and not residents of the United States should consult their own tax advisors concerning the potential U.S. Federal estate tax consequences with regard to Series A Preferred Shares.

Prospective holders who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. Federal income tax consequences to them of acquiring, holding and disposing of Series A Preferred Shares, as well as the effects of state, local and non-U.S. tax laws, as well as eligibility for any reduced withholding benefits.

Administrative Matters

Tax Matters Partner and Partnership Representative. Our manager acts as our “tax matters partner” for taxable years beginning on or before December 31, 2017 and will act as our “partnership representative” for taxable years beginning after December 31, 2017. Our manager will have the authority, subject to certain restrictions, to appoint another person to act on our behalf in connection with an administrative or judicial review of our items of income, gain, loss, deduction or credit.

Tax Elections. We have not made and currently do not intend to make the election permitted by Section 754 of the Code with respect to us. Each of AMH Holdings (Cayman), L.P., Apollo Management Holdings, L.P. and the entities controlled by Apollo Management Holdings, L.P. has made such an election while, Apollo Principal Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P., Apollo Principal Holdings XI, LLC and Apollo Principal Holdings XII, LLC have not made such an election and currently do not intend to make the election. The election, if made, is irrevocable without the consent of the IRS, and would generally require us to adjust the tax basis in our assets, or “inside basis,” attributable to a transferee of Series A Preferred Shares under Section 743(b) of the Code to reflect the purchase price of the Series A Preferred Shares paid by the transferee. For purposes of this discussion, a transferee’s inside basis in our assets will be considered to have two components: (1) the transferee’s share of our tax basis in our assets and (2) the Section 743(b) adjustment to that basis. Because we own our interests in AMH Holdings (Cayman), L.P., Apollo Management Holdings, L.P., the entities controlled by Apollo Management Holdings, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P., Apollo Principal Holdings XI, LLC and Apollo Principal Holdings XII, LLC indirectly through entities that are corporations for U.S. Federal income tax purposes, there is no adjustment to the inside basis for a transferee of Series A Preferred Shares in respect of AMH Holdings (Cayman), L.P., Apollo Management Holdings, L.P., the entities controlled by Apollo Management Holdings, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P., Apollo Principal Holdings XI, LLC or Apollo Principal Holdings XII, LLC regardless of whether a Section 754 election is made in respect of us or those partnerships.

If no Section 754 election is made, there would be no adjustment for the transferee of Series A Preferred Shares, even if the purchase price of those Series A Preferred Shares is higher than the transferor’s share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, on a sale of an asset, gain allocable to the transferee would include built-in gain allocable to the transferee at the time of the transfer, which built-in gain would otherwise generally be eliminated if a Section 754 election had been made.

Even assuming no Section 754 election is made, if Series A Preferred Shares were transferred at a time when we had a “substantial built-in loss” inherent in our assets, we would be obligated to reduce the tax basis in the portion of such assets attributable to such Series A Preferred Shares.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us if we make elections under Section 754, we will apply certain conventions in determining and allocating basis adjustments. For example, we may apply a convention in which we deem the price paid by a holder of Series A Preferred Shares to be the lowest quoted trading price of Series A Preferred Shares during the month in which the purchase occurred irrespective of the actual price paid. Nevertheless, the use of such conventions may result in basis adjustments that do not exactly reflect a holder’s purchase price for its Series A Preferred Shares, including less favorable basis adjustments to a holder who paid more than the lowest quoted trading price of Series A Preferred Shares for the month in which the purchase occurred. It is also possible that the IRS will successfully assert that the conventions we utilize do not satisfy the technical requirements of the Code or the Treasury Regulations and, thus, will require different basis adjustments to be made. If the IRS were to sustain such a position, a holder of Series A Preferred Shares may have adverse tax consequences.

Constructive Termination. Subject to the electing large partnership rules described below, we will be considered to have been terminated and reformed as a new partnership for U.S. Federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all holders of Series A Preferred Shares. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year end, the closing of our taxable year may result in more than 12 months of our gross ordinary income being includable in the holder’s taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code, if applicable. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Information Returns. As soon as reasonably practicable after the end of each fiscal year, we will furnish to you tax information (including Schedule K-1), which describes on a U.S. dollar basis our gross ordinary income for our preceding taxable year that is allocated to you. In preparing this information, we will use various accounting and reporting conventions to determine the gross ordinary income that is allocated to you. Delivery of this information by us will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore likely that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your allocable share of our gross ordinary income and necessitate that you file amended tax returns for the taxable year(s) affected to reflect such adjustment. If you are not a U.S. person, we cannot give any assurance that the tax information we furnish will meet your jurisdiction’s compliance requirements.

It is possible that we may engage in transactions that subject our partnership and, potentially, the holders of our Series A Preferred Shares to other information reporting requirements with respect to an investment in us. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to file amended tax returns for the taxable year(s) affected to reflect such adjustment and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns. Under our limited liability company agreement, in the event of an inadvertent partnership termination in which the IRS has granted us limited relief each holder of our Series A Preferred Shares is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

Nominee Reporting. Persons who hold our Series A Preferred Shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (iii) the amount and description of Series A Preferred Shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Series A Preferred Shares they acquire, hold or transfer for their own account. Penalties for failing to furnish this information may be substantial. The nominee is required to supply the beneficial owner of the Series A Preferred Shares with the information furnished by us.

Taxable Year. A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two-year period. In the event the majority interest in our profits and capital is acquired by a group of partners with a different tax year and we have not been forced to change our tax year during the preceding two-year period, we will be required to change our tax year to the tax year of that group of partners. We may request permission from the IRS to adopt a tax year end of December 31.

Elective Procedures for Large Partnerships. The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the holders of Series A Preferred Shares, and such Schedules K-1 would have to be provided on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of our total interests. If we make such election, IRS audit adjustments will flow through to the holders of Series A Preferred Shares for the year in which the adjustments take effect, rather than the holders of Series A Preferred Shares in the year to which the adjustment relates. In addition, we, rather than the holders of Series A Preferred Shares individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Treatment of Amounts Withheld. If we are required to withhold any U.S. tax on distributions made to any holder of Series A Preferred Shares, we will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder of Series A Preferred Shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

Withholding and Backup Withholding. For each calendar year, we will report to you and the IRS the amount of distributions we made to you and the amount of U.S. Federal income tax (if any) that we withheld on those distributions. The proper application to us of rules for withholding under Section 1441 of the Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of partners at any particular time (in light of possible sales of Series A Preferred Shares), we may over-withhold or under-withhold with respect to a particular holder of Series A Preferred Shares. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a non-U.S. holder. It may turn out, however, the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder’s U.S. tax liability for all withholding, including any such excess withholding, but, if the withholding exceeded the holder’s U.S. tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may turn out the corresponding income was properly allocable to a non-U.S. holder and withholding should have been imposed. In that event, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all holders of our Series A Preferred Shares on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant non-U.S. holder).

Under the backup withholding rules, holders of Series A Preferred Shares may be subject to backup withholding tax (currently 28%) with respect to distributions paid unless: (i) you are a corporation or come within another exempt category and demonstrate this fact when required; or (ii) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A holder of Series A Preferred Shares that is a

non-U.S. person may qualify as an exempt recipient by submitting a properly completed, applicable IRS Form W-8. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. Federal income tax liability and may entitle you to a refund.

If you do not timely provide us with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all holders. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all holders on a pro rata basis (where we are or may be unable to cost efficiently allocate any such excess withholding tax cost specifically to the holders that failed to timely provide the proper U.S. tax certifications).

Foreign Account Tax Compliance Act. Under Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), a 30% U.S. withholding tax may apply to certain payments or, for a disposition occurring after December 31, 2018, the gross proceeds from a disposition of any U.S. stock or securities, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). Holders of Series A Preferred Shares that are non-U.S. persons are encouraged to consult their own tax advisors regarding the implications of FATCA on their investment in our Series A Preferred Shares.

Tax Shelter Regulations. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. In certain circumstances, a holder of our Series A Preferred Shares who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. Federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on U.S. Federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

Holders of our Series A Preferred Shares should consult their own tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Possible New Legislation or Administrative or Judicial Action. The rules dealing with U.S. Federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. We cannot give any assurance as to whether, or in what form, any proposals affecting us or our shareholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. Federal income tax treatment of an investment in Series A Preferred Shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. Federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the “qualifying income exception” to be treated as a partnership that is not taxable as a corporation for U.S. Federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely affect an investment in Series A Preferred Shares. Our structure is also subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis” as described in the section entitled “Risk Factors” in our Annual Report, which is incorporated by reference in this prospectus. We and our shareholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation.

Our organizational documents and agreements permit the manager to modify the limited liability company agreement from time to time, without the consent of the holders of Series A Preferred Shares, in order to address certain changes in U.S. Federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of the holders of our Series A Preferred Shares. In view of the potential significance of any such U.S. Federal income tax law changes and the fact that there are likely to be ongoing developments in this area, each prospective holder of Series A Preferred Shares should consult its own tax advisor to determine the U.S. Federal income tax consequences to it of acquiring and holding Series A Preferred Shares.

Partnership Audit Legislation. With respect to partnership tax returns for taxable years beginning after December 31, 2017, unless the partnership qualifies for and affirmatively elects an alternative procedure, any adjustments to the amount of tax due (including interest and penalties) will be payable by the partnership rather than the partners of such partnership. In general, under the default procedures, taxes imposed on us would be assessed at the highest rate of tax applicable for the reviewed year and determined without regard to the character of the income or gain, the tax status of our shareholders or the benefit of any shareholder-level tax attributes (that could otherwise reduce any tax due).

Under the elective alternative procedure, we would issue information returns to persons who were shareholders in the audited year, who would then be required to take the adjustments into account in calculating their own tax liability, and we would not be liable for the adjustments to the amount of tax due (including interest and penalties). The mechanics of the elective alternative procedure are not clear in a number of respects and will likely be clarified by future guidance. Our manager has discretion whether or not to make use of this elective alternative procedure and has not determined whether or to what extent the election will be available or appropriate.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO APOLLO AND HOLDERS OF SERIES A PREFERRED SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH PROSPECTIVE HOLDER AND, IN REVIEWING THIS OFFERING CIRCULAR, THESE MATTERS SHOULD BE CONSIDERED. PROSPECTIVE HOLDERS OF SERIES A PREFERRED SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN SERIES A PREFERRED SHARES.

CERTAIN ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (each, an “ERISA Plan”), should consider the fiduciary standards of ERISA in the context of the ERISA Plan’s particular circumstances before authorizing an investment in the Series A Preferred Shares. Under ERISA and the Code, any person who exercises discretionary authority or control over the administration of an ERISA Plan or the management or disposition of the assets of an ERISA Plan, or who renders investment advice for a fee or other compensation to an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with its fiduciary responsibilities, and the documents and instruments governing the ERISA Plan.

Prohibited Transaction Issues

Whether or not the underlying assets of Apollo Global Management, LLC, as issuer of the Series A Preferred Shares, were deemed to include “plan assets,” as described below, we, certain of our subsidiaries and the underwriters, the transfer agent, registrar and paying agent, the our manager and our and their respective affiliates may be each considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of Section 4975 of the Code with respect to many ERISA Plans, as well as other arrangements subject to Section 4975 of the Code, including individual retirement accounts and Keogh plans (such arrangements, and together with ERISA Plans, referred to herein as “Plans”). Prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the Series A Preferred Shares are acquired by or with the assets of a Plan with respect to which our manager, we or any of our subsidiaries or our or our manger’s respective affiliates and the other persons referenced above is a party in interest or disqualified person, unless the transaction qualifies for an exemption from the prohibited transaction rules of Title I of ERISA and Section 4975 of the Code. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code, unless relief is available under an applicable statutory or administrative exemption.

Exemptive relief from the prohibited transaction rules under Section 406 of ERISA and Section 4975 of the Code may be available for direct or indirect prohibited transactions resulting from the purchase, holding or disposition of our Shares. Those exemptions include Prohibited Transaction Class Exemption (“PTCE”) 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers). In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide exemptive relief for certain arm’s-length transactions with a person (other than a fiduciary or an affiliate of a fiduciary that (directly or indirectly) has or exercises discretionary authority or control or renders investment advice with respect to the assets involved in the transaction) that is a party in interest or disqualified person solely by reason of providing services to Plans or being an affiliate of such a service provider (the “Service Provider Exemption”). Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Plans considering acquiring and/or holding the Series A Preferred Shares in reliance on these or any other exemption should carefully review the exemption to assure it is applicable. There can be no assurance that any of these class exemptions, the Service Provider Exemption or any other exemption will be available with respect to any particular transaction involving the Series A Preferred Shares.

Plan Asset Issues

Regulations, promulgated under ERISA by the U.S. Department of Labor, as modified by Section 3(42) of ERISA (the “Plan Asset Regulations”) generally provide, that when a Plan acquires an equity interest in an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the Plan’s assets include both the equity interest and an undivided interest in each of the underlying assets of the entity unless it is established either that equity participation in the entity by “benefit plan investors” is not significant or that the entity is an “operating company,” in each case as defined in the Plan Asset Regulations. For purposes of the Plan Asset Regulations, equity participation in an entity by benefit plan investors will not be significant if they hold, in the aggregate, less than 25% of the total value of each class of such entity’s equity, excluding equity interests held by persons (other than benefit plan investors) with discretionary authority or control over the assets of the entity or who provide investment advice for a fee (direct or indirect) with respect to such assets, and any affiliates thereof.

For purposes of the Plan Asset Regulations, a “publicly offered security” is a security that is (a) “freely transferable”, (b) part of a class of securities that is “widely held,” and (c) (i) sold to the Plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities to which such security is a part is registered under the Exchange Act within 120 days after the end of the fiscal year of the issuer during which the offering of such securities to the public has occurred, or (ii) is part of a class of securities that is registered under Section 12 the Exchange Act. The Series A Preferred Shares are being offered pursuant to a registered offering under the Securities Act and the Series A Preferred Shares will be registered under the Exchange Act. The Plan Asset Regulations provide that a security is “widely held” only if it is part of a class of securities that is owned by 100 or more investors independent of the issuer and one another. A security will not fail to be “widely held” because the number of independent investors falls below 100 subsequent to the initial offering thereof as a result of events beyond the control of the issuer. It is anticipated that our Series A Preferred Shares will be “widely held” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard. The Plan Asset Regulations provide that whether a security is “freely transferable” is a factual question to be determined on the basis all the relevant facts and circumstances. It is anticipated that our Series A Preferred Shares will be “freely transferable” within the meaning of the Plan Asset Regulations, although no assurance can be given in this regard.

Although no assurances can be given in this regard, we anticipate that the Series A Preferred Shares we are selling hereunder should qualify as a “publicly offered security” within the meaning of the Plan Asset Regulations.

Governmental plans, certain church plans and non-United States plans (each, a “Non-ERISA Plan”), while not subject to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code, may nevertheless be subject to other Federal, state, local, non-U.S. or other laws or regulations that are substantially similar to the foregoing provisions of ERISA or the Code (collectively, “Similar Laws”). Fiduciaries of any such plans should consult with their counsel before purchasing the Series A Preferred Shares.

Plan Asset Consequences

If the assets of Apollo Global Management, LLC, as issuer of the Series A Preferred Shares, were deemed to be “plan assets” under ERISA, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by Apollo Global Management, LLC, and (ii) the possibility that certain transactions in which Apollo Global Management, LLC might seek to engage could constitute “prohibited transactions” under ERISA and the Code.

Certain Restrictions

Due to the foregoing requirements, the Series A Preferred Shares may not be purchased or held by any Plan, any entity whose underlying assets include plan assets by reason of any Plan’s investment in the entity or by reason of any Non-ERISA Plan’s investment in the entity (each, a “Plan Asset Entity”), or any person investing plan assets of any Plan or Non-ERISA Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under Section 406 of ERISA and Section 4975 of the Code or a violation of any applicable Similar Law.

Accordingly, each purchaser and subsequent transferee, including any fiduciary purchasing or holding the Series A Preferred Shares with the assets of any Plan, Plan Asset Entity or Non-ERISA Plan, will be deemed to have represented and warranted by its purchase or holding of the Series A Preferred Shares that either (a) it is not a Plan, a Plan Asset Entity or a Non-ERISA Plan and is not purchasing or holding such shares on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Plan or (b) its purchase and holding of the Series A Preferred Shares will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation of any applicable Similar Law.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing our shares on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code or any Similar Laws to such an investment and whether an exemption would be available for the purchase and holding of our shares.

Purchasers of our shares have exclusive responsibility for ensuring that their purchase and holding of our shares do not violate the prohibited transaction rules of Section 406 of ERISA or Section 4975 of the Code or any applicable Similar Law, as described above.

UNDERWRITING

Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the number of Series A Preferred Shares set forth opposite the underwriter’s name.

Underwriter	Number of Series A Preferred Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the Series A Preferred Shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the Series A Preferred Shares (other than those covered by the over-allotment option described below) if they purchase any of the Series A Preferred Shares.

The Series A Preferred Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any Series A Preferred Shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $                per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $                per share on sales to other dealers. If all the Series A Preferred Shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

If the underwriters sell more Series A Preferred Shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to      additional Series A Preferred Shares at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a number of additional Series A Preferred Shares approximately proportionate to that underwriter’s initial purchase commitment. Any Series A Preferred Shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Series A Preferred Shares that are the subject of this offering.

We and our manager have agreed that, for a period of 30 days from the date of this prospectus supplement, we and our manager will not, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC, offer, sell, contract to sell, pledge, otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by us or our manager or any affiliate of us or our manager or any person in privity with us or our manager or any affiliate of us or our manager, directly or indirectly, including the filing (or participation in the filing) of a registration statement with the Commission in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, or announce the offering, of any debt securities issued or guaranteed by us or our manager or shares of any class of our capital stock (other than the Series A Preferred Shares) that is preferred as to the payment of distributions, or as to the distribution of assets upon any liquidation or dissolution of us, over shares of any other class of our capital stock; provided that the we may issue and sell the Series A Preferred Shares to the underwriters pursuant to the underwriting agreement. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley & Co. LLC, UBS Securities LLC and Wells Fargo Securities, LLC in their sole discretion may release any of the securities subject to this lock-up agreement at any time.

We intend to apply to list the Series A Preferred Shares on the NYSE under the symbol “                .” If the application is approved, we expect trading in the Series A Preferred Shares on the NYSE to begin within 30 days after the Series A Preferred Shares are first issued.

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Paid by Us
	No Exercise		Full Exercise
Per share		$(1)		$(1)
Total	$		$

(1)	The underwriting discount will be $ per Series A Preferred Share for retail orders and $ per Series A Preferred Share for institutional orders.

The estimated offering expenses payable by us (excluding the underwriting discount) are approximately $                million, which includes legal, accounting and printing costs and various other fees associated with registering the shares.

In connection with the offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases. Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in the offering. “Covered” short sales are sales of Series A Preferred Shares in an amount up to the number of Series A Preferred Shares represented by the underwriters’ over-allotment option. “Naked” short sales are sales of Series A Preferred Shares in an amount in excess of the number of Series A Preferred Shares represented by the underwriters’ over-allotment option. Covering transactions involve purchases of Series A Preferred Shares either pursuant to the underwriters’ over-allotment option or in the open market after the distribution has been completed to cover short positions. To close a naked short position, the underwriters must purchase Series A Preferred Shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Series A Preferred Shares in the open market after pricing that could adversely affect investors who purchase in the offering. To close a covered short position, the underwriters must purchase Series A Preferred Shares in the open market after the distribution has been completed or must exercise the over-allotment option. In determining the source of Series A Preferred Shares to close the covered short position, the underwriters will consider, among other things, the price of Series A Preferred Shares available for purchase in the open market as compared to the price at which they may purchase Series A Preferred Shares through the over-allotment option. Stabilizing transactions involve bids to purchase Series A Preferred Shares so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the shares. They may also cause the price of the shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the NYSE, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We expect to deliver the shares against payment for the shares on or about the date specified in the last paragraph of the cover page of this prospectus supplement, which will be the fifth business day following the date of the pricing of the shares (“T+5”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade shares on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the shares initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The underwriters and their respective affiliates have performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses.

In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of ours or our affiliates. Certain of the underwriters and their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Series A Preferred Shares. Any such short positions could adversely affect future trading prices of the Series A Preferred Shares. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or financial instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of shares described in this prospectus supplement may not be made to the public in that relevant member state other than:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For purposes of this provision, the expression an “offer of shares to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive) and includes any relevant implementing measure in the relevant member state. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

The sellers of the shares have not authorized and do not authorize the making of any offer of shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the shares as contemplated in this prospectus supplement. Accordingly, no purchaser of the shares, other than the underwriters, is authorized to make any further offer of the shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus supplement and the accompanying prospectus are only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”) or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus supplement nor any other offering material relating to the shares described in this prospectus supplement has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus supplement nor any other offering material relating to the shares has been or will be:

•	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

•	used in connection with any offer for subscription or sale of the shares to the public in France.

Such offers, sales and distributions will be made in France only:

•	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

•	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

•	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Généeral) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public a` l’épargne).

The shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Putures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The shares offered in this prospectus supplement have not been registered under the Securities and Exchange Law of Japan. The shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except (i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Putures Act, Chapter 289 of Singapore (the “SPA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SPA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SPA, in each case subject to compliance with conditions set forth in the SPA.

Where the shares are subscribed or purchased under Section 275 of the SPA by a relevant person which is:

•	a corporation (which is not an accredited investor (as defined in Section 4A of the SPA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

•	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and shares of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SPA except:

•

to an institutional investor (for corporations, under Section 274 of the SPA) or to a relevant person defined in Section 275(2) of the SPA, or to any person pursuant to an offer that is made on terms that such shares, debentures and shares of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SPA;

•	where no consideration is or will be given for the transfer; or

•	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP. Certain legal matters related to this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New  York.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The consolidated financial statements of financial condition of Apollo Global Management, LLC as of December 31, 2016 and 2015 and the related consolidated statements of operations, comprehensive income, changes in shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2016, incorporated in this prospectus supplement by reference from Apollo Global Management, LLC’s Annual Report on Form 10-K for the year ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference.

PROSPECTUS

Apollo Global Management, LLC

Debt Securities; Class A Shares, Representing Class A Limited Liability Company Interests; Preferred Shares,

Representing Limited Liability Company Interests; Depositary Shares; Warrants; Subscriptions

Rights; Purchase Contracts; Purchase Units

This prospectus contains a general description of the securities which may be offered for sale by us or by the selling shareholders from time to time. The specific terms of the securities, including their offering prices, will be contained in one or more supplements to this prospectus. You should read this prospectus and any accompanying prospectus supplement carefully before you invest.

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

The securities may be offered and sold to or through underwriters, brokers or dealers, directly to purchasers, through block trades, through agents, in “at the market” offerings or otherwise through a combination of any of these methods of sale. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” on page 50 in this prospectus.

Our Class A shares are listed on the New York Stock Exchange, or the “NYSE,” under the symbol “APO.”

Investing in our securities involves risks. You should carefully read and consider the risk factors described under “Risk Factors” beginning on page 3 of this prospectus, in any accompanying prospectus supplement and in the documents incorporated by reference herein and therein before you make an investment in our securities.

Neither the Securities and Exchange Commission (the “Commission”) nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 6, 2016.

ABOUT THIS PROSPECTUS

To understand the terms of the securities offered by this prospectus, you should carefully read this prospectus and any applicable prospectus supplement. You should also read the documents referred to under the heading “Where You Can Find More Information” for information on us and the business conducted by us.

This prospectus is part of a registration statement on Form S-3 that we filed with the Commission using a “shelf” registration process. Under this shelf registration process, we may offer and sell from time to time any of the following securities, in one or more series, up to an indeterminable total dollar amount:

•	debt securities;

•	Class A shares, representing Class A limited liability company interests (the “Class A shares”);

•	preferred shares, representing limited liability company interests;

•	depositary shares;

•	warrants;

•	subscription rights;

•	purchase contracts; and

•	purchase units.

In addition, the selling shareholders may offer and sell from time to time our Class A shares.

As described under the heading “Plan of Distribution,” certain third parties may also offer securities from time to time. The securities may be sold for U.S. dollars, foreign-denominated currency or currency units. Amounts payable with respect to any securities may be payable in U.S. dollars or foreign-denominated currency or currency units as specified in the applicable prospectus supplement.

This prospectus provides you with a general description of the securities we may offer. Each time we or the selling shareholders offer securities, we will provide you with a prospectus supplement that will describe the specific amounts, prices and terms of the securities being offered. The prospectus supplement may also add, update or change information contained or incorporated by reference in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement.

The prospectus supplement will, if applicable, also contain information about any material U.S. Federal income tax considerations relating to the securities covered by the prospectus supplement.

We or the selling shareholders may sell these securities to underwriters who will sell the securities to the public on terms fixed at the time of sale. In addition, the securities may be sold by us or the selling shareholders directly or through dealers or agents designated from time to time, which agents may be affiliates of ours. If we, directly or through agents, solicit offers to purchase the securities, we and the selling shareholders reserve the sole right to accept and, together with any agents, dealers and underwriters, reserve the right to reject, in whole or in part, any proposed purchase of securities. If any agents, dealers or underwriters are involved in the sale of any securities, the applicable prospectus supplement will set forth the names of any underwriters, dealers or agents, together with the terms of the offering, the compensation of any underwriters, dealers or agents and the net proceeds to us or the selling shareholders.

Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the “Securities Act.”

i

THE SECURITIES OFFERED HEREBY HAVE NOT BEEN RECOMMENDED BY ANY UNITED STATES FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT CONFIRMED THE ACCURACY OR DETERMINED THE ADEQUACY OF THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

In considering the performance information included in or incorporated by reference in this prospectus relating to our funds, prospective security holders should bear in mind that the performance of our funds is not indicative of the possible performance of our securities and is also not necessarily indicative of the future results of our funds, even if fund investments were in fact liquidated on the dates indicated, and there can be no assurance that our funds will continue to achieve, or that future funds will achieve, comparable results.

In addition, an investment in our securities is not an investment in any of the Apollo funds, and the assets and revenues of our funds are not directly available to us. This prospectus is solely an offer with respect to our securities.

The distribution of this prospectus and the offering and sale of the securities in certain jurisdictions may be restricted by law. We require persons into whose possession this prospectus comes to inform themselves about and to observe any such restrictions. This prospectus does not constitute an offer of, or an invitation to purchase, any of the securities in any jurisdiction in which such offer or invitation would be unlawful.

VALUATION AND RELATED DATA

This prospectus contains valuation data relating to the Apollo funds and related data that have been derived from such funds. When considering the valuation and related data presented in this prospectus, you should bear in mind that the historical results of the private equity, credit and real estate funds that Apollo has managed or sponsored in the past are not indicative of the future results that you should expect from the Apollo funds or from us.

TERMS USED IN THIS PROSPECTUS

When used in this prospectus, unless the context otherwise requires:

•	“AAA” refers to AP Alternative Assets, L.P., a Guernsey limited partnership that generally invests alongside our private equity funds and directly in our credit funds and certain other opportunistic investments that we sponsor and manage; the common units of AAA are listed on Euronext Amsterdam N.V.’s Euronext Amsterdam by NYSE Euronext;

•	“APO Corp.” refers to APO Corp., a Delaware corporation and a wholly-owned subsidiary of Apollo Global Management, LLC;

•	“Apollo,” “we,” “us,” “our” and the “Company” refer collectively to Apollo Global Management, LLC, a Delaware limited liability company, and its subsidiaries, including the Apollo Operating Group and all of its subsidiaries, or as the context may otherwise require;

•	“Apollo funds,” “our funds” and references to the “funds” we manage, refer to the funds (including the parallel funds and alternative investment vehicles of such funds), entities, accounts, including strategic investment accounts, or “SIAs,” alternative asset companies and other entities for which subsidiaries of the Apollo Operating Group provide investment management or advisory services;

•

“Apollo Operating Group” collectively refers to (i) the entities through which our Managing Partners currently operate our businesses and (ii) one or more entities formed for the purpose of, among other activities, holding certain of our gains or losses on our principal investments in the funds, which we

ii

refer to as our “principal investments.” Each Apollo Operating Group entity has an identical number of partner or limited liability company units, as applicable, and, when held together, one Class A limited partner or limited liability company unit, as applicable, in each of the Apollo Operating Group entities together represent one “Apollo Operating Group unit;”

•	“Assets Under Management,” or “AUM,” refers to the assets we manage or advise for the funds, entities and accounts to which we provide investment management or advisory services, including, without limitation, capital that such funds, entities and accounts have the right to call from investors pursuant to capital commitments. Our AUM equals the sum of:

(i) the fair value of the investments of the private equity funds, entities and accounts we manage or advise plus the capital that such funds, entities and accounts are entitled to call from investors pursuant to capital commitments;

(ii) the net asset value, or “NAV,” of the credit funds, entities and accounts for which we provide investment management or advisory services, other than certain collateralized loan obligations (“CLOs”) and collateralized debt obligations (“CDOs”), which have a fee-generating basis other than the mark-to-market value of the underlying assets, plus used or available leverage and/or capital commitments;

(iii) the gross asset value or net asset value of the real estate funds, entities and accounts we manage, and the structured portfolio company investments of the funds, entities and accounts we manage or advise, which includes the leverage used by such structured portfolio company investments;

(iv) the incremental value associated with the reinsurance investments of the portfolio company assets we manage or advise; and

(v) the fair value of any other assets that we manage or advise for the funds, entities and accounts to which we provide investment management or advisory services, plus unused credit facilities, including capital commitments to such funds, entities and accounts for investments that may require pre-qualification before investment plus any other capital commitments to such funds, entities and accounts available for investment that are not otherwise included in the clauses above.

Our AUM measure includes Assets Under Management for which we charge either no or nominal fees. In addition our AUM measure includes certain assets for which we do not have investment discretion. Our definition of AUM is not based on any definition of Assets Under Management contained in our operating agreement or in any of our Apollo fund management agreements. We consider multiple factors for determining what should be included in our definition of AUM. Such factors include but are not limited to (1) our ability to influence the investment decisions for existing and available assets; (2) our ability to generate income from the underlying assets in our funds; and (3) the AUM measures that we use internally or believe are used by other investment managers. Given the differences in the investment strategies and structures among other alternative investment managers, our calculation of AUM may differ from the calculations employed by other investment managers and, as a result, this measure may not be directly comparable to similar measures presented by other investment managers. Our calculation also differs from the manner in which our affiliates registered with the SEC report “Regulatory Assets Under Management” on Form ADV and Form PF in various ways;

•	“BRH” refers to BRH Holdings GP, Ltd;

•	“carried interest”, “carried interest income” and “incentive income” refer to interests granted to Apollo by an Apollo fund that entitle Apollo to receive allocations, distributions or fees which are based on the performance of such fund or its underlying investments;

•	“Contributing Partners” refer to those of our partners and their related parties (other than our Managing Partners) who indirectly beneficially own (through Holdings) Apollo Operating Group units;

•

“gross IRR” of a private equity fund represents the cumulative investment-related cash flows in the fund itself (and not any one investor in the fund) on the basis of the actual timing of investment inflows

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and outflows (for unrealized investments assuming disposition on December 31, 2015 or other date specified) aggregated on a gross basis quarterly, and the return is annualized and compounded before management fees, carried interest and certain other fund expenses (including interest incurred by the fund itself) and measures the returns on the fund’s investments as a whole without regard to whether all of the returns would, if distributed, be payable to the fund’s investors;

•	“Holdings” means AP Professional Holdings, L.P., a Cayman Islands exempted limited partnership through which our Managing Partners and Contributing Partners indirectly beneficially own their interests in the Apollo Operating Group units;

•	“inflows” represents (i) at the individual segment level, subscriptions, commitments, and other increases in available capital, such as acquisitions or leverage, net of inter-segment transfers, and (ii) on an aggregate basis, the sum of inflows across the private equity, credit and real estate segments;

•	“IRS” refers to the U.S. Internal Revenue Service;

•	“Managing Partners” refer to Messrs. Leon Black, Joshua Harris and Marc Rowan collectively and, when used in reference to holdings of interests in Apollo or Holdings, includes certain related parties of such individuals;

•	“net IRR” of a private equity fund means the gross IRR, including returns for related parties which may not pay fees or carried interest, net of management fees, certain fund expenses (including interest incurred by the fund itself) and realized carried interest all offset to the extent of interest income, and measures returns on amounts that, if distributed, would be paid to investors of the fund. To the extent that an Apollo private equity fund exceeds all requirements detailed within the applicable fund agreement, the estimated Unrealized Value is adjusted such that a percentage of up to 20.0% of the unrealized gain is allocated to the general partner or members, as applicable, of the fund, thereby reducing the balance attributable to fund investors. Net IRR does not represent the return to any fund investor;

•	“our manager” means AGM Management, LLC, a Delaware limited liability company that is controlled by our Managing Partners;

•	“permanent capital vehicles” refers to (a) assets that are managed by Athene Asset Management and another affiliate of Apollo that provides advisory services to Athene Deutschland and its subsidiaries, (b) assets that are owned by or related to MidCap FinCo Limited (“MidCap”) and managed by Apollo Capital Management, L.P., (c) assets of publicly traded vehicles managed by Apollo such as AAA, Apollo Investment Corporation (“AINV”), Apollo Commercial Real Estate Finance, Inc. (“ARI”), Apollo Residential Mortgage, Inc. (“AMTG”), Apollo Tactical Income Fund Inc. (“AIF”), and Apollo Senior Floating Rate Fund Inc. (“AFT”), in each case that do not have redemption provisions or a requirement to return capital to investors upon exiting the investments made with such capital, except as required by applicable law and (d) a non-traded business development company sub-advised by Apollo. The investment management arrangements of AINV, AIF and AFT have one year terms, are reviewed annually and remain in effect only if approved by the boards of directors of such companies or by the affirmative vote of the holders of a majority of the outstanding voting shares of such companies, including in either case, approval by a majority of the directors who are not “interested persons” as defined in the Investment Company Act of 1940. In addition, the investment management arrangements of AINV, AIF and AFT may be terminated in certain circumstances upon 60 days’ written notice. The investment management arrangements of ARI and AMTG have one year terms and are reviewed annually by each company’s board of directors and may be terminated under certain circumstances by an affirmative vote of at least two-thirds of such company’s independent directors. The investment management arrangements between MidCap and Apollo Capital Management, L.P. and Athene and Athene Asset Management, may also be terminated under certain circumstances;

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•	“Strategic Investors” refer to the California Public Employees’ Retirement System, or “CalPERS,” and an affiliate of the Abu Dhabi Investment Authority, or “ADIA”; and

•	“Unrealized Value” refers to the fair value consistent with valuations determined in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”), for investments not yet realized and may include pay in kind, accrued interest and dividends receivable, if any. In addition, amounts include committed and funded amounts for certain investments.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with the Commission, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Commission will automatically update and, where applicable, supersede this information. In all cases, you should rely on the later information over different information included in this prospectus. We incorporate by reference the following documents which have been filed with the Commission:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, filed with the Commission on February 29, 2016 (the “2015 Annual Report”).

•	Our Current Reports on Form 8-K, filed with the Commission on March 1, 2016 and March 15, 2016.

•	The description of the Class A shares set forth in our registration statement on Form 8-A filed with the Commission on March 21, 2011.

All documents and reports that we file with the Commission (other than any portion of such filings that are furnished under applicable Commission rules rather than filed) pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this prospectus and before the later of (1) the completion of the offering of the securities described in this prospectus and (2) the termination of the offering of securities pursuant to this prospectus, shall be incorporated by reference in this prospectus from the date of filing of such documents.

Upon request, we will provide to each person to whom a prospectus is delivered a copy of any or all of the reports or documents that have been incorporated by reference in this prospectus but not delivered with the prospectus. You may request a copy of these filings or a copy of any or all of the documents referred to above which have been incorporated in this prospectus by reference, at no cost, by writing or telephoning us at the following address:

Apollo Global Management, LLC

9 West 57th Street, 43rd Floor

New York, New York 10019

Telephone: (212) 515-3200

You should rely only on the information contained or incorporated by reference in this prospectus, any applicable prospectus supplement, any free writing prospectus and any pricing supplement that we authorize. We have not authorized any person, including any underwriter, salesperson or broker, to provide information other than that provided in this prospectus, any applicable prospectus supplement, any free writing prospectus or any pricing supplement that we authorize. We have not authorized anyone to provide you with different information. We do not take responsibility for, and can provide no assurance as to the reliability of, any information that others may give you. We are not making an offer of the securities in any jurisdiction where the offer is not permitted.

You should not assume that the information in this prospectus, any applicable prospectus supplement, any free writing prospectus and any pricing supplement that we authorize or any documents incorporated by reference is accurate as of any date other than the date of the applicable document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Except as described above or elsewhere in this prospectus, no other information is incorporated by reference in this prospectus (including, without limitation, information on our website).

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WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-3 under the Securities Act, as amended (the “Securities Act”), with respect to the securities offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement on Form S-3 and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information about us and our securities, we refer you to the registration statement and to its exhibits and schedules. Statements in this prospectus about the contents of any contract, agreement or other document are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement.

Anyone may inspect the registration statement on Form S-3 and its exhibits and schedules without charge at the public reference facilities the Commission maintains at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the Commission upon the payment of certain fees prescribed by the Commission. You may obtain further information about the operation of the Commission’s Public Reference Room by calling the Commission at 1-800-SEC-0330. You may also inspect these reports and other information without charge at the website maintained by the Commission. The address of this website is www.sec.gov.

We are subject to the informational requirements of the Exchange Act and are required to file reports and other information with the Commission. You can inspect and copy these reports and other information at the public reference facilities maintained by the Commission at the address noted above. You can also obtain copies of this material from the Public Reference Room as described above, or inspect them without charge at the Commission’s website. We furnish our shareholders with annual reports containing consolidated financial statements audited by our independent registered public accounting firm. We maintain a website at www.agm.com. Our website and the information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which this prospectus forms a part, and you should not rely on any such information in making your decision whether to invest in our securities.

No person has been authorized to give any information or to make any representation other than those contained in this prospectus, and, if given or made, any information or representations must not be relied upon as having been authorized. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy these securities in any circumstances in which this offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made under this prospectus shall, under any circumstances, create any implication that there has been no change in the affairs of Apollo Global Management, LLC since the date of this prospectus.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus may contain forward-looking statements that are within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements include, but are not limited to, discussions related to Apollo’s expectations regarding the performance of its business, liquidity and capital resources and the other non-historical statements in the discussion and analysis. These forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. When used in this prospectus, the words “believe,” “anticipate,” “estimate,” “expect,” “intend” and similar expressions are intended to identify forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks relating to our dependence on certain key personnel, our ability to raise new private equity, credit or real estate funds, market conditions generally, our ability to manage our growth, fund performance, changes in our regulatory environment and tax status, the variability of our revenues, net income and cash flow, our use of leverage to finance our businesses and investments by our funds and litigation risks, among others. We believe these factors include but are not limited to those described under the section entitled “Risk Factors” in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein, including the factors described in the Company’s 2015 Annual Report, and other such factors as may be described from time to time in our periodic filings with the Commission, which are accessible on the Commission’s website at www.sec.gov. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus and in our other filings. We undertake no obligation to publicly update or review any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by applicable law.

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THE COMPANY

Founded in 1990, Apollo is a leading global alternative investment manager. We are a contrarian, value-oriented investment manager in private equity, credit and real estate, with significant distressed investment expertise. We have a flexible mandate in many of the funds we manage which enables our funds to invest opportunistically across a company’s capital structure. We raise, invest and manage funds on behalf of some of the world’s most prominent pension, endowment and sovereign wealth funds, as well as other institutional and individual investors.

Apollo is led by our Managing Partners, Leon Black, Joshua Harris and Marc Rowan, who have worked together for more than 25 years and lead a team of 945 employees, including 353 investment professionals, as of December 31, 2015. This team possesses a broad range of transaction, financial, managerial and investment skills. We have offices in New York, Los Angeles, Houston, Chicago, Bethesda, Toronto, London, Frankfurt, Madrid, Luxembourg, Mumbai, Delhi, Singapore, Hong Kong and Shanghai. We operate our private equity, credit and real estate investment management businesses in a highly integrated manner, which we believe distinguishes us from other alternative investment managers. Our investment professionals frequently collaborate across disciplines. We believe that this collaboration, including market insight, management, banking and consultant contacts, and investment opportunities, enables the funds we manage to more successfully invest across a company’s capital structure. This platform and the depth and experience of our investment team have enabled us to deliver strong long-term investment performance for our funds throughout a range of economic cycles.

As of December 31, 2015, we had total AUM of $170 billion, including approximately $38 billion in private equity, $121 billion in credit and $11 billion in real estate. We have consistently produced attractive long-term investment returns in our private equity funds, generating a 39% gross IRR and a 25% net IRR on a compound annual basis from inception through December 31, 2015. We have grown our total AUM at a 23% compound annual growth rate from December 31, 2005 to December 31, 2015. In addition, we benefit from mandates with long-term capital commitments in our private equity, credit and real estate businesses. Our long-lived capital base allows us to invest our funds’ assets with a long-term focus, which is an important component in generating attractive returns for our fund investors. We believe the long-term capital we manage also leaves us well-positioned during economic downturns, when the fundraising environment for alternative assets has historically been more challenging than during periods of economic expansion. As of December 31, 2015, more than 90% of our AUM was in funds with a contractual life at inception of seven years or more, and 49% of our AUM was in permanent capital vehicles.

Our revenues and other income consist principally of (i) management fees, which may be based upon a percentage of the committed or invested capital, adjusted assets, gross invested capital, fund net asset value, stockholders’ equity or the capital accounts of the limited partners of the funds, and may be subject to offset as discussed in note 2 to our consolidated financial statements in our 2015 Annual Report, (ii) advisory and transaction fees, net relating to certain actual and potential private equity, credit and real estate investments as more fully discussed in note 2 to our consolidated financial statements in our 2015 Annual Report, (iii) income based on the performance of our funds, which consists of allocations, distributions or fees from our private equity, credit and real estate funds, and (iv) investment income from our investments as general partner and other direct investments primarily in the form of net gains from investment activities as well as interest and dividend income.

Our ability to grow our AUM and revenues depends on our performance and on our ability to attract new capital and fund investors, which we have done successfully for more than 25 years. The following are key elements of our growth strategy:

•	continuing to achieve long-term returns in our funds;

•	continuing our commitment to our fund investors;

•	raising additional investment capital for our current businesses;

•	expanding into new investment strategies, markets and businesses; and

•	pursuing complementary and strategic acquisitions.

Apollo Global Management, LLC was formed in Delaware on July 3, 2007. Our principal executive offices are located at 9 West 57th Street, New York, New York 10019, and our telephone number is (212) 515-3200. We maintain a website at www.agm.com. We do not incorporate the information on our website into this prospectus and you should not consider any information on, or that can be accessed through, our website as part of this prospectus.

RISK FACTORS

Any investment in our securities involves a high degree of risk. You should carefully consider the specific risks described in our 2015 Annual Report and the various risk factors incorporated by reference in the applicable prospectus supplement, together with all the other information contained in the applicable prospectus supplement or incorporated by reference in this prospectus and the applicable prospectus supplement. See ‘‘Incorporation of Documents by Reference’’ and ‘‘Where You Can Find More Information.” These risk factors may be amended, supplemented or superseded from time to time in the applicable prospectus supplement and by other reports we file with the Commission in the future. If any of these risks were to occur, the Company’s business, financial condition or operating results could be harmed, which may reduce our ability to pay distributions on or redeem the Class A shares. In addition, the trading price of the Class A shares may be adversely affected. You may lose all or part of your investment.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges is set forth below for the periods indicated.

	Year Ended December 31,
	2015	2014	2013	2012	2011
Ratio of earnings to fixed charges(1)	5.61	9.59	18.69	9.37	(6.62)

(1)	Earnings were insufficient to cover fixed charges by $406.0 million for the year ended December 31, 2011.

For purposes of computing the ratios of earnings to fixed charges, earnings consist of pre-tax income from continuing operations before equity in (earnings) loss from non-controlling interests plus fixed charges, amortization of capitalized interest and distributions from equity investees. Fixed charges consist of interest expense, amortization of debt costs and an estimate of interest within net rental expense.

We did not have any preferred stock outstanding for the periods presented, and therefore the ratios of earnings to combined fixed charges and preferred stock dividends would be the same as the ratios of earnings to fixed charges presented above.

USE OF PROCEEDS

We intend to use the net proceeds we receive from the sale of the securities offered by this prospectus for general corporate purposes, unless we specify otherwise in the applicable prospectus supplement. General corporate purposes may include additions to working capital, capital expenditures, repayment of debt, the financing of possible acquisitions and investments or stock repurchases.

We will not receive any proceeds from the resale of Class A shares by selling shareholders under this prospectus or any prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. The following description of the terms of our senior debt securities and subordinated debt securities (together, the “debt securities”) sets forth certain general terms and provisions of the debt securities to which any prospectus supplement may relate. Unless otherwise noted, the general terms and provisions of our debt securities discussed below apply to both our senior debt securities and our subordinated debt securities. The particular terms of any debt securities and the extent, if any, to which such general provisions will not apply to such debt securities will be described in the prospectus supplement relating to such debt securities.

Our debt securities may be issued from time to time in one or more series. The senior debt securities will be issued from time to time in series under an indenture between us and a trustee named therein, as Senior Indenture Trustee (as amended or supplemented from time to time, the “senior indenture”). The subordinated debt securities will be issued from time to time under a subordinated indenture to be entered into between us and a trustee named therein, as Subordinated Indenture Trustee (the “subordinated indenture” and, together with the senior indenture, the “indentures”). The Senior Indenture Trustee and the Subordinated Indenture Trustee are both referred to, individually, as the “Trustee.” The senior debt securities will constitute our unsecured and unsubordinated obligations and the subordinated debt securities will constitute our unsecured and subordinated obligations. A detailed description of the subordination provisions is provided below under the caption “—Ranking and Subordination—Subordination.” In general, however, if we declare bankruptcy, holders of the senior debt securities will be paid in full before the holders of subordinated debt securities will receive anything.

The statements set forth below are brief summaries of certain provisions contained in the indentures, which summaries do not purport to be complete and are qualified in their entirety by reference to the indentures, forms of which are filed as an exhibit to the registration statement of which this prospectus forms a part. Terms used herein that are otherwise not defined shall have the meanings given to them in the indentures. Such defined terms shall be incorporated herein by reference.

The indentures will not limit the amount of debt securities which may be issued under the applicable indenture and debt securities may be issued under the applicable indenture up to the aggregate principal amount which may be authorized from time to time by us. Any such limit applicable to a particular series will be specified in the prospectus supplement relating to that series.

The applicable prospectus supplement will disclose the terms of each series of debt securities in respect to which such prospectus is being delivered, including the following:

•	the designation and issue date of the debt securities;

•	the date or dates on which the principal of the debt securities is payable;

•	the rate or rates (or manner of calculation thereof), if any, per annum at which the debt securities will bear interest, if any;

•	the date or dates, if any, from which interest will accrue and the interest payment date or dates for the debt securities;

•	any limit upon the aggregate principal amount of the debt securities which may be authenticated and delivered under the applicable indenture;

•	the period or periods within which the redemption price or prices or the repayment price or prices, as the case may be, and the terms and conditions upon which the debt securities may be redeemed at the Company’s option or the option of the holder of such debt securities;

•

the obligation, if any, of the Company to purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of such debt securities and the period or periods within which, the price or prices at which and the terms and conditions upon which such debt securities will be purchased, in whole or in part, pursuant to such obligation;

•	if other than denominations of $2,000 and any integral multiple of $1,000, the denominations in which the debt securities will be issuable;

•	provisions, if any, with regard to the conversion or exchange of the debt securities, at the option of the holders of such debt securities or the Company, as the case may be, for or into new securities of a different series, the Company’s Class A shares or other securities;

•	if other than U.S. dollars, the currency or currencies or units based on or related to currencies in which the debt securities will be denominated and in which payments of principal of, and any premium and interest on, such debt securities shall or may be payable;

•	if the principal of (and premium, if any) or interest, if any, on the debt securities are to be payable, at the election of the Company or a holder of such debt securities, in a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made;

•	if the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index based on a currency (including a composite currency) other than that in which such debt securities are stated to be payable, the manner in which such amounts shall be determined;

•	provisions, if any, related to the exchange of the debt securities, at the option of the holders of such debt securities, for other securities of the same series of the same aggregate principal amount or of a different authorized series or different authorized denomination or denominations, or both;

•	the portion of the principal amount of the debt securities, if other than the principal amount thereof, which shall be payable upon declaration of acceleration of the maturity thereof as more fully described under the section “—Events of Default, Notice and Waiver” below;

•	whether the debt securities will be issued in the form of global securities and, if so, the identity of the depositary with respect to such global securities;

•	if the debt securities will be guaranteed, the terms and conditions of such guarantees and provisions for the accession of the guarantors to certain obligations under the applicable indenture;

•	with respect to subordinated debt securities only, the amendment or modification of the subordination provisions in the subordinated indenture with respect to the debt securities; and

•	any other specific terms.

We may issue debt securities of any series at various times and we may reopen any series for further issuances from time to time without notice to existing holders of securities of that series.

Some of the debt securities may be issued as original issue discount debt securities. Original issue discount debt securities bear no interest or bear interest at below-market rates. These are sold at a discount below their stated principal amount. If we issue these securities, the applicable prospectus supplement will describe any special tax, accounting or other information which we think is important. We encourage you to consult with your own competent tax and financial advisors on these important matters.

Unless we specify otherwise in the applicable prospectus supplement, the covenants contained in the indentures will not provide special protection to holders of debt securities if we enter into a highly leveraged transaction, recapitalization or restructuring.

Unless otherwise set forth in the applicable prospectus supplement, interest on outstanding debt securities will be paid to holders of record on the date that is 15 days prior to the date such interest is to be paid, or, if not a business day, the next preceding business day. Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued in fully registered form only. Unless otherwise specified in the applicable prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the Trustee in New York, New York. The debt securities may be presented for transfer or exchange at such office unless otherwise specified in the applicable prospectus supplement, subject to the limitations provided in the applicable indenture, without any service charge, but we may require payment of a sum sufficient to cover any tax or other governmental charges payable in connection therewith.

Guarantees

Our payment obligations under any series of the debt securities may be guaranteed by one or more of our subsidiaries; however, we have not registered any such guarantees with the Commission and, in order to provide such guarantees, we would be required to file a separate registration statement or file an amendment to the registration statement of which this prospectus forms a part with respect to such guarantees. If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by our subsidiaries or any other persons.

The obligations of each guarantor under its guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other guarantor in respect to its obligations under its guarantee.

Ranking and Subordination

Ranking

The senior debt securities will be our unsecured, senior obligations, and will rank equally with our other unsecured and unsubordinated obligations. Any guarantees of the senior debt securities will be unsecured and senior obligations of each of the guarantors, and will rank equally with all other unsecured and unsubordinated obligations of such guarantor. The subordinated debt securities will be our unsecured, subordinated obligations and the guarantees of the subordinated debt securities will be unsecured and subordinated obligations of each of the guarantors.

The debt securities and the related guarantees will effectively rank junior in right of payment to any of our or the guarantors’ existing and future secured obligations to the extent of the value of the assets securing such obligations. The debt securities and the guarantees will be effectively subordinated to all existing and future liabilities, including indebtedness and trade payables, of our non-guarantor subsidiaries. Unless otherwise set forth in the prospectus supplement relating to such series of debt securities, the indentures will not limit the amount of indebtedness or other liabilities that can be incurred by our non-guarantor subsidiaries.

Furthermore, we are a holding company with no material business operations. Our ability to service our respective indebtedness and other obligations is dependent primarily upon the earnings and cash flow of our subsidiaries and the distribution or other payment to us of such earnings or cash flow. In addition, certain indebtedness of our subsidiaries contains, and future agreements relating to any indebtedness of our subsidiaries may contain, significant restrictions on the ability of our subsidiaries to pay dividends or otherwise make distributions to us.

Subordination

If issued, the indebtedness evidenced by the subordinated debt securities will be subordinate to the prior payment in full of all our Senior Indebtedness (as defined below). During the continuance beyond any applicable grace period of any default in the payment of principal, premium, interest or any other payment due on any of our Senior Indebtedness, we may not make any payment of principal of, or premium, if any, or interest on the subordinated debt securities. In addition, upon any payment or distribution of our assets upon any dissolution, winding up, liquidation or reorganization, the payment of the principal of, or premium, if any, and interest on the subordinated debt securities will be subordinated to the extent provided in the subordinated indenture in right of payment to the prior payment in full of all our Senior Indebtedness. Because of this subordination, if we dissolve or otherwise liquidate, holders of our subordinated debt securities may receive less, ratably, than holders of our Senior Indebtedness. The subordination provisions do not prevent the occurrence of an event of default under the subordinated indenture.

The subordination provisions also apply in the same way to each guarantor with respect to the Senior Indebtedness of such guarantor.

The term “Senior Indebtedness” of a person means with respect to such person the principal of, premium, if any, interest on, and any other payment due pursuant to any of the following, whether outstanding on the date of the subordinated indenture or incurred by that person in the future:

•	all of the indebtedness of that person for borrowed money, including any indebtedness secured by a mortgage or other lien which is (1) given to secure all or part of the purchase price of property subject to the mortgage or lien, whether given to the vendor of that property or to another lender, or (2) existing on property at the time that person acquires it;

•	all of the indebtedness of that person evidenced by notes, debentures, bonds or other similar instruments sold by that person for money;

•	all of the lease obligations which are capitalized on the books of that person in accordance with generally accepted accounting principles;

•	all indebtedness of others of the kinds described in the first two bullet points above and all lease obligations of others of the kind described in the third bullet point above that the person, in any manner, assumes or guarantees or that the person in effect guarantees through an agreement to purchase, whether that agreement is contingent or otherwise; and

•	all renewals, extensions or refundings of indebtedness of the kinds described in the first, second or fourth bullet point above and all renewals or extensions of leases of the kinds described in the third or fourth bullet point above;

unless, in the case of any particular indebtedness, lease, renewal, extension or refunding, the instrument or lease creating or evidencing it or the assumption or guarantee relating to it expressly provides that such indebtedness, lease, renewal, extension or refunding is not superior in right of payment to the subordinated debt securities. Our senior debt securities, and any unsubordinated guarantee obligations of ours or any guarantor to which we and the guarantors are a party, including the guarantors’ guarantees of our debt securities and other indebtedness for borrowed money, constitute Senior Indebtedness for purposes of the subordinated indenture.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be adversely affected.

Certain Covenants

Limitation on Consolidation, Merger, Conveyance or Transfer on Certain Terms

For so long as any debt securities are outstanding, except as described in the applicable prospectus supplement relating to such debt securities, our company will not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(1) the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety shall be organized and existing under the laws of the United States of America or any State or the District of Columbia, and will expressly assume, by supplemental indenture, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the debt securities and the performance of every covenant of the applicable indenture (as supplemented from time to time) on the part of the Company to be performed or observed;

(2) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have happened and be continuing; and

(3) we have delivered to the Trustee an officers’ certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and such supplemental indenture comply with this covenant and that all conditions precedent provided for relating to such transaction have been complied with.

Upon any consolidation or merger, or any conveyance or transfer of the properties and assets of the Company substantially as an entirety as set forth above, the successor Person formed by such consolidation or into which the Company is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the applicable indenture with the same effect as if such successor had been named as the Company in the applicable indenture. In the event of any such conveyance or transfer, the Company as the predecessor shall be discharged from all obligations and covenants under the applicable indenture and the debt securities issued under such indenture and may be dissolved, wound up or liquidated at any time thereafter.

Except as described in this prospectus and any applicable prospectus supplement, the indentures and the debt securities do not contain any covenants or other provisions designed to afford holders of debt securities protection in the event of a recapitalization or highly leveraged transaction involving the Company.

Any covenants of the Company pertaining to a series of debt securities will be set forth in the applicable prospectus supplement.

Certain Definitions

The following are certain of the terms defined in the indentures:

“GAAP” means generally accepted accounting principles as such principles are in effect in the United States as of the date of the applicable indenture.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Security Register” means the register or registers we shall keep or cause to be kept, in which, we shall provide for the registration of debt securities, or of debt securities of a particular series, and of transfers of debt securities or of debt securities of such series.

“Significant Subsidiary” means any Subsidiary which would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as in effect on the date of the applicable indenture.

“Subsidiary” means, with respect to any Person, any corporation more than 50% of the voting stock of which is owned directly or indirectly by such Person, and any partnership, association, joint venture or other entity in which such Person owns more than 50% of the equity interests or has the power to elect a majority of the board of directors or other governing body.

Optional Redemption

Unless we specify otherwise in the applicable prospectus supplement, we may redeem any of the debt securities as a whole at any time or in part from time to time, at our option, on at least 30 days, but not more than 60 days, prior notice mailed to the registered address of each holder of the debt securities to be redeemed, at respective redemption prices equal to the greater of:

•	100% of the principal amount of the debt securities to be redeemed, and

•	the sum of the present values of the Remaining Scheduled Payments, as defined below, discounted to the redemption date, on a semi-annual basis, assuming a 360 day year consisting of twelve 30 day months, at the Treasury Rate, as defined below, plus the number, if any, of basis points specified in the applicable prospectus supplement;

plus, in each case, accrued interest to the date of redemption that has not been paid (such redemption price, the “Redemption Price”).

“Comparable Treasury Issue” means, with respect to the debt securities, the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term (“Remaining Life”) of the debt securities being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the Remaining Life of such debt securities.

“Comparable Treasury Price” means, with respect to any redemption date for the debt securities: (1) the average of two Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of four such Reference Treasury Dealer Quotations; or (2) if the Trustee obtains fewer than four Reference Treasury Dealer Quotations, the average of all quotations obtained by the Trustee.

“Independent Investment Banker” means one of the Reference Treasury Dealers, to be appointed by us.

“Reference Treasury Dealer” means a primary U.S. Government securities dealer to be selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue, expressed in each case as a percentage of its principal amount, quoted in writing to the Trustee by such Reference Treasury Dealer at 3:00 p.m., New York City time, on the third business day preceding such redemption date.

“Remaining Scheduled Payments” means, with respect to each debt security to be redeemed, the remaining scheduled payments of the principal thereof and interest thereon that would be due after the related redemption date but for such redemption; provided, however, that, if such redemption date is not an interest payment date with respect to such debt security, the amount of the next succeeding scheduled interest payment thereon will be deemed to be reduced by the amount of interest accrued thereon to such redemption date.

“Treasury Rate” means, with respect to any redemption date for the debt securities: (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated“H.15(519)” or any successor publication which is published weekly by the Board of Governors of the Federal Reserve System and which establishes yields on actively traded United States Treasury debt securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue; provided that if no maturity is within three months before or after the maturity date for the debt securities, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue will be determined and the Treasury Rate will be interpolated or extrapolated from those yields on a straight line basis, rounding to the nearest month; or (2) if that release, or any successor release, is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date. The Treasury Rate will be calculated on the third business day preceding the redemption date.

On and after the redemption date, interest will cease to accrue on the debt securities or any portion thereof called for redemption, unless we default in the payment of the Redemption Price, and accrued interest. On or before the redemption date, we shall deposit with a paying agent, or the applicable Trustee, money sufficient to pay the Redemption Price of and accrued interest on the debt securities to be redeemed on such date. If we elect to redeem less than all of the debt securities of a series, then the Trustee will select the particular debt securities of such series to be redeemed in a manner it deems appropriate and fair.

Defeasance

Except as otherwise set forth in the prospectus supplement relating to the debt securities, each indenture will provide that we, at our option,

(a) will be discharged from any and all obligations in respect of any series of debt securities (except in each case for certain obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated senior debt securities, maintain paying agencies and hold moneys for payment in trust), or

(b) need not comply with the covenants described above under “—Certain Covenants,” and any other restrictive covenants described in a prospectus supplement relating to such series of debt securities, the guarantors will be released from the guarantees and certain Events of Default (other than those arising out of the failure to pay interest or principal on the debt securities of a particular series and certain events of bankruptcy, insolvency and reorganization) will no longer constitute Events of Default with respect to such series of debt securities, in each case if we deposit with the Trustee, in trust, money or the equivalent in securities of the government which issued the currency in which the debt securities are denominated or government agencies backed by the full faith and credit of such government, or a combination thereof, which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest on, such series on the dates such payments are due in accordance with the terms of such series.

To exercise any such option, we are required, among other things, to deliver to the Trustee an opinion of counsel to the effect that the deposit and related defeasance would not cause the holders of such series to recognize income, gain or loss for U.S. Federal income tax purposes and, in the case of a discharge pursuant to clause (a) above, accompanied by a ruling to such effect received from or published by the United States Internal Revenue Service.

In addition, we are required to deliver to the Trustee an officers’ certificate stating that such deposit was not made by us with the intent of preferring the holders over other creditors of ours or with the intent of defeating, hindering, delaying or defrauding creditors of ours or others.

Events of Default, Notice and Waiver

Except as otherwise set forth in the applicable prospectus supplement, each indenture will provide that, if an Event of Default specified therein with respect to any series of debt securities issued thereunder shall have happened and be continuing, either the Trustee thereunder or the holders of 33 1⁄3% in aggregate principal amount of the outstanding debt securities of such series (or 33 1⁄3% in aggregate principal amount of all outstanding debt securities under such indenture, in the case of certain Events of Default affecting all series of debt securities issued under such indenture) may declare the principal of all the debt securities of such series to be due and payable.

“Events of Default” in respect of any series will be defined in the indentures as being:

•	default for 30 days in payment of any interest installment with respect to such series;

•	default in payment of principal of, or premium, if any, on, or any sinking or purchase fund or analogous obligation with respect to, debt securities of such series when due at their stated maturity, by declaration or acceleration, when called for redemption or otherwise;

•	default for 90 days after written notice to us by the Trustee thereunder or by holders of 331/3% in aggregate principal amount of the outstanding debt securities of such series in the performance, or breach, of any covenant or warranty pertaining to debt securities of such series; and

•	certain events of bankruptcy, insolvency and reorganization with respect to us or any Significant Subsidiary of ours which is organized under the laws of the United States or any political sub-division thereof or the entry of an order ordering the winding up or liquidation of our affairs.

Any additions, deletions or other changes to the Events of Default which will be applicable to a series of debt securities will be described in the prospectus supplement relating to such series of debt securities.

Each indenture will provide that the Trustee thereunder will, within 90 days after the occurrence of a default with respect to the debt securities of any series issued under such indenture, give to the holders of the debt securities of such series notice of all uncured and unwaived defaults known to it; provided, however, that, except in the case of default in the payment of principal of, premium, if any, or interest, if any, on any of the debt securities of such series, the Trustee thereunder will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interests of the holders of the debt securities of such series. The term “default” for the purpose of this provision means any event which is, or after notice or lapse of time or both would become, an Event of Default with respect to debt securities of such series.

Each indenture will contain provisions entitling the Trustee under such indenture, subject to the duty of the Trustee during an Event of Default to act with the required standard of care, to be indemnified to its reasonable satisfaction by the holders of the debt securities before proceeding to exercise any right or power under the applicable indenture at the request of holders of such debt securities.

Each indenture will provide that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series issued under such indenture may direct the time, method and place of conducting proceedings for remedies available to the Trustee or exercising any trust or power conferred on the Trustee in respect of such series, subject to certain conditions.

Except as otherwise set forth in the applicable prospectus supplement, in certain cases, the holders of a majority in principal amount of the outstanding debt securities of any series may waive, on behalf of the holders of all debt securities of such series, any past default or Event of Default with respect to the debt securities of such series except, among other things, a default not theretofore cured in payment of the principal of, or premium, if any, or interest, if any, on any of the senior debt securities of such series or payment of any sinking or purchase fund or analogous obligations with respect to such senior debt securities.

Each indenture will include a covenant that we will file annually with the Trustee a certificate of no default or specifying any default that exists.

Modification of the Indentures

Except as set forth in the applicable prospectus supplement, we and the Trustee may, without the consent of the holders of the debt securities issued under the indenture governing such debt securities, enter into indentures supplemental to the applicable indenture for, among others, one or more of the following purposes:

(1) to evidence the succession of another Person to the Company or any guarantor, and the assumption by such successor of the Company’s or any guarantor’s obligations under the applicable indenture and the debt securities of any series or the guarantees relating thereto;

(2) to add to the covenants of the Company or any guarantor, or to surrender any rights or powers of the Company or any guarantor for the benefit of the holders of debt securities of any or all series issued under such indenture;

(3) to cure any ambiguity, to correct or supplement any provision in the applicable indenture which may be inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under such indenture;

(4) to add to the applicable indenture any provisions that may be expressly permitted by the Trust Indenture Act of 1939, as amended, or “the Act,” excluding the provisions referred to in Sections 316(a)(2) and 316(b) of the Act as in effect at the date as of which the applicable indenture was executed or any corresponding provision in any similar federal statute hereafter enacted;

(5) to establish the form or terms of any series of debt securities to be issued under the applicable indenture, to provide for the issuance of any series of debt securities and/or to add to the rights of the holders of debt securities;

(6) to evidence and provide for the acceptance of any successor Trustee with respect to one or more series of debt securities or to add or change any of the provisions of the applicable indenture as shall be necessary to facilitate the administration of the trusts thereunder by one or more trustees in accordance with the applicable indenture;

(7) to provide any additional Events of Default;

(8) to provide for uncertificated securities in addition to or in place of certificated securities; provided that the uncertificated securities are issued in registered form for certain federal tax purposes;

(9) to provide for the terms and conditions of converting those debt securities that are convertible into Class A shares or another security;

(10) to secure any series of debt securities;

(11) to add guarantors in respect of the debt securities;

(12) to make any change necessary to comply with any requirement of the Commission in connection with the qualification of the applicable indenture or any supplemental indenture under the Act; and

(13) to make any other change that does not adversely affect the rights of the holders of the debt securities.

No supplemental indenture for the purpose identified in clauses (2), (3), (5) or (7) above may be entered into if to do so would adversely affect the rights of the holders of debt securities of any series issued under the same indenture in any material respect.

Except as set forth in the applicable prospectus supplement, each indenture will contain provisions permitting us and the Trustee under such indenture, with the consent of the holders of a majority in principal amount of the outstanding debt securities of all series issued under such indenture to be affected voting as a single class, to execute supplemental indentures for the purpose of adding any provisions to or changing or eliminating any of the provisions of the applicable indenture or modifying the rights of the holders of the debt securities of such series to be affected, except that no such supplemental indenture may, without the consent of the holders of affected debt securities, among other things:

(1) change the maturity of the principal of, or the maturity of any premium on, or any installment of interest on, any such debt security, or reduce the principal amount or the interest or any premium of any such debt securities, or change the method of computing the amount of principal or interest on any such debt securities on any date or change any place of payment where, or the currency in which, any debt securities or any premium or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the maturity of principal or premium, as the case may be;

(2) reduce the percentage in principal amount of any such debt securities the consent of whose holders is required for any supplemental indenture, waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

(3) modify any of the provisions of the applicable indenture related to (i) the requirement that the holders of debt securities issued under such indenture consent to certain amendments of the applicable indenture, (ii) the waiver of past defaults and (iii) the waiver of certain covenants, except to increase the percentage of holders required to make such amendments or grant such waivers;

(4) impair or adversely affect the contractual right of any holder to institute suit for the enforcement of any payment on, or with respect to, such senior debt securities on or after the maturity of such debt securities; or

(5) amend or modify the terms of any guarantees in a manner adverse to the holders.

In addition, the subordinated indenture provides that we may not make any change in the terms of the subordination of the subordinated debt securities of any series in a manner adverse in any material respect to the holders of any series of subordinated debt securities without the consent of each holder of subordinated debt securities that would be adversely affected.

Pursuant to the subordinated indenture, the subordinated indenture may not be amended, at any time, to alter the subordination provisions of any outstanding subordinated debt securities without the consent of the requisite holders of each outstanding series or class of Senior Indebtedness (as determined in accordance with the instrument governing such Senior Indebtedness) that would be adversely affected.

The Trustee

The Trustee named under each indenture and its affiliates may also provide banking, trustee and other services for, and transact other banking business with, us in the normal course of business.

Governing Law

The indentures will be governed by, and construed in accordance with, the laws of the State of New York.

Global Securities

We may issue debt securities through global securities. A global security is a security, typically held by a depositary, that represents the beneficial interests of a number of purchasers of the security. If we do issue global securities, the following procedures will apply.

We will deposit global securities with the depositary identified in the applicable prospectus supplement. After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by the global security to the accounts of persons who have accounts with the depositary. These account holders are known as “participants.” The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. Only a participant or a person who holds an interest through a participant may be the beneficial owner of a global security. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

We and the Trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Except as set forth below, owners of beneficial interests in a global security will not be entitled to have the debt securities represented by the global security registered in their names. They also will not receive or be entitled to receive physical delivery of the debt securities in definitive form and will not be considered the owners or holders of the debt securities.

Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to the depositary or its nominee as the registered owner of the global security. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global security or the maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary, upon receipt of any payments, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary’s records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in “street names,” and will be the responsibility of the participants.

If the depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by us within 90 days, we will issue registered securities in exchange for the global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities. In that event, we will issue debt securities of that series in definitive form in exchange for the global securities.

DESCRIPTION OF SHARES

The following descriptions of our shares and provisions of our operating agreement are summaries and are qualified by reference to our operating agreement, which is incorporated by reference in this prospectus.

Shares

Our operating agreement authorizes us to issue an unlimited number of shares. Currently, two classes of shares have been designated: Class A shares and Class B shares. As of May 5, 2016, there were 183,401,191 Class A shares issued and outstanding, and one Class B share issued and outstanding.

Class A Shares

All of the outstanding Class A shares are duly issued. Upon payment in full of the consideration payable with respect to the Class A shares, as determined by our board of directors, the holders of such shares shall not be liable to us to make any additional capital contributions with respect to such shares (except as otherwise required by Sections 18-607 and 18-804 of the Delaware LLC Act). No holder of Class A shares is entitled to preemptive, redemption or conversion rights.

Voting Rights

The holders of Class A shares, other than the Strategic Investors and their affiliates, are entitled to one vote per share held of record on all matters submitted to a vote of our shareholders. Class A shares held by the Strategic Investors and their affiliates have no voting rights, although their written consent will be required for certain changes to our operating agreement, including in respect of share splits and combinations, capital accounts, allocation of the items and distributions, dissolution and liquidation, requirements for amending our operating agreement and mergers, consolidations or sales of substantially all our assets, if such changes would have a disproportionate adverse impact on the Strategic Investors or their affiliates. Class A shares owned by the Strategic Investors will become entitled to vote upon transfers by a Strategic Investor or one of its affiliates in accordance with the lenders rights agreement, dated as of July 13, 2007, by and among the Company, our manager, BRH, and the Strategic Investors (the “Lenders Rights Agreement”). Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of election of directors when the Apollo control condition is no longer satisfied, by a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class.

Dividend Rights

Holders of Class A shares will share ratably (based on the number of Class A shares held) in any dividend declared by our manager out of funds legally available therefore, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred shares. Dividends consisting of Class A shares may be paid only as follows: (i) Class A shares may be paid only to holders of Class A shares; and (ii) shares shall be paid proportionally with respect to each outstanding Class A share.

Liquidation Rights

Upon our dissolution, liquidation or winding up, after payment in full of all amounts required to be paid to creditors and to the holders of preferred shares having liquidation preferences, if any, the holders of our Class A shares will be entitled to receive our remaining assets available for distribution. Such assets will be distributed to the holders of our Class A shares pro rata based upon the number of shares held by them.

Other Matters

In the event of our merger or consolidation with or into another entity in connection with which our Class A shares are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of Class A shares will thereafter be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Under our operating agreement, in the event that our manager determines that we should seek relief pursuant to Section 7704(e) of the Internal Revenue Code of 1986, as amended (the “Code”), to preserve our status as a partnership for U.S. Federal (and applicable state) income tax purposes, we and each of our shareholders will be required to agree to adjustments required by the tax authorities, and we will pay such amounts as are required by the tax authorities to preserve our status as a partnership.

Class B Shares

We have duly issued a single Class B share to BRH, which is owned by our Managing Partners. If BRH elects to give up its Class B share, we will issue one Class B share to each record holder of an Apollo Operating Group unit for each unit held. No holder of Class B shares will be entitled to preemptive, redemption or conversion rights.

Voting Rights

The Class B share that we have issued to Holdings is initially entitled to 240,000,000 votes on all matters submitted to a vote of our shareholders. To the extent a Managing Partner or Contributing Partner exercised or will exercise his right to exchange the Apollo Operating Group units (together with his interest in the Class B share) that he owns through his partnership interest in Holdings for Class A shares, the voting power of the Class B share has been or will be proportionately reduced. As of May 5, 2016, the Class B share was entitled to 216,169,856 votes on all matters submitted to a vote of our shareholders. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of the election of directors, a plurality) of the votes entitled to be cast by all Class A shares and Class B shares present in person or represented by proxy, voting together as a single class.

Dividend Rights

The holder of our Class B share will not have any right to receive dividends other than dividends consisting of Class B shares paid proportionally with respect to each outstanding Class B share.

Liquidation Rights

Upon our liquidation, dissolution or winding up, no holder of Class B shares will have any right to receive distributions.

Preferred Shares

Our operating agreement authorizes our manager to establish one or more series of preferred shares. Unless required by law or by any stock exchange, the authorized preferred shares will be available for issuance without further action by Class A shareholders. Our manager is able to determine, with respect to any series of preferred shares, the terms and rights of that series.

We could issue a series of preferred shares that would, depending on the terms of the series, impede or discourage an acquisition attempt or other transaction that some, or a majority, of holders of Class A shares might believe to be in their best interests or in which holders of Class A shares might receive a premium for their Class A shares over the market price of the Class A shares. The particular terms of any series of preferred shares will be described in the prospectus supplement relating to such preferred shares.

Listing

Our Class A shares are listed on the NYSE under the symbol “APO.”

Transfer Agent and Registrar

The transfer agent and registrar for our Class A shares and our Class B share is American Stock Transfer & Trust Company.

We will be entitled to recognize the person in whose name any shares are registered on the books of the transfer agent as of the opening of business on a particular business day as owner, or record holder, of such shares, and accordingly shall not be bound to recognize any equitable or other claim to or interest in such shares on the part of any other person, regardless of whether we have actual or other notice thereof, except as otherwise provided by law, including any applicable rule, regulation, guideline or requirement of any national securities exchange on which such shares are listed for trading. Without limiting the foregoing, when a person is acting as nominee, agent or in some other representative capacity for another person in acquiring and/or holding the shares, as between us on the one hand and such other person on the other, such representative person shall be deemed the record holder of such share.

Operating Agreement

Manager

Our operating agreement provides that so long as the Apollo Group (as defined below) beneficially owns at least 10% of the aggregate number of votes that may be cast by holders of outstanding voting shares, our manager, which is indirectly owned and controlled by our Managing Partners, will manage all of our operations and activities and will have discretion over significant corporate actions, such as the issuance of securities, payment of distributions, sales of assets, making certain amendments to our operating agreement and other matters, and our board of directors will have no authority other than that which our manager chooses to delegate to it. We refer to the Apollo Group’s beneficial ownership of at least 10% of such voting power as the “Apollo control condition.” For purposes of our operating agreement, the “Apollo Group” means (i) our manager and its affiliates, including their respective general partners, members and limited partners, (ii) Holdings and its affiliates, including their respective general partners, members and limited partners, (iii) with respect to each Managing Partner, such Managing Partner and such Managing Partner’s “group” (as defined in Section 13(d) of the Exchange Act), (iv) any former or current investment professional of or other employee of an “Apollo employer” (as defined below) or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group), (v) any former or current executive officer of an Apollo employer or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group); and (vi) any former or current director of an Apollo employer or the Apollo Operating Group (or such other entity controlled by a member of the Apollo Operating Group). With respect to any person, “Apollo employer” means Apollo Global Management, LLC or such other entity controlled by Apollo Global Management, LLC or its successor as may be such person’s employer but does not include any portfolio companies.

Our operating agreement contains provisions that waive or consent to conduct by our manager and its affiliates that might otherwise raise issues about compliance with fiduciary duties or applicable law. For example, our operating agreement provides that when our manager is acting in its individual capacity, as opposed to in its capacity as our manager, it may act without any fiduciary obligations to us or our shareholders whatsoever. When our manager, in its capacity as our manager, is permitted to or required to make a decision in its “sole discretion” or “discretion” or that it deems “necessary or appropriate” or “necessary or advisable,” then our manager will be entitled to consider only such interests and factors as it desires, including its own interests, and will have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting us or any of our shareholders. See “Risk Factors—Risks Related to Our Organization and Structure—Our operating agreement contains provisions that reduce or eliminate duties (including fiduciary duties) of our manager and limit remedies available to shareholders for actions that might otherwise constitute a breach of duty. It will be difficult for a shareholder to challenge a resolution of a conflict of interest by our manager or by our conflicts committee” in the Company’s 2015 Annual Report.

Organization

We were formed on July 3, 2007 and have a perpetual existence.

Purpose

Under our operating agreement, we are permitted to engage, directly or indirectly, in any business activity that is approved by our manager and that lawfully may be conducted by a limited liability company organized under Delaware law.

Power of Attorney

Each shareholder, and each person who acquires shares in accordance with our operating agreement, grants to our manager and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance, dissolution or termination. The power of attorney also grants our manager the authority to amend, and to make consents and waivers under, our operating agreement and certificate of formation, in each case in accordance with our operating agreement.

Board of Directors

For so long as the Apollo control condition is satisfied, our manager shall (i) nominate and elect all directors to our board of directors, (ii) set the number of directors of our board of directors and (iii) fill any vacancies on our board of directors. After the Apollo control condition is no longer satisfied, each of our directors will be elected by the vote of a plurality of our shares entitled to vote, voting as a single class, to serve until his or her successor is duly elected or appointed and qualified or until his or her earlier death, retirement, disqualification, resignation or removal.

Our board of directors currently consists of eight members. For so long as the Apollo control condition is satisfied, our manager may remove any director, with or without cause, at any time. After such condition is no longer satisfied, a director or the entire board of directors may be removed by the affirmative vote of holders of 50% or more of the total voting power of our shares.

Capital Contributions

Our shareholders are not obligated to make additional capital contributions, except as described below under “—Limited Liability.”

Limited Liability

The Delaware Limited Liability Company Act (the “Delaware LLC Act”) provides that a member of a Delaware limited liability company who receives a distribution from such company and knew at the time of the distribution that the distribution was in violation of the Delaware LLC Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware LLC Act, a limited liability company may not make a distribution to a member if, after the distribution, all liabilities of the company, other than liabilities to members on account of their shares and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. The fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware LLC Act, an assignee who becomes a substituted member of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time the assignee became a member and that could not be ascertained from the operating agreement.

Issuance of Additional Securities

Our operating agreement authorizes us to issue an unlimited number of additional shares and options, rights, warrants and appreciation rights relating to shares for the consideration and on the terms and conditions established by our manager in its sole discretion without the approval of any shareholders.

In accordance with the Delaware LLC Act and the provisions of our operating agreement, we may also issue additional membership interests that have designations, preferences, rights, powers and duties that do not apply to the Class A shares.

Amendment of the Operating Agreement

General

Amendments to our operating agreement may be proposed only by our manager, and our manager is under no obligation or duty to make any amendments to our operating agreement. A proposed amendment, other than those amendments that require the approval of the shareholders or those amendments that are within the unilateral discretion of our manager, both of which are discussed below, will be effective upon the approval of our manager and a majority of the aggregate number of votes that may be cast by holders of voting shares outstanding as of the relevant record date.

Prohibited Amendments

No amendment may be made that would:

•	enlarge the obligations of any Class A shareholder without his or her consent, except that any amendment that would have a material adverse effect on the rights or preferences of any class of shares in relation to other classes of shares interests may be approved by at least a majority of the type or class of shares so affected, or

•	enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our manager or any of its affiliates without the consent of our manager, which may be given or withheld in its sole discretion.

These two provisions can only be amended upon the approval of the holders of at least 90% of the outstanding voting shares.

No Shareholder Approval

Our manager may generally make amendments to our operating agreement or certificate of formation without the approval of any shareholder to reflect:

•	a change in our name, the location of our principal place of business, our registered agent or its registered office,

•	the admission, substitution, withdrawal or removal of shareholders in accordance with the operating agreement,

•

a change that our manager determines is necessary or appropriate for the company to qualify or to continue our qualification as a limited liability company or a company in which the Class A shareholders have limited liability under the laws of any state or other jurisdiction or to ensure that the company and its subsidiaries will not be treated as associations taxable as corporations or otherwise taxed as entities for U.S. Federal income tax purposes,

•	an amendment that our manager determines to be necessary or appropriate to address certain changes in U.S. Federal income tax regulations, legislation or interpretation,

•	an amendment that our manager determines is necessary or appropriate, based on the advice of counsel, to prevent the company or our manager or its partners, officers, trustees, representatives or agents, from having a material risk of being in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor,

•	a change in our fiscal year or taxable year and related changes,

•	an amendment that our manager determines in its sole discretion to be necessary, desirable or appropriate for the creation, authorization or issuance of any class or series of shares or options, rights, warrants or appreciation rights relating to shares,

•	any amendment expressly permitted in our operating agreement to be made by our manager acting alone,

•	an amendment effected, necessitated or contemplated by an agreement of merger, consolidation or other business combination agreement that has been approved under the terms of our operating agreement,

•	any amendment that in the sole discretion of our manager is necessary or appropriate to reflect and account for the formation by the limited liability company of, or its investment in, any corporation, partnership, joint venture, limited liability company or other entity, as otherwise permitted by our operating agreement,

•	a merger with or conversion or conveyance to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the merger, conversion or conveyance other than those it receives by way of such merger, conversion or conveyance,

•	an amendment effected, necessitated or contemplated by an amendment to any partnership or limited liability company agreement, as applicable, of the Apollo Operating Group entities that requires partners or members, as applicable, of any Apollo Operating Group entity to provide a statement, certification or other proof of evidence regarding whether such shareholder is subject to U.S. Federal income taxation on the income generated by the Apollo Operating Group entity, or

•	any other amendments substantially similar to any of the matters described above.

In addition, our manager may make amendments to our operating agreement without the approval of any shareholder if those amendments, in the discretion of our manager:

•	do not adversely affect our shareholders considered as a whole (including any particular class of shares as compared to other classes of shares, treating the Class A shares and the Class B shares as a separate class for this purpose) in any material respect,

•	are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state or non-U.S. agency or judicial authority or contained in any federal or state or non-U.S. statute (including the Delaware LLC Act),

•	are necessary or appropriate to facilitate the trading of shares or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the shares are or will be listed for trading,

•	are necessary or appropriate for any action taken by our manager relating to splits or combinations of shares under the provisions of our operating agreement, or

•	are required to effect the intent expressed in this prospectus or the intent of the provisions of our operating agreement or are otherwise contemplated by our operating agreement.

Merger, Sale or Other Disposition of Assets

Our operating agreement generally prohibits our manager, without the prior approval of the holders of a majority of the voting power of our outstanding voting shares, from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries. However, our manager in its sole discretion may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets (including for the benefit of persons other than us or our subsidiaries, including affiliates of our manager) without that approval. Our manager may also sell all or substantially all of our assets under any forced sale of any or all of our assets pursuant to the foreclosure or other realization upon those encumbrances without that approval.

However, pursuant to the agreement among Managing Partners (which is further described in “Certain Relationships and Related Party Transactions—Agreement Among Managing Partners” in our 2015 Annual Report), Mr. Black, as a member of the executive committee of our manager, will have the right of veto over, among other things a sale or other disposition of the Apollo Operating Group and/or its subsidiaries or any portion thereof, through a merger, recapitalization, stock sale, asset sale or otherwise, to an unaffiliated third party (other than through an exchange of Apollo Operating Group units and interests in our Class B share for Class A shares, transfers by a founder or a permitted transferee to another permitted transferee, or the issuance of bona fide equity incentives to any of our non-founder employees) that constitutes (x) a direct or indirect sale of a ratable interest (or substantially ratable interest) in each entity that constitutes the Apollo Operating Group or (y) a sale of all or substantially all of the assets of Apollo.

If conditions specified in our operating agreement are satisfied, our manager may convert or merge us or any of our subsidiaries into, or convey some or all of our assets to, a newly formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The shareholders are not entitled to dissenters’ rights of appraisal under our operating agreement or the Delaware LLC Act in the event of a merger or consolidation, a sale of substantially all of our assets or any other transaction or event.

Election to be Treated as a Corporation

If our manager determines that it is no longer in our best interests to continue to be treated as a partnership for U.S. Federal income tax purposes, our manager may elect to treat us as an association or as a publicly traded company taxable as a corporation for U.S. Federal (and applicable state) income tax purposes.

Dissolution

We will continue as a limited liability company until terminated under our operating agreement. We will dissolve upon: (i) the election of our manager to dissolve us, if approved by the holders of a majority of the total combined voting power of all of our outstanding Class A and Class B shares; (ii) the sale, exchange or other disposition of all or substantially all of our assets and those of our subsidiaries; (iii) the entry of a decree of judicial dissolution of our limited liability company; or (iv) at any time that we no longer have any shareholders, unless our businesses are continued in accordance with the Delaware LLC Act.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are continued as a new limited liability company, the liquidator authorized to wind up our affairs will, acting with all of the powers of our manager that the liquidator deems necessary or appropriate in its judgment, liquidate our assets and apply the proceeds of the liquidation first, to discharge our liabilities as provided in the operating agreement and by law and thereafter to the shareholders pro rata according to the percentages of their respective shares as of a record date selected by the liquidator. The liquidator may defer liquidation of our assets for a reasonable period of time or distribute assets to Class A shareholders in kind if it determines that an immediate sale or distribution of all or some of our assets would be impractical or would cause undue loss to the Class A shareholders.

Resignation of the Manager

Our manager may resign at any time by giving notice of such resignation in writing or by electronic transmission to us. Any such resignation shall take effect at the time specified therein. The acceptance of such resignation shall not be necessary to make it effective. Our manager may at any time designate a substitute manager, which substitute manager will, upon the later of the acceptance of such designation and the effective date of such resignation of the departing manager, have control of us under the terms of the operating agreement upon the effective date of the departing manager’s resignation. In the event our manager resigns and does not designate a substitute manager in accordance with the terms of the operating agreement, control of us will shift to our board of directors.

Limited Call Right

If at any time less than 10% of the then issued and outstanding shares of any class, including our Class A shares, are held by persons other than our manager and its affiliates, our manager will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining shares of the class held by unaffiliated persons as of a record date to be selected by our manager, on at least ten but not more than 60 days notice. The purchase price in the event of this purchase is the greater of:

(i) the current market price as of the date three days before the date the notice is mailed, and

(ii) the highest cash price paid by our manager or any of its affiliates for any membership interests of the class purchased within the 90 days preceding the date on which our manager first mails notice of its election to purchase those membership interests.

As a result of our manager’s right to purchase outstanding shares, a Class A shareholder may have his Class A shares purchased at an undesirable time or price. The tax consequences to a Class A shareholder of the exercise of this call right are the same as a sale by that shareholder of his Class A shares in the market. See “Material U.S. Federal Tax Considerations.”

Preemptive Rights

We have not granted any preemptive rights with respect to our Class A shares.

Meetings; Voting

Except as described below regarding a person or group owning 20% or more of the Class A shares then outstanding, record Class A shareholders will be entitled to notice of, and to vote at, meetings of our Class A shareholders and to act upon matters as to which Class A shareholders have the right to vote or to act.

Except as described below regarding a person or group owning 20% or more of the Class A shares then outstanding, each record holder of a Class A share, other than the Strategic Investors or their affiliates, is entitled to a number of votes equal to the number of Class A shares held. Each outstanding Class A share, other than Class A shares held by the Strategic Investors or their affiliates, shall be entitled to one vote per share on all matters submitted to the shareholders for approval. Class A shares held by the Strategic Investors or their affiliates will not be entitled to vote, although such Class A shares will become entitled to vote upon certain transfers in accordance with the Lenders Rights Agreement. In the case of Class A shares held by our manager on behalf of non-citizen assignees, our manager will distribute the votes on those Class A shares in the same ratios as the votes of shareholders in respect of other Class A shares are cast.

The Class B share that we have issued to BRH was initially entitled to 240,000,000 votes on all matters submitted to a vote of our shareholders. To the extent a Managing Partner or Contributing Partner exercised or will exercise his right to exchange the Apollo Operating Group units that he owns through his partnership interest in Holdings for Class A shares, the voting power of the Class B share has been or will be proportionately reduced. As a result, as of May 5, 2016, the Class B share was entitled to 216,169,856 votes on all matters submitted to a vote of our shareholders. Generally, all matters to be voted on by our shareholders must be approved by a majority (or, in the case of the election of directors, a plurality) of the votes entitled to be cast by all shares present in person or represented by proxy, voting together as a single class.

Any action that is required or permitted to be taken by the shareholders may be taken either at a meeting of shareholders or without a meeting, without prior notice and without a vote if consents in writing describing the action so taken are signed by holders owning not less than the minimum percentage of the voting power of the outstanding shares that would be necessary to authorize or take that action at a meeting. Meetings of the shareholders may be called by our manager. Shareholders may vote either in person or by proxy at meetings. The holders of a majority of the voting power of the outstanding shares for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the holders of the shares requires approval by holders of a greater percentage of such shares, in which case the quorum will be the greater percentage.

However, if at any time any person or group (other than our manager and its affiliates, or a direct or subsequently approved transferee of our manager or its affiliates) acquires, in the aggregate, beneficial ownership of 20% or more of any class of shares then outstanding, that person or group will lose voting rights on all of its shares and the shares may not be voted on any matter and will not be considered to be outstanding when sending notices of a meeting of shareholders, calculating required votes, determining the presence of a quorum or for other similar purposes. Shares held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

Status as Shareholder

By transfer of Class A shares in accordance with our operating agreement, each transferee of Class A shares will be admitted as a shareholder with respect to the Class A shares transferred when such transfer and admission is reflected in our books and records. Except as described in our operating agreement, the Class A shares will be fully paid and non-assessable.

Non-Citizen Assignees; Redemption

If we are or become subject to federal, state or local laws or regulations that in the determination of our manager create a substantial risk of cancellation or forfeiture of any property in which the limited liability company has an interest because of the nationality, citizenship or other related status of any Class A shareholder, we may redeem the Class A shares held by that holder at their current market price. To avoid any cancellation or forfeiture, our manager may require each Class A shareholder to furnish information about his nationality, citizenship or related status. If a Class A shareholder fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our manager determines, with the advice of counsel, after receipt of the information that the Class A shareholder is not an eligible citizen, the Class A shareholder may be treated as a non-citizen assignee. A non-citizen assignee does not have the right to direct the voting of his Class A shares and may not receive distributions in kind upon our liquidation.

Indemnification

Under our operating agreement, in most circumstances we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts: our manager; any departing manager; any person who is or was an affiliate of our manager or any departing manager; any person who is or was a member, partner, tax matters partner, officer, director, employee, agent, fiduciary or trustee of us or our subsidiaries, our manager or any departing manager or any affiliate of us or our subsidiaries, our manager or any departing manager; any person who is or was serving at the request of our manager or any departing manager or any affiliate of our manager or any departing manager as an officer, director, employee, member, partner, agent, fiduciary or trustee of another person; or any person designated by our manager. We have agreed to provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We have also agreed to provide this indemnification for criminal proceedings. Any indemnification under these provisions will only be out of our assets. We may purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our operating agreement.

We have entered into indemnification agreements with each of our directors, executive officers and certain of our employees which set forth the obligations described above.

We have also agreed to indemnify each of our Managing Partners and certain Contributing Partners against certain amounts that they are required to pay in connection with a general partner obligation for the return of previously made carried interest distributions in respect of Fund IV, Fund V and Fund VI. See “Certain Relationships and Related Party Transactions—Managing Partner Shareholders Agreement—Indemnity” in the Company’s 2015 Annual Report.

We also currently maintain liability insurance for our directors and officers.

Books and Reports

Our manager is required to keep appropriate books of the limited liability company’s business at our principal offices or any other place designated by our manager. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our year ends on December 31 each year.

As soon as reasonably practicable after the end of each fiscal year, we will furnish to each shareholder tax information (including Schedule K-1), which describes on a U.S. dollar basis such shareholder’s share of our income, gain, loss and deduction for our preceding taxable year. It may require longer than 90 days after the end of our fiscal year to obtain the requisite information from all lower-tier entities so that K-1s may be prepared for us. Consequently, shareholders who are U.S. taxpayers should anticipate the need to file annually with the IRS (and certain states) a request for an extension past April 15 or the otherwise applicable due date of their income tax return for the taxable year. In addition, each shareholder will be required to report for all tax purposes consistently with the information provided by us. See “Material U.S. Federal Tax Considerations—Administrative Matters—Information Returns.”

Right to Inspect Our Books and Records

Our operating agreement provides that a shareholder can, for a purpose reasonably related to his or her interest as such a holder, upon reasonable written demand and at his or her own expense, have furnished to him or her:

•	promptly after becoming available, a copy of our U.S. Federal, state and local income tax returns; and

•	copies of our operating agreement, the certificate of formation of the limited liability company, related amendments and powers of attorney under which they have been executed.

Our manager may, and intends to, keep confidential from our shareholders trade secrets or other information the disclosure of which our manager believes is not in our best interests or which we are required by law or by agreements with third parties to keep confidential.

Director Independence

For so long as the Apollo control condition is satisfied, we shall be considered a “controlled company” as defined in the listing standards of the NYSE and we shall remain exempt from the NYSE rules that require that:

•	our board of directors be comprised of a majority of independent directors;

•	we establish a compensation committee composed solely of independent directors; and

•	we establish a nominating and corporate governance committee composed solely of independent directors.

While our board of directors is currently comprised of a majority of independent directors, we plan on availing ourselves of the controlled company exceptions. We have elected not to have a nominating and corporate governance committee comprised entirely of independent directors, nor a compensation committee comprised entirely of independent directors. Our board of directors has determined that five of our eight directors meet the independence standards under the NYSE and the SEC. These directors are Messrs. Ducey, Fribourg, Krongard and Kraft and Ms. Richards.

At such time that we are no longer deemed a controlled company, our board of directors will take all action necessary to comply with all applicable rules within the applicable time period under the NYSE listing standards.

Shareholders Agreement

Upon consummation of the private offering transactions that occurred in 2007 pursuant to which we sold Class A shares to certain initial purchasers and accredited investors in transactions exempt from the registration requirements of the Securities Act (“Private Offering Transactions”), we entered into a shareholders agreement with our Managing Partners and Holdings regarding voting, transfer and registration rights, among other things. See “Certain Relationships and Related Party Transactions—Managing Partner Shareholders Agreement” in our 2015 Annual Report, which is incorporated by reference in this prospectus.

Roll-Up Agreements

Upon consummation of the Private Offering Transactions, we entered into roll-up agreements with the Contributing Partners and Holdings. See “Certain Relationships and Related Party Transactions—Roll-Up Agreements” in our 2015 Annual Report, which is incorporated by reference in this prospectus.

Amended and Restated Exchange Agreement

Upon consummation of the Private Offering Transactions, we entered into an exchange agreement with Holdings under which, subject to certain procedures and restrictions (including any applicable transfer restrictions and lock-up agreements as described in “Certain Relationships and Related Party Transactions” in the Company’s 2015 Annual Report) upon 60 days’ written notice prior to a designated quarterly date, each Managing Partner and Contributing Partner (or certain transferees thereof) may up to four times each year, upon notice (subject to the terms of the exchange agreement), cause Holdings to exchange the Apollo Operating Group units that he owns through Holdings for our Class A shares and to sell such Class A shares at the prevailing market price (or at a lower price that such Managing Partner or Contributing Partner is willing to accept). To effect the exchange, Holdings distributes the Apollo Operating Group units to be exchanged to the applicable Managing Partner or Contributing Partner. Under the exchange agreement, the Managing Partner or Contributing Partner must then simultaneously exchange one Apollo Operating Group unit (being an equal limited partnership or limited liability company unit, as applicable, in each Apollo Operating Group entity) for each Class A share received from our intermediate holding companies. As a Managing Partner or Contributing Partner exchanges his Apollo Operating Group units, our interest in the Apollo Operating Group units will be correspondingly increased and the voting power of the Class B share will be correspondingly decreased.

The exchange agreement was amended and restated on May 6, 2013. The amendments to the original exchange agreement include: (i) permitting exchanging holders certain rights to revoke in whole exchanges of their Apollo Operating Group units in certain circumstances; (ii) permitting transfers of a holder’s exchanged shares to a qualifying entity that can sell them under a Rule 10b5-1 trading plan; (iii) requiring the Company to use its commercially reasonable efforts to file and keep effective a shelf registration statement relating to the exchange of Class A shares received upon an exchange of Apollo Operating Group units; (iv) modifying the exchange mechanics to address certain tax considerations of an exchange for exchanging holders; and (v) requiring exchanging holders to reimburse APO Corp. for any incremental U.S. Federal income tax incurred by APO Corp. as a result of the modification of the exchange mechanics. The exchange agreement was further amended and restated (as amended and restated, the “Exchange Agreement”) on March 5, 2014, May 7, 2015 and May 5, 2016, to add new Apollo Operating Group entities to the exchange mechanics set forth in the Exchange Agreement.

Amended and Restated Tax Receivable Agreement

APO Corp. has entered into a tax receivable agreement with our Managing Partners and Contributing Partners. See “Certain Relationships and Related Party Transactions—Amended and Restated Tax Receivable Agreement” in our 2015 Annual Report, which is incorporated by reference in this prospectus.

In connection with the first amended and restated exchange agreement, the tax receivable agreement was amended and restated on May 6, 2013 to conform the agreement to the amended and restated exchange agreement, particularly to address the modified exchange mechanics, and to make non-substantive updates to recognize certain additional Apollo Operating Group entities that have been formed since the original tax receivable agreement was entered into in 2007.

Lenders Rights Agreement

In connection with the sale of our Class A shares to the Strategic Investors in July 13, 2007, we entered into the Lenders Rights Agreement. Pursuant to the Lenders Rights Agreement, each Strategic Investor has certain demand registration rights and customary piggyback registration rights with respect to its Class A shares. See “Certain Relationships and Related Party Transactions—Lenders Rights Agreement” in our 2015 Annual Report, which is incorporated by reference in this prospectus.

DESCRIPTION OF DEPOSITARY SHARES

This section describes the general terms and provisions of the depositary shares we may issue. The applicable prospectus supplement will describe the specific terms of the depositary shares offered by that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

We may issue depositary receipts representing interests in a particular series of preferred shares which are called depositary shares. We will deposit the series of preferred shares which are the subject of depositary shares with a depositary to be named in the applicable prospectus supplement, which will hold the preferred shares for the benefit of the holders of the depositary shares, in accordance with a deposit agreement between the depositary and us. The holders of depositary shares will be entitled to all the rights and preferences of the preferred shares to which the depositary shares relate, including dividend, voting, conversion, redemption and liquidation rights, to the extent of their interests in the preferred shares.

While the deposit agreement relating to a particular series of preferred shares may have provisions applicable solely to that series of preferred shares, all deposit agreements relating to preferred shares we issue will include the following provisions:

Distributions

Each time we pay a cash distribution with regard to preferred shares of a series, the depositary will distribute to the holder of record of each depositary share relating to that series of preferred shares an amount equal to the distribution per depositary share the depositary receives. If there is a distribution of property other than cash, the depositary either will distribute the property to the holders of depositary shares in proportion to the depositary shares held by each of them, or the depositary will, if we approve, sell the property and distribute the net proceeds to the holders of the depositary shares in proportion to the depositary shares held by them.

Withdrawal of Preferred Shares

A holder of depositary shares will be entitled to receive, upon surrender of depositary receipts representing depositary shares, the number of whole or fractional shares of the applicable series of preferred shares, and any money or other property, to which the depositary shares relate.

Redemption of Depositary Shares

Whenever we redeem preferred shares held by a depositary, the depositary will be required to redeem, on the same redemption date, depositary shares constituting, in total, the number of preferred shares held by the depositary which we redeem, subject to the depositary’s receiving the redemption price of those preferred shares. If fewer than all the depositary shares relating to a series are to be redeemed, the depositary shares to be redeemed will be selected by lot or by another method we determine to be equitable.

Voting

Any time we send a notice of meeting or other materials relating to a meeting to the holders of a series of preferred shares to which depositary shares relate, we will provide the depositary with sufficient copies of those materials so they can be sent to all holders of record of the applicable depositary shares, and the depositary will send those materials to the holders of record of the depositary shares on the record date for the meeting. The depositary will solicit voting instructions from holders of depositary shares and will vote or not vote the preferred shares to which the depositary shares relate in accordance with those instructions.

Liquidation Preference

Upon our liquidation, dissolution or winding up, the holder of a depositary share will be entitled to what the holder of the depositary share would have received if the holder had owned the number of preferred shares (or fraction of a share) which is represented by the depositary share.

Conversion

If a series of preferred shares are convertible into Class A shares or other of our securities or property, holders of depositary shares relating to that series of preferred shares will, if they surrender depositary receipts representing depositary shares and appropriate instructions to convert them, receive the Class A shares or other securities or property into which the number of preferred shares (or fractions of shares) to which the depositary shares relate could at the time be converted.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the deposit agreement, except that an amendment which materially and adversely affects the rights of holders of depositary shares, or would be materially and adversely inconsistent with the rights granted to the holders of the preferred shares to which they relate, must be approved by holders of at least two-thirds of the outstanding depositary shares. No amendment will impair the right of a holder of depositary shares to surrender the depositary receipts evidencing those depositary shares and receive the preferred shares to which they relate, except as required to comply with law. We may terminate the deposit agreement with the consent of holders of a majority of the depositary shares to which it relates. Upon termination of the deposit agreement, the depositary will make the whole or fractional shares of preferred shares to which the depositary shares issued under the deposit agreement relate available to the holders of those depositary shares. The deposit agreement will automatically terminate if:

•	All outstanding depositary shares to which it relates have been redeemed or converted; and/or

•	The depositary has made a final distribution to the holders of the depositary shares issued under the deposit agreement upon our liquidation, dissolution or winding up

Miscellaneous

There will be provisions: (1) requiring the depositary to forward to holders of record of depositary shares any reports or communications from us which the depositary receives with respect to the preferred shares to which the depositary shares relate; (2) regarding compensation of the depositary; (3) regarding resignation of the depositary; (4) limiting our liability and the liability of the depositary under the deposit agreement (usually to failure to act in good faith, gross negligence or willful misconduct); and (5) indemnifying the depositary against certain possible liabilities.

DESCRIPTION OF WARRANTS

We may issue warrants, in one or more series, for the purchase of equity or debt securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue each series of warrants under separate warrant agreements to be entered into between us and a bank or trust company to be named in the applicable prospectus supplement, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

Warrants

The warrants will be evidenced by warrant certificates. Unless otherwise specified in the prospectus supplement, the warrant certificates may be traded separately from the debt securities or equity securities, if any, with which the warrant certificates were issued. Warrant certificates may be exchanged for new warrant certificates of different denominations at the office of an agent that we will appoint. Until a warrant is exercised, the holder of a warrant does not have any of the rights of a holder of our equity or debt securities and is not entitled to any payments on any equity or debt securities issuable upon exercise of the warrants.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will be issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	if applicable, a discussion of the material U.S. Federal income tax considerations applicable to the exercise of the warrants;

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other material terms of the warrants.

Exercise of Warrants

Each warrant will entitle the holder of warrants to purchase for cash the amount of equity or debt securities, at the exercise price stated or determinable in the prospectus supplement for the warrants. Warrants may be exercised at any time up to the close of business on the expiration date shown in the applicable prospectus supplement, unless otherwise specified in such prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be exercised as described in the applicable prospectus supplement. When the warrant holder makes the payment and properly completes and signs the warrant certificate at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, as soon as possible, forward the equity or debt securities that the warrant holder has purchased. If the warrant holder exercises the warrant for less than all of the warrants represented by the warrant certificate, we will issue a new warrant certificate for the remaining warrants.

DESCRIPTION OF SUBSCRIPTION RIGHTS

We may issue subscription rights to purchase Class A shares, preferred shares or other securities. These subscription rights may be issued independently or together with any other security offered by us and may or may not be transferable by the securityholder receiving the subscription rights in such offering. In connection with any offering of subscription rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

The applicable prospectus supplement will describe the specific terms of any offering of subscription rights for which this prospectus is being delivered, including the following:

•	the price, if any, for the subscription rights;

•	the exercise price payable for each Class A share, preferred share or other security upon the exercise of the subscription right;

•	the number of subscription rights issued to each securityholder;

•	the number and terms of each Class A share, preferred share or other security that may be purchased per each subscription right;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the subscription rights or the exercise price of the subscription rights;

•	the extent to which the subscription rights are transferable;

•	any other terms of the subscription rights, including the terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

•	the date on which the right to exercise the subscription rights shall commence, and the date on which the subscription rights shall expire;

•	the extent to which the subscription rights may include an over-subscription privilege with respect to unsubscribed securities; and

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of subscription rights.

The description in the applicable prospectus supplement of any subscription rights we offer will not necessarily be complete and will be qualified in its entirety by reference to the applicable subscription rights certificate or subscription rights agreement, which will be filed with the Commission if we offer subscription rights. For more information on how you can obtain copies of any subscription rights certificate if we offer subscription rights, see ‘‘Incorporation of Documents by Reference’’ and ‘‘Where You Can Find More Information.” We urge you to read the applicable subscription rights certificate and any applicable prospectus supplement in their entirety.

DESCRIPTION OF PURCHASE CONTRACTS AND PURCHASE UNITS

We may issue purchase contracts for the purchase or sale of equity securities issued by us or debt or equity securities issued by third parties as specified in the applicable prospectus supplement. Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase on specified dates, such securities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the securities otherwise deliverable, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract. The price per security and the number of securities may be fixed at the time the purchase contracts are entered into or may be determined by reference to a specific formula set forth in the applicable purchase contracts.

The purchase contracts may be issued separately or as part of units consisting of a purchase contract and debt securities or debt obligations of third parties, including U.S. treasury securities, or any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the purchase contracts, which we refer to herein as “purchase units.” The purchase contracts may require holders to secure their obligations under the purchase contracts in a specified manner. The purchase contracts also may require us to make periodic payments to the holders of the purchase contracts or the purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of any purchase contract or purchase unit and will contain a summary of certain material U.S. Federal income tax consequences applicable to the purchase contracts and purchase units.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS

The following discussion of the material U.S. Federal tax considerations relating to an investment in Class A shares is the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, our U.S. Federal income tax counsel. For purposes of this section, references to “Apollo,” “we,” “our,” and “us” mean only Apollo Global Management, LLC and not its subsidiaries, except as otherwise indicated. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, administrative rulings and pronouncements of the IRS, and judicial decisions, all as in effect on the date hereof and which are subject to change or differing interpretations, possibly with retroactive effect.

This discussion is not a comprehensive discussion of all of the U.S. Federal income tax considerations applicable to us or that may be relevant to a particular holder of Class A shares in view of such holder’s particular circumstances and, except to the extent provided below, is not directed to holders of Class A shares subject to special treatment under the U.S. Federal income tax laws, such as banks or other financial institutions, dealers in securities or currencies, tax-exempt entities, regulated investment companies, real estate investment trusts, non-U.S. persons (as defined below), insurance companies, mutual funds, persons holding shares as part of a hedging, integrated or conversion transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, charitable remainder unit trusts, common trust funds or persons liable for the alternative minimum tax. In addition, except to the extent provided below, this discussion does not address any aspect of state, local or non-U.S. tax law and assumes that holders of Class A shares will hold their Class A shares as capital assets within the meaning of Section 1221 of the Code. The tax treatment of partners in a partnership (including owners in an entity treated as a partnership for U.S. Federal income tax purposes) that is a holder of our Class A shares generally depends on the status of the partner (or owner), and is not specifically addressed herein. Partners in partnerships (or owners in entities treated as partnerships for U.S. Federal income tax purposes) purchasing the Class A shares should consult their own tax advisors.

No statutory, administrative or judicial authority directly addresses the treatment of certain aspects of the Class A shares or instruments similar to the shares for U.S. Federal income tax purposes. We cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Moreover, we have not and will not seek any advance rulings from the IRS regarding any matter discussed in this prospectus. We cannot give any assurance that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

Accordingly, prospective holders of Class A shares should consult their own tax advisors to determine the U.S. Federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of state, local and non-U.S. tax laws.

For purposes of the following discussion, a U.S. person is a person that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation for U.S. Federal income tax purposes) created or organized under the laws of the United States or any state thereof, or the District of Columbia, (iii) an estate, the income of which is subject to U.S. Federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. A “non-U.S. person” is a person that is neither a U.S. person nor an entity treated as a partnership for U.S. Federal income tax purposes.

Taxation of the Company

Taxation of Apollo. While we are organized as a limited liability company and intend to operate so that we will be treated for U.S. Federal income tax purposes as a partnership, and not as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, we cannot give any assurance that we will so qualify for any particular year. Our treatment as a partnership that is not a publicly traded partnership taxable as a corporation will depend on our ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below). Accordingly, we cannot give any assurance that the actual results of our operations for any taxable year will satisfy the qualifying income exception. Furthermore, it is possible that the U.S. Federal income tax law could be amended by Congress so as to cause part or all of our income to be non-qualifying income under the publicly traded partnership rules. A change in the administrative or judicial interpretation of the U.S. Federal income tax law could also create this result. See “—Administrative Matters—Possible New Legislation or Administrative or Judicial Action” below.

If we fail to satisfy the qualifying income exception (other than a failure which is determined by the IRS to be inadvertent and which is cured within a reasonable period of time after the discovery of such failure as discussed below) or if we elect to be treated as a corporation based upon a determination by our board of directors, we will be treated as if we had transferred all of our assets, subject to our liabilities, to a newly formed corporation, on the first day of the year in which we failed to satisfy the qualifying income exception, in return for stock of the corporation, and then distributed such stock to the holders of Class A shares in liquidation of their interests in us. This contribution and liquidation should be tax-free to holders of Class A shares (except for a non-U.S. holder if we own an interest in U.S. real property or an interest in a USRPHC as discussed below in “—Taxation of Non-U.S. Persons”) so long as we do not have liabilities in excess of the tax basis of our assets. If, for any reason (including our failure to meet the qualifying income exception or a determination by our board of directors to elect to be treated as a corporation), we were treated as an association or publicly traded partnership taxable as a corporation for U.S. Federal income tax purposes, (i) we would be subject to U.S. Federal income tax on our taxable income at regular corporate income tax rates, without deduction for any distributions to holders, thereby substantially reducing the amount of any cash available for distribution to holders and (ii) distributions made to the holders of our Class A shares would be treated as either taxable dividend income, which may be eligible for reduced rates of taxation, to the extent of our current or accumulated earnings and profits, or in the absence of earnings and profits, as a nontaxable return of capital, to the extent of the holder’s tax basis in the Class A shares, or as taxable capital gain, after the holder’s basis was reduced to zero. In addition, distributions treated as dividends to holders that are non-U.S. persons would be subject to withholding tax. The net effect of such treatment would be, among other things, to subject the income from APO Asset Co., LLC, APO (FC), LLC, APO (FC II), LLC and APO UK (FC), Limited to corporate level taxation.

Under Section 7704 of the Code, unless certain exceptions apply, if an entity that would otherwise be classified as a partnership for U.S. Federal income tax purposes is a “publicly traded partnership” (as defined in the Code) it will be treated and taxed as a corporation for U.S. Federal income tax purposes. An entity that would otherwise be classified as a partnership is a publicly traded partnership if (i) interests in the entity are traded on an established securities market or (ii) interests in the entity are readily tradable on a secondary market or the substantial equivalent thereof. We expect that we will be treated as a publicly traded partnership.

A publicly traded partnership will, however, be treated as a partnership, and not as a corporation for U.S. Federal income tax purposes, if 90% or more of its gross income during each taxable year consists of “qualifying income” within the meaning of Section 7704 of the Code and it is not required to register as an investment company under the Investment Company Act. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes dividends, interest, capital gains from the sale or other disposition of stocks and securities and certain other forms of investment income. We expect that our investments will earn interest, dividends, capital gains and other types of qualifying income, however, we cannot give any assurance as to the types of income that will be earned in any given year.

While we are treated as a publicly traded partnership, we will manage our investments so that we will satisfy the qualifying income exception to the extent reasonably possible. We cannot give any assurance, however, that we will do so or that the IRS will not challenge our compliance with the qualifying income requirements and, therefore, assert that we should be taxable as a corporation for U.S. Federal income tax purposes. In such event, the amount of cash available for distribution to holders would be reduced materially.

If at the end of any year we fail to meet the qualifying income exception, we may still qualify as a partnership if we are entitled to relief under the Code for an inadvertent termination of partnership status. This relief will be available if (i) the failure to meet the qualifying income exception is cured within a reasonable time after discovery, (ii) the failure is determined by the IRS to be inadvertent, and (iii) we and each of the holders of our Class A shares (during the failure period) agree to make such adjustments or to pay such amounts as are required by the IRS. Under our operating agreement, each holder of Class A shares is obligated to make such adjustments or to pay such amounts as are required by the IRS to maintain our status as a partnership. It is not possible to state whether we would be entitled to this relief in any or all circumstances. If this relief provision is inapplicable to a particular set of circumstances involving us, we will not qualify as a partnership for U.S. Federal income tax purposes. Even if this relief provision applies and we retain our partnership status, we or the holders of Class A shares (during the failure period) will be required to pay such amounts as are determined by the IRS.

The remainder of this section assumes that we and the underlying partnerships (including entities that we intend to be treated as partnerships for U.S. Federal income tax purposes) of the Apollo Operating Group will be treated as partnerships for U.S. Federal income tax purposes.

Certain State, Local and Non-U.S. Tax Matters. We and our subsidiaries may be subject to state, local or non-U.S. taxation in various jurisdictions, including those in which we or they transact business, own property, or reside. For example, some of our subsidiaries will be subject to New York City unincorporated business tax. We may be required to file tax returns in some or all of those jurisdictions. The state, local or non-U.S. tax treatment of us and our holders may not conform to the U.S. Federal income tax treatment discussed herein. We will pay non-U.S. taxes, and dispositions of foreign property or operations involving, or investments in, foreign property may give rise to non-U.S. income or other tax liability in amounts that could be substantial. Any non-U.S. taxes incurred by us may not pass through to holders of our Class A shares as a credit against their U.S. Federal income tax liability.

APO Corp. APO Corp. is taxable as a corporation for U.S. Federal income tax purposes. Accordingly, even though we expect to qualify as a partnership for U.S. Federal income tax purposes, the income from the portion of our business that we hold through APO Corp. will be subject to U.S. Federal corporate income tax and other taxes. As the holder of APO Corp.’s shares, we will not be taxed directly on earnings of entities we hold through APO Corp. Distributions of cash or other property that APO Corp. pays to us will constitute dividends for U.S. Federal income tax purposes to the extent paid from its current or accumulated earnings and profits (as determined under U.S. Federal income tax principles). If the amount of a distribution by APO Corp. exceeds its current and accumulated earnings and profits, such excess will be treated as a tax-free return of capital to the extent of our tax basis in APO Corp.’s common stock, and thereafter will be treated as a capital gain.

APO (FC), LLC; APO (FC II), LLC; APO UK (FC), Limited. APO (FC), LLC, APO (FC II), LLC and APO UK (FC), Limited (the “offshore intermediate corporations”) are taxable as corporations for U.S. Federal income tax purposes. Accordingly, any income from the portion of our business that we hold through the offshore intermediate corporations that is treated as effectively connected with a U.S. trade or business will be subject to U.S. Federal income tax at corporate rates and other taxes. The income from the portion of our business that we hold through APO UK (FC), Limited will be subject to UK corporation tax and other taxes. The offshore intermediate corporations will be considered controlled foreign corporations, or “CFCs,” for U.S. Federal income tax purposes. Accordingly, each U.S. holder of our Class A shares may be required to include in income its allocable share of “Subpart F” income of the offshore intermediate corporations. Subpart F income generally includes dividends, interest, net gain from the sale or disposition of securities, non-actively managed rents and certain other generally passive types of income. These inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the offshore intermediate corporations’ Subpart F income reported by us without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of our earnings (if any) attributable to net capital gains of the offshore intermediate corporations. The tax basis of our shares of the offshore intermediate corporations, and a holder’s tax basis in our Class A shares, will be increased to reflect any required Subpart F income inclusions. Such income will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the offshore intermediate corporations from U.S. sources. Such income will not be eligible for the reduced rate of tax that may be applicable to “qualified dividend income” for individual U.S. persons. Amounts included as such income with respect to direct and indirect investments generally will not be taxable again when actually distributed. For further discussion of CFC treatment, see “—Taxation of Holders of Class A Shares— Passive Foreign Investment Companies and Controlled Foreign Corporations” below.

APO Asset Co., LLC. APO Asset Co., LLC is a wholly-owned limited liability company. APO Asset Co., LLC will be treated as an entity disregarded as a separate entity from us. Accordingly, all the assets, liabilities and items of income, deduction and credit of APO Asset Co., LLC will be treated as our assets, liabilities and items of income, deduction and credit.

Personal Holding Companies. APO Corp. could be subject to additional U.S. Federal income tax on a portion of its income if it is determined to be a personal holding company, or “PHC,” for U.S. Federal income tax purposes. A U.S. corporation generally will be classified as a PHC for U.S. Federal income tax purposes in a given taxable year if (i) at any time during the last half of such taxable year, five or fewer individuals (without regard to their citizenship or residency and including as individuals for this purpose certain entities such as certain tax-exempt organizations and pension funds) own or are deemed to own (pursuant to certain constructive ownership rules) more than 50% of the stock of the corporation by value and (ii) at least 60% of the corporation’s adjusted ordinary gross income, as determined for U.S. Federal income tax purposes, for such taxable year consists of PHC income (which includes, among other things, dividends, interest, royalties, annuities and, under certain circumstances, rents). The PHC rules do not apply to non-U.S. corporations.

Due to applicable attribution rules, it is likely that five or fewer individuals or tax-exempt organizations will be treated as owning actually or constructively more than 50% of the value of stock in APO Corp. Consequently, APO Corp. could be or become a PHC, depending on whether it fails the PHC gross income test. Certain aspects of the gross income test cannot be predicted with certainty. Thus, we cannot give any assurance that APO Corp. will not become a PHC in the future.

If APO Corp. is or were to become a PHC in a given taxable year, it would be subject to an additional 20% PHC tax on its undistributed PHC income, which generally includes the company’s taxable income, subject to certain adjustments.

Taxation of Holders of Class A Shares

Taxation of Holders of Class A Shares on Our Profits and Losses. As a partnership for tax purposes, we are not a taxable entity and incur no U.S Federal income tax liability except as described below under “—Administrative Matters—Partnership Audit Legislation.” Instead, each holder of Class A shares in computing such holder’s U.S. Federal income tax liability for a taxable year will be required to take into account its allocable share of items of our income, gain, loss, deduction and credit (including those items of APO Asset Co., LLC as an entity disregarded as a separate entity from us for U.S. Federal income tax purposes) for each of our taxable years ending with or within the taxable year of such holder, regardless of whether the holder has received any distributions from us. The characterization of an item of our income, gain, loss, deduction or credit generally will be determined at our (rather than at the holder’s) level.

Limits on Deductions for Losses and Expenses. A holder’s deduction of its share of our losses, if any, will be limited to such holder’s tax basis in its Class A shares and, if such holder is an individual or a corporation that is subject to the “at risk” rules, to the amount for which such holder is considered to be “at risk” with respect to our activities, if that is less than such holder’s tax basis. In general, a holder of Class A shares will be at risk to the extent of such holder’s tax basis in its Class A shares, reduced by (1) the portion of that basis attributable to such holder’s share of our liabilities for which such holder will not be personally liable and (2) any amount of money such holder borrows to acquire or hold its Class A shares, if the lender of those borrowed funds owns an interest in us, is related to such holder or can look only to the Class A shares for repayment. A holder’s at risk amount will generally increase by its allocable share of our income and gain and decrease by cash distributions to such holder and such holder’s allocable share of losses and deductions. A holder must recapture losses deducted in previous years to the extent that distributions cause such holder’s at risk amount to be less than zero at the end of any taxable year. Losses disallowed or recaptured as a result of these limitations will carry forward and will be allowable to the extent that a holder’s tax basis or at risk amount, whichever is the limiting factor, subsequently increases. Any excess loss above that gain previously suspended by the at risk or basis limitations may no longer be used.

We do not expect to generate any income or losses from “passive activities” for purposes of Section 469 of the Code. Accordingly, income allocated by us to a holder of Class A shares may not be offset by any Section 469 passive losses of such holder from other sources and any losses we allocate to a holder generally may not be used to offset Section 469 passive income of such holder from other sources. In addition, other provisions of the Code may limit or disallow any deduction for losses by a holder of Class A shares or deductions associated with certain assets of the partnership in certain cases, including potentially Section 470 of the Code. Prospective holders of Class A shares should consult with their own tax advisors regarding their limitations on the deductibility of losses under applicable sections of the Code.

Limitations on Deductibility of Syndication Fees. In general, neither we nor any U.S. holder of Class A shares may deduct syndication expenses. Syndication fees (which would include any sales or placement fees or commissions or underwriting discount payable to third parties) must be capitalized and cannot be amortized or otherwise deducted.

Limitations on Interest Deductions. A holder’s share of our interest expense is likely to be treated as “investment interest” expense. If a holder is a non-corporate taxpayer, the deductibility of “investment interest” expense is generally limited to the amount of such holder’s “net investment income.” A holder’s share of our dividend and interest income will be treated as investment income, although “qualified dividend income” subject to reduced rates of tax in the hands of an individual will only be treated as investment income if a holder elects to treat such dividend as ordinary income not subject to reduced rates of tax. In addition, state and local tax laws may disallow deductions for a holder’s share of our interest expense.

The computation of a holder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase a Class A share. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. For this purpose, any long-term capital gain or qualifying dividend income that is taxable at long-term capital gain rates is excluded from net investment income, unless a holder of Class A shares elects to pay tax on such gain or dividend income at ordinary income rates.

Deductibility of Partnership Investment Expenditures by Individual Partners and by Trusts and Estates. Subject to certain exceptions, all miscellaneous itemized deductions of an individual taxpayer, and certain of such deductions of an estate or trust, are deductible only to the extent that such deductions exceed 2% of the taxpayer’s adjusted gross income. Moreover, the otherwise allowable itemized deductions of individuals whose gross income exceeds an applicable threshold amount are subject to reduction by an amount equal to the lesser of (1) 3% of the excess of the individual’s adjusted gross income over the threshold amount, or (2) 80% of the amount of the itemized deductions. The operating expenses of Apollo may be treated as miscellaneous itemized deductions subject to the foregoing rule. Prospective non-corporate holders of Class A shares should consult their own tax advisors with respect to the application of these limitations.

Allocation of Profits and Losses. For each of our fiscal years, items of income, gain, loss, deduction or credit recognized by us (including those items of APO Asset Co., LLC, which is an entity disregarded as a separate entity from us for U.S. Federal income tax purposes) generally will be allocated among the holders of Class A shares pro rata in accordance with the number of shares held. To the extent that our managing partners and contributing partners exchange Apollo Operating Group units for Class A shares, such income and gain will from time to time include the built-in income or gain inherent in the underlying assets of the Apollo Operating Group at the time of such exchange. Section 704(c) of the Code arguably requires that we specially allocate such built-in income or gain to the holders of these specific Class A shares. However, since we do not expect to be able to identify these specific Class A shares following their sales on the market by such partners, we expect that we will not be able to make such special allocations to the holders of these specific Class A shares. Accordingly, such built-in income or gain will likely be allocated pro rata among all holders of Class A shares.

We may make investments that produce taxable income before they generate cash and/or may devote cash flow to make other investments or pay principal amount of debt. Therefore the amount of taxable income that we allocate to you may exceed your cash distributions, and this excess may be substantial.

We must allocate items of partnership income and deductions between transferors and transferees of Class A shares. We will apply certain assumptions and conventions in an attempt to comply with applicable rules under the Code and to report income, gain, loss, deduction and credit to holders in a manner that reflects such holders’ beneficial shares of our items. These conventions are designed to more closely align the receipt of cash and the allocation of income between holders of Class A shares, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. In addition, as a result of such allocation method, we may allocate taxable income to you even if you do not receive any distributions.

If the IRS does not accept our conventions, the IRS may contend that our taxable income or losses must be reallocated among the holders of Class A shares. If such a contention were sustained, a holder’s tax liabilities could be adjusted to its possible detriment. The Board of Directors is authorized to revise our method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period). See “—Administrative Matters—Possible New Legislation or Administration or Judicial Action” below.

Adjusted Tax Basis of Class A Shares. A holder’s adjusted tax basis in its Class A shares will equal the amount paid for the shares and will be increased by the holder’s allocable share of (i) items of our income and gain and (ii) our liabilities, if any. A holder’s adjusted tax basis will be decreased, but not below zero, by (a) distributions from us, (b) the holder’s allocable share of items of our deductions and losses, and (c) the holder’s allocable share of the reduction in our liabilities, if any.

Holders who purchase Class A shares in separate transactions must combine the basis of those Class A shares and maintain a single adjusted tax basis for all of those Class A shares. Upon a sale or other disposition of less than all of the Class A shares, a portion of that tax basis must be allocated to the Class A shares sold. Although a holder in such circumstance would have a single adjusted tax basis in the separately purchased Class A shares, such holder will have a split holding period in such shares.

Treatment of Distributions. Distributions of cash by us generally will not be taxable to a holder to the extent of such holder’s adjusted tax basis (described above) in its Class A shares. Any cash distributions in excess of a holder’s adjusted tax basis generally will be considered to be gain from the sale or exchange of Class A shares (as described below). Such amount would be treated as gain from the sale or exchange of its interest in us. Such gain would generally be treated as capital gain and would be long-term capital gain if the holder’s holding period for its interest exceeds one year. A reduction in a holder’s allocable share of our liabilities, and certain distributions of marketable securities by us, are treated similar to cash distributions for U.S. Federal income tax purposes.

Disposition of Interest. A sale or other taxable disposition of all or a portion of a holder’s interest in its Class A shares will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including the holder’s share of our liabilities) and the holder’s adjusted tax basis in its Class A shares. A holder’s adjusted tax basis will be adjusted for this purpose by its allocable share of our income or loss for the year of such sale or other disposition. Except as described below, any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if the holder’s holding period for its interest exceeds one year. If we have not made a qualifying electing fund, or “QEF,” election to treat our interest in a passive foreign investment company, or “PFIC,” as a QEF, gain attributable to such an interest would be taxable as ordinary income and would be subject to an interest charge. In addition, certain gain attributable to our investment in a CFC, for instance the offshore intermediate corporations, may be ordinary income and certain gain attributable to “unrealized receivables” or “inventory items” would be characterized as ordinary income rather than capital gain. For example, if we hold debt acquired at a market discount, accrued market discount on such debt would be treated as “unrealized receivables.”

Holders who purchase Class A shares at different times and intend to sell all or a portion of the shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain split holding period rules to them and the treatment of any gain or loss as long-term or short term capital gain or loss. For example, a selling holder may use the actual holding period of the portion of his transferred shares, provided (i) his shares are divided into identifiable shares with ascertainable holding periods, (ii) the selling holder can identify the portion of the shares transferred, and (iii) the selling holder elects to use the identification method for all sales or exchanges of our shares.

Foreign Tax Credit Limitations. Holders of Class A shares will generally be entitled to a foreign tax credit with respect to their allocable share of creditable foreign taxes paid on our income and gains. Complex rules may, depending on the particular circumstances, limit the availability or use of foreign tax credits. Gains from the sale of our foreign investments may be treated as U.S. source gains. Consequently, holders of Class A shares may not be able to use the foreign tax credit arising from any foreign taxes imposed on such gains unless such credit can be applied (subject to applicable limitations) against tax due on other income treated as derived from foreign sources. Certain losses that we incur may be treated as foreign source losses, which could reduce the amount of foreign tax credits otherwise available.

Mutual Fund Holders. U.S. mutual funds that are treated as regulated investment companies, or RICs, for U.S. Federal income tax purposes are required, among other things, to meet an annual 90% gross income and a quarterly 50% asset value test under Section 851(b) of the Code to maintain their favorable U.S. Federal income tax status. The treatment of an investment by a RIC in Class A shares for purposes of these tests will depend on whether our partnership will be treated as a “qualifying publicly traded partnership.” If our partnership is so treated, then the Class A shares themselves are the relevant assets for purposes of the 50% asset value test and the net income from the Class A shares is relevant gross income for purposes of the 90% gross income test. If, however, our partnership is not so treated, then the relevant assets are the RIC’s allocable share of the underlying assets held by our partnership and the relevant gross income is the RIC’s allocable share of the underlying gross income earned by our partnership. Whether our partnership will qualify as a “qualifying publicly traded partnership” will depend upon the exact nature of our future investments. We intend to operate such that at least 90% of our gross income from the underlying assets held by our partnership will constitute cash and property that generates dividends, interest and gains from the sale of securities or other income that qualifies for the RIC gross income test described above. In addition, as discussed above under “—Allocations of Profits and Losses,” we may derive taxable income from an investment that is not matched by a corresponding cash distribution. Accordingly, a RIC investing in Class A shares may recognize income for U.S. Federal income tax purposes without receiving cash with which to make distributions in amounts necessary to satisfy the distribution requirements under Sections 852 and 4982 of the Code for avoiding income and excise taxes. RICs should consult their own tax advisors about the U.S. tax consequences of an investment in Class A shares.

Tax-Exempt Holders. A holder of our Class A shares that is a tax-exempt organization for U.S. Federal income tax purposes and, therefore, exempt from U.S. Federal income taxation, may nevertheless be subject to unrelated business income tax to the extent, if any, that its allocable share of our income consists of unrelated business taxable income, or “UBTI.” A tax-exempt partner of a partnership that engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, a tax-exempt partner of a partnership generally could be treated as earning UBTI to the extent that such partnership derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).

An investment in Class A shares will give rise to UBTI, in particular from “debt-financed” property, because APO Asset Co., LLC and/or its subsidiaries will borrow funds from APO Corp. or third parties from time to time to make investments. In each case, these investments will give rise to UBTI from “debt-financed” property. We will not make investments through taxable corporations solely for the purpose of limiting UBTI from “debt-financed” property and other sources.

Prospective tax-exempt holders are urged to consult their own tax advisors regarding the tax consequences of an investment in Class A shares.

Passive Foreign Investment Companies and Controlled Foreign Corporations. It is possible that we will invest in non-U.S. corporations treated as PFICs or CFCs. A PFIC is defined as any foreign corporation with respect to which either (1) 75% or more of the gross income for a taxable year is “passive income” or (2) 50% or more of its assets in any taxable year (generally based on the quarterly average of the value of its assets) produce “passive income.” There are no minimum stock ownership requirements for PFICs. Once a corporation qualifies as a PFIC it is, subject to certain exceptions, always treated as a PFIC, regardless of whether it satisfies either of the qualification tests in subsequent years. In the case of PFICs, a U.S. Class A shareholder’s share of certain distributions from such corporations and gains from the sale by us of interests in such corporations (or gains from the sale by a U.S. Class A shareholder of their interest) could be subject to an interest charge and certain other disadvantageous tax treatment. A non-U.S. entity will be treated as a CFC if it is treated as a corporation for U.S. Federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity is owned by U.S. Shareholders on any day during the taxable year of such non-U.S. entity. For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person that owns 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote. In the case of CFCs, a portion of the income of such corporations (whether or not distributed) could be imputed currently as ordinary income to certain U.S. Class A shareholders. Furthermore, in the case of PFICs and CFCs, gains from the sale by us of an interest in such corporations (or gains recognized by certain U.S. Class A shareholder on the sale of their interest) could be characterized as ordinary income (rather than as capital gains) in whole or in part. If we make a QEF election with respect to a PFIC, each U.S. Class A shareholder would in general be required to include in income annually its share of the PFIC’s current income and gains (losses are not currently deductible), but would avoid the interest charge and ordinary income treatment as to gains described above. As a result of a QEF election, a U.S. Class A shareholder could recognize income subject to tax prior to the receipt by us of any distributable proceeds. We cannot give any assurance that the QEF election will be available with respect to a PFIC that we invest in.

Additional Tax on Net Investment Income. U.S. persons that are individuals, estates or trusts are subject to a tax of 3.8% on “net investment income” (or undistributed “net investment income,” in the case of estates and trusts) for each taxable year, with such tax applying to the lesser of such income or the excess of such person’s adjusted gross income (with certain adjustments) over a specified amount. Net investment income includes net income from interest, dividends, annuities, royalties and rents and net gain attributable to the disposition of investment property. It is anticipated that net income and gain attributable to an investment in Class A shares will be included in a holder’s “net investment income” subject to this additional tax.

U.S. Federal Estate Taxes. If Class A shares are included in the gross estate of a U.S. citizen or resident for U.S. Federal estate tax purposes, then a U.S. Federal estate tax might be payable with respect to such shares in connection with the death of such person. Prospective individual U.S. holders of Class A shares should consult their own tax advisors concerning the potential U.S. Federal estate tax consequences with respect to Class A shares.

Investment Structure. To manage our affairs so as to meet the qualifying income exception (discussed above) and comply with certain requirements in our limited liability company agreement, we may need to structure certain investments through entities classified as corporations for U.S. Federal income tax purposes. However, because our Class A shareholders will be located in numerous taxing jurisdictions, no assurances can be given that any such investment structure will be beneficial to all our Class A shareholders to the same extent, and may even impose additional tax burdens on some of our Class A shareholders. As discussed above, if the entity were a non-U.S. corporation it may be considered a CFC or PFIC. If the entity were a U.S. corporation, it would be subject to U.S. Federal income tax on its operating income, including any gain recognized on its disposal of its investments. In addition, if the investment involves U.S. real estate, gain recognized on disposition of the real estate would generally be subject to U.S. Federal income tax, whether the corporation is a U.S. or a non-U.S. corporation.

Taxation of Non-U.S. Persons

Non-U.S. Persons. Special rules apply to a holder of our Class A shares that is a non-U.S. person. Non-U.S. persons are generally subject to U.S. withholding tax at a 30% rate on the gross amount of interest, dividends and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized. Whether a non-U.S. person is eligible for such treaty benefits will depend upon the provisions of the applicable treaty as well as the treatment of us under the laws of the non-U.S. person’s jurisdiction. The 30% withholding tax rate does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain non-U.S. persons. Moreover, non-U.S. persons generally are not subject to U.S. Federal income tax on capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. person; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. person; or (iii) such non-U.S. person is an individual and is not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met).

Non-U.S. persons treated as engaged in a U.S. trade or business are subject to U.S. Federal income tax at the graduated rates applicable to U.S. persons on their net income that is considered to be effectively connected with such U.S. trade or business. Non-U.S. persons that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.

While it is expected that our methods of operation will not result in a determination that we are engaged in a U.S. trade or business, we cannot give any assurance that the IRS will not assert successfully that we are engaged in a U.S. trade or business, with the result that some portion of our income is properly treated as effectively connected with a U.S. trade or business with respect to non-U.S. holders. If a holder who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because of an investment in the Class A shares in such year, such holder generally would be (i) subject to withholding by us on its distributive share of our income effectively connected with such U.S. trade or business, (ii) required to file a U.S. Federal income tax return for such year reporting its allocable share, if any, of income or loss effectively connected with such trade or business and (iii) required to pay U.S. Federal income tax at regular U.S. Federal income tax rates on any such income. Moreover, a holder who is a corporate non-U.S. person might be subject to a U.S. branch profits tax on its allocable share of its effectively connected income. Any amount so withheld would be creditable against such

non-U.S. person’s U.S. Federal income tax liability, and such non-U.S. person could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. Federal income tax liability for the taxable year. Finally, if we were treated as being engaged in a U.S. trade or business, a portion of any gain recognized by a holder who is a non-U.S. person on the sale or exchange of its Class A shares could be treated for U.S. Federal income tax purposes as effectively connected income, and hence such non-U.S. person could be subject to U.S. Federal income tax on the sale or exchange.

Under the Foreign Investment in Real Property Tax Act of 1980, or “FIRPTA,” provisions of the Code, certain non-U.S. persons are subject to U.S. tax in the same manner as U.S. persons on any gain realized on the disposition of an interest, other than an interest solely as a creditor, in U.S. real property. An interest in U.S. real property includes stock in a U.S. corporation (except for certain stock of publicly traded U.S. corporations) if interests in U.S. real property constitute 50% or more by value of the sum of the corporation’s assets used in a trade or business, its U.S. real property interests and its interests in real property located outside the United States (a “United States Real Property Holding Corporation” or “USRPHC”). Consequently, certain non-U.S. persons who invest directly in U.S. real estate, or indirectly by owning the stock of a USRPHC, will generally be subject to tax under FIRPTA on the disposition of such investment. The FIRPTA tax will also apply if the non-U.S. person is a holder of an interest in a partnership that owns an interest in U.S. real property or an interest in a USRPHC. We may, from time to time, make certain investments (other than direct investments in U.S. real property) through APO Asset Co., LLC that could constitute investments in U.S. real property or USRPHCs. If we make such investments, certain non-U.S. persons will be subject to U.S. Federal income tax under FIRPTA on such holder’s allocable share of any gain realized on the disposition of a FIRPTA interest, including distributions from real estate investment trust investments that are attributable to gains from the sale of U.S. real property, and will be subject to the tax return filing requirements discussed above.

In general, different rules from those described above apply in the case of non-U.S. persons subject to special treatment under U.S. Federal income tax law, including a non-U.S. person (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. Federal income tax purposes; or (iii) who is a former citizen or resident of the United States.

U.S. Federal Estate Tax Consequences. The U.S. Federal estate tax treatment of Class A shares with regards to the estate of a non-citizen who is not a resident of the United States is not entirely clear. If Class A shares are includible in the U.S. gross estate of such person, then a U.S. Federal estate tax might be payable in connection with the death of such person. Prospective individual non-U.S. holders of Class A shares who are non-citizens and not residents of the United States should consult their own tax advisors concerning the potential U.S. Federal estate tax consequences with regard to Class A shares.

Prospective holders who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. Federal income tax consequences to them of acquiring, holding and disposing of Class A shares, as well as the effects of state, local and non-U.S. tax laws, as well as eligibility for any reduced withholding benefits.

Administrative Matters

Tax Matters Partner. One of our managing partners acts as our “tax matters partner.” Our board of directors will have the authority, subject to certain restrictions, to appoint another founder or Class A shareholder to act on our behalf in connection with an administrative or judicial review of our items of income, gain, loss, deduction or credit.

Tax Elections. We have not made and currently do not intend to make the election permitted by Section 754 of the Code with respect to us. Each of AMH Holdings (Cayman), L.P., Apollo Management Holdings, L.P. and the entities controlled by Apollo Management Holdings, L.P. has made such an election while, Apollo Principal

Holdings I, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings III, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings V, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P. and Apollo Principal Holdings XI, LLC have not made such an election and currently do not intend to make the election. The election, if made, is irrevocable without the consent of the IRS, and would generally require us to adjust the tax basis in our assets, or “inside basis,” attributable to a transferee of Class A shares under Section 743(b) of the Code to reflect the purchase price of the Class A shares paid by the transferee. For purposes of this discussion, a transferee’s inside basis in our assets will be considered to have two components: (1) the transferee’s share of our tax basis in our assets and (2) the Section 743(b) adjustment to that basis. Because we own our interests in AMH Holdings (Cayman), L.P., Apollo Management Holdings, L.P., the entities controlled by Apollo Management Holdings, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P. and Apollo Principal Holdings XI, LLC indirectly through entities that are corporations for U.S. Federal income tax purposes, there is no adjustment to the inside basis for a transferee of Class A shares in respect of AMH Holdings (Cayman), L.P., Apollo Management Holdings, L.P., the entities controlled by Apollo Management Holdings, L.P., Apollo Principal Holdings II, L.P., Apollo Principal Holdings IV, L.P., Apollo Principal Holdings VI, L.P., Apollo Principal Holdings VII, L.P., Apollo Principal Holdings VIII, L.P., Apollo Principal Holdings IX, L.P., Apollo Principal Holdings X, L.P. or Apollo Principal Holdings XI, LLC regardless of whether a Section 754 election is made in respect of us or those partnerships.

If no Section 754 election is made, there would be no adjustment for the transferee of Class A shares, even if the purchase price of those Class A shares is higher than the transferor’s share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, on a sale of an asset, gain allocable to the transferee would include built-in gain allocable to the transferee at the time of the transfer, which built-in gain would otherwise generally be eliminated if a Section 754 election had been made.

Even assuming no Section 754 election is made, if Class A shares were transferred at a time when we had a “substantial built-in loss” inherent in our assets, we would be obligated to reduce the tax basis in the portion of such assets attributable to such Class A shares.

The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships. To help reduce the complexity of those calculations and the resulting administrative costs to us if we make elections under Section 754, we will apply certain conventions in determining and allocating basis adjustments. For example, we may apply a convention in which we deem the price paid by a holder of Class A shares to be the lowest quoted trading price of the Class A shares during the month in which the purchase occurred irrespective of the actual price paid. Nevertheless, the use of such conventions may result in basis adjustments that do not exactly reflect a holder’s purchase price for its Class A shares, including less favorable basis adjustments to a holder who paid more than the lowest quoted trading price of the Class A shares for the month in which the purchase occurred. It is also possible that the IRS will successfully assert that the conventions we utilize do not satisfy the technical requirements of the Code or the Treasury Regulations and, thus, will require different basis adjustments to be made. If the IRS were to sustain such a position, a holder of Class A shares may have adverse tax consequences.

Constructive Termination. Subject to the electing large partnership rules described below, we will be considered to have been terminated and reformed as a new partnership for U.S. Federal income tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. Our termination would result in the closing of our taxable year for all holders of Class A shares. In the case of a holder reporting on a taxable year other than a fiscal year ending on our year end, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in the holder’s taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new tax election under Section 754 of the Code, if applicable. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Information Returns. As soon as reasonably practicable after the end of each fiscal year, we will furnish to you tax information (including Schedule K-1), which describes on a U.S. dollar basis your allocable share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, we will use various accounting and reporting conventions to determine your allocable share of income, gain, loss and deduction. Delivery of this information by us will be subject to delay in the event of, among other reasons, the late receipt of any necessary tax information from an investment in which we hold an interest. It is therefore likely that, in any taxable year, our shareholders will need to apply for extensions of time to file their tax returns. The IRS may successfully contend that certain of these reporting conventions are impermissible, which could result in an adjustment to your allocable share of our income, gain, loss and/or deduction and necessitate that you file amended tax returns for the taxable year(s) affected to reflect such adjustment. If you are not a U.S. person, we cannot give any assurance that the tax information we furnish will meet your jurisdiction’s compliance requirements.

It is possible that we may engage in transactions that subject our partnership and, potentially, the holders of our Class A shares to other information reporting requirements with respect to an investment in us. You may be subject to substantial penalties if you fail to comply with such information reporting requirements. You should consult with your tax advisors regarding such information reporting requirements.

We may be audited by the IRS. Adjustments resulting from an IRS audit may require you to file amended tax returns for the taxable year(s) affected to reflect such adjustment and possibly may result in an audit of your own tax return. Any audit of your tax return could result in adjustments not related to our tax returns as well as those related to our tax returns. Under our operating agreement, in the event of an inadvertent partnership termination in which the IRS has granted us limited relief each holder of our Class A shares is obligated to make such adjustments as are required by the IRS to maintain our status as a partnership.

Nominee Reporting. Persons who hold our Class A shares as nominees for another person are required to furnish to us (i) the name, address and taxpayer identification number of the beneficial owner and the nominee; (ii) whether the beneficial owner is (1) a person that is not a U.S. person, (2) a foreign government, an international organization or any wholly-owned agency or instrumentality of either of the foregoing, or (3) a tax-exempt entity; (iii) the amount and description of Class A shares held, acquired or transferred for the beneficial owner; and (iv) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition costs for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are U.S. persons and specific information on Class A shares they acquire, hold or transfer for their own account. Penalties for failing to furnish this information may be substantial. The nominee is required to supply the beneficial owner of the Class A shares with the information furnished by us.

Taxable Year. A partnership is required to have a tax year that is the same tax year as any partner, or group of partners, that owns a majority interest (more than 50%) in the partnership. A partnership also is required to change its tax year every time a group of partners with a different tax year end acquires a majority interest, unless the partnership has been forced to change its tax year during the preceding two-year period. In the event the majority interest in the Class A shares is acquired by a group of partners with a different tax year and we have not been forced to change our tax year during the preceding two-year period, we will be required to change our tax year to the tax year of that group of partners. We may request permission from the IRS to adopt a tax year end of December 31.

Elective Procedures for Large Partnerships. The Code allows large partnerships to elect streamlined procedures for income tax reporting. This election, if made, would reduce the number of items that must be separately stated on the Schedules K-1 that are issued to the holders of the Class A shares, and such

Schedules K-1 would have to be provided on or before the first March 15 following the close of each taxable year. In addition, this election would prevent us from suffering a “technical termination” (which would close our taxable year) if, within a 12-month period, there is a sale or exchange of 50% or more of our total interests. If we make such election, IRS audit adjustments will flow through to the holders of the Class A shares for the year in which the adjustments take effect, rather than the holders of the Class A shares in the year to which the adjustment relates. In addition, we, rather than the holders of the Class A shares individually, generally will be liable for any interest and penalties that result from an audit adjustment.

Treatment of Amounts Withheld. If we are required to withhold any U.S. tax on distributions made to any holder of Class A shares, we will pay such withheld amount to the IRS. That payment, if made, will be treated as a distribution of cash to the holder of Class A shares with respect to whom the payment was made and will reduce the amount of cash to which such holder would otherwise be entitled.

Withholding and Backup Withholding. For each calendar year, we will report to you and the IRS the amount of distributions we made to you and the amount of U.S. Federal income tax (if any) that we withheld on those distributions. The proper application to us of rules for withholding under Section 1441 of the Code (applicable to certain dividends, interest and similar items) is unclear. Because the documentation we receive may not properly reflect the identities of partners at any particular time (in light of possible sales of Class A shares), we may over-withhold or under-withhold with respect to a particular holder of Class A shares. For example, we may impose withholding, remit that amount to the IRS and thus reduce the amount of a distribution paid to a non-U.S. holder. It may turn out, however, the corresponding amount of our income was not properly allocable to such holder, and the withholding should have been less than the actual withholding. Such holder would be entitled to a credit against the holder’s U.S. tax liability for all withholding, including any such excess withholding, but, if the withholding exceeded the holder’s U.S. tax liability, the holder would have to apply for a refund to obtain the benefit of the excess withholding. Similarly, we may fail to withhold on a distribution, and it may turn out the corresponding income was properly allocable to a non-U.S. holder and withholding should have been imposed. In that event, we intend to pay the under-withheld amount to the IRS, and we may treat such under-withholding as an expense that will be borne by all holders of our Class A shares on a pro rata basis (since we may be unable to allocate any such excess withholding tax cost to the relevant non-U.S. holder).

Under the backup withholding rules, holders of Class A shares may be subject to backup withholding tax (currently 28%) with respect to distributions paid unless: (i) you are a corporation or come within another exempt category and demonstrate this fact when required; or (ii) you provide a taxpayer identification number, certify as to no loss of exemption from backup withholding tax and otherwise comply with the applicable requirements of the backup withholding tax rules. If you are an exempt holder, you should indicate your exempt status on a properly completed IRS Form W-9. A holder of Class A shares that is a non-U.S. person may qualify as an exempt recipient by submitting a properly completed, applicable IRS Form W-8. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. Federal income tax liability and may entitle you to a refund.

If you do not timely provide us with IRS Form W-8 or W-9, as applicable, or such form is not properly completed, we may become subject to U.S. backup withholding taxes in excess of what would have been imposed had we received certifications from all holders. Such excess U.S. backup withholding taxes may be treated by us as an expense that will be borne by all holders on a pro rata basis (where we are or may be unable to cost efficiently allocate any such excess withholding tax cost specifically to the holders that failed to timely provide the proper U.S. tax certifications).

Foreign Account Tax Compliance Act. Under Sections 1471 through 1474 of the Code (commonly referred to as “FATCA”), a 30% U.S. withholding tax may apply to certain payments or, for a disposition occurring after December 31, 2018, the gross proceeds from a disposition of any U.S. stock or securities, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner which avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) which does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA, or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). Holders of Class A shares that are non-U.S. persons are encouraged to consult their own tax advisors regarding the implications of FATCA on their investment in our Class A shares.

Tax Shelter Regulations. If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS in accordance with regulations governing tax shelters and other potentially tax-motivated transactions. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million. An investment in us may be considered a “reportable transaction” if, for example, we recognize certain significant losses in the future. In certain circumstances, a holder of our Class A shares who disposes of an interest in a transaction resulting in the recognition by such holder of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction. Our participation in a reportable transaction also could increase the likelihood that our U.S. Federal income tax information return (and possibly your tax return) would be audited by the IRS. Certain of these rules are currently unclear and it is possible that they may be applicable in situations other than significant loss transactions.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to (i) significant accuracy-related penalties with a broad scope, (ii) for those persons otherwise entitled to deduct interest on U.S. Federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and (iii) in the case of a listed transaction, an extended statute of limitations.

Holders of our Class A shares should consult their own tax advisors concerning any possible disclosure obligation under the regulations governing tax shelters with respect to the dispositions of their interests in us.

Possible New Legislation or Administrative or Judicial Action. The rules dealing with U.S. Federal income taxation are constantly under review by persons involved in the legislative process, the IRS and the U.S. Treasury Department, frequently resulting in revised interpretations of established concepts, statutory changes, revisions to regulations and other modifications and interpretations. We cannot give any assurance as to whether, or in what form, any proposals affecting us or our shareholders will be enacted. The IRS pays close attention to the proper application of tax laws to partnerships. The present U.S. Federal income tax treatment of an investment in Class A shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. Changes to the U.S. Federal income tax laws and interpretations thereof could make it more difficult or impossible to meet the “qualifying income exception” to be treated as a partnership that is not taxable as a corporation for U.S. Federal income tax purposes, affect or cause us to change our investments and commitments, affect the tax considerations of an investment in us, change the character or treatment of portions of our income (including, for instance, the treatment of carried interest as ordinary income rather than capital gain) and adversely affect an investment in Class A shares. Our structure is also subject to potential legislative, judicial or administrative change and differing interpretations, possibly on a retroactive basis” as described in the section entitled “Risk Factors” in our Annual Report, which is incorporated by reference in this prospectus. We and our shareholders could be adversely affected by any such change in, or any new, tax law, regulation or interpretation.

Our organizational documents and agreements permit the manager to modify the operating agreement from time to time, without the consent of the holders of Class A shares, in order to address certain changes in U.S. Federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have a material adverse impact on some or all of the holders of our Class A shares. In view of the potential significance of any such U.S. Federal income tax law changes and the fact that there are likely to be ongoing developments in this area, each prospective holder of Class A shares should consult its own tax advisor to determine the U.S. Federal income tax consequences to it of acquiring and holding Class A shares.

Partnership Audit Legislation. Legislation was recently enacted that significantly changes the rules for U.S. Federal income tax audits of partnerships. Such audits will continue to be conducted at the partnership level, but with respect to tax returns for taxable years beginning after December 31, 2017, any adjustments to the amount of tax due (including interest and penalties) will be payable by the partnership rather than the partners of such partnership unless the partnership qualifies for and affirmatively elects an alternative procedure. In general, under the default procedures, taxes imposed on us would be assessed at the highest rate of tax applicable for the reviewed year and determined without regard to the character of the income or gain, the tax status of our shareholders or the benefit of any shareholder-level tax attributes (that could otherwise reduce any tax due).

Under the elective alternative procedure, we would issue information returns to persons who were shareholders in the audited year, who would then be required to take the adjustments into account in calculating their own tax liability, and we would not be liable for the adjustments to the amount of tax due (including interest and penalties). The mechanics of the elective alternative procedure are not clear in a number of respects and will likely be clarified by future guidance. Our manager has discretion whether or not to make use of this elective alternative procedure and has not determined whether or to what extent the election will be available or appropriate.

THE FOREGOING DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. THE TAX MATTERS RELATING TO APOLLO AND HOLDERS OF CLASS A SHARES ARE COMPLEX AND ARE SUBJECT TO VARYING INTERPRETATIONS. MOREOVER, THE EFFECT OF EXISTING INCOME TAX LAWS, THE MEANING AND IMPACT OF WHICH IS UNCERTAIN AND OF PROPOSED CHANGES IN INCOME TAX LAWS WILL VARY WITH THE PARTICULAR CIRCUMSTANCES OF EACH PROSPECTIVE HOLDER AND, IN REVIEWING THIS OFFERING CIRCULAR, THESE MATTERS SHOULD BE CONSIDERED. PROSPECTIVE HOLDERS OF CLASS A SHARES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. FEDERAL, STATE, LOCAL AND OTHER TAX CONSEQUENCES OF ANY INVESTMENT IN CLASS A SHARES.

PLAN OF DISTRIBUTION

We or the selling shareholders may offer and sell the securities in any one or more of the following ways:

•	to or through underwriters, brokers or dealers;

•	directly to one or more other purchasers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents on a best-efforts basis;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	trading plans entered into by the selling shareholders pursuant to Rule 10b5-1 under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans; or

•	otherwise through a combination of any of the above methods of sale.

In addition, we or any selling shareholders may enter into option, share lending or other types of transactions that require us to deliver Class A shares to an underwriter, broker or dealer, who will then resell or transfer the Class A shares under this prospectus. We or any selling shareholders may also enter into hedging transactions with respect to our securities. For example, we may:

•	enter into transactions involving short sales of the Class A shares by underwriters, brokers or dealers;

•	sell Class A shares short and deliver the shares to close out short positions;

•	enter into option or other types of transactions that require us to deliver Class A shares to an underwriter, broker or dealer, who will then resell or transfer the Class A shares under this prospectus; or

•	loan or pledge the Class A shares to an underwriter, broker or dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

Any selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale of Class A shares covered by this prospectus.

We or any selling shareholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, we may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

Class A shares may also be exchanged for satisfaction of the selling shareholders’ obligations or other liabilities to their creditors. Such transactions may or may not involve brokers or dealers.

Each time we or the selling shareholders sell securities, we will provide a prospectus supplement that will name any underwriter, dealer or agent involved in the offer and sale of the securities. The prospectus supplement will also set forth the terms of the offering, including:

•	the purchase price of the securities and the proceeds we will receive from the sale of the securities;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering or purchase price and any discounts or commissions allowed or re-allowed or paid to dealers;

•	any commissions allowed or paid to agents;

•	any other offering expenses;

•	any securities exchanges on which the securities may be listed;

•	the method of distribution of the securities;

•	the terms of any agreement, arrangement or understanding entered into with the underwriters, brokers or dealers; and

•	any other information we think is important.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account. The securities may be sold from time to time in one or more transactions:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated prices.

Such sales may be effected:

•	in transactions on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in transactions in the over-the-counter market;

•	in block transactions in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction, or in crosses, in which the same broker acts as an agent on both sides of the trade;

•	through the writing of options; or

•	through other types of transactions.

The securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. Unless otherwise set forth in the applicable prospectus supplement, the obligations of underwriters or dealers to purchase the securities offered will be subject to certain conditions precedent and the underwriters or dealers will be obligated to purchase all the offered securities if any are purchased. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

The selling shareholders might not sell any Class A shares under this prospectus. In addition, any Class A shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The securities may be sold directly by us or through agents designated by us from time to time. Any agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us to such agent will be set forth in, the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

Offers to purchase the securities offered by this prospectus may be solicited, and sales of the securities may be made, by us or by selling shareholders directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The terms of any offer made in this manner will be included in the prospectus supplement relating to the offer.

If indicated in the applicable prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain institutional investors to purchase securities from us pursuant to contracts providing for payment and delivery at a future date. Institutional investors with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions.

In all cases, these purchasers must be approved by us. Unless otherwise set forth in the applicable prospectus supplement, the obligations of any purchaser under any of these contracts will not be subject to any conditions except that (a) the purchase of the securities must not at the time of delivery be prohibited under the laws of any jurisdiction to which that purchaser is subject, and (b) if the securities are also being sold to underwriters, we must have sold to these underwriters the securities not subject to delayed delivery. Underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.

Some of the underwriters, dealers or agents used by us in any offering of securities under this prospectus may be customers of, engage in transactions with, and perform services for us or affiliates of ours in the ordinary course of business. Underwriters, dealers, agents and other persons may be entitled under agreements which may be entered into with us to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to be reimbursed by us for certain expenses.

Subject to any restrictions relating to debt securities in bearer form, any securities initially sold outside the United States may be resold in the United States through underwriters, dealers or otherwise.

There is currently no market for any of the offered securities, other than the Class A shares which are listed on the NYSE. Any underwriters to which offered securities are sold by us for public offering and sale may make a market in such securities, but those underwriters will not be obligated to do so and may discontinue any market making at any time.

The anticipated date of delivery of the securities offered by this prospectus will be described in the applicable prospectus supplement relating to the offering.

If more than five percent of the net proceeds of any offering of securities made under this prospectus will be received by any member of the Financial Industry Regulatory Authority, which we refer to in this prospectus as “FINRA,” participating in the offering or by affiliates or associated persons of such FINRA member or any participating member who otherwise would have a “conflict of interest” under FINRA Rules, the offering will be conducted in accordance with NASD Conduct Rule 2720. The maximum compensation we will pay to underwriters in connection with any offering of the securities will not exceed 8% of the proceeds of such offering.

To comply with the securities laws of some states, if applicable, the securities may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

LEGAL MATTERS

Certain legal matters in connection with the offered securities will be passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

EXPERTS

The consolidated financial statements, incorporated in this prospectus by reference from the Apollo Global Management, LLC 2015 Annual Report on Form 10-K and the effectiveness of Apollo Global Management, LLC’s internal control over financial reporting, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Apollo Global Management, LLC

Shares

    % Series A Preferred Shares

PRELIMINARY     PROSPECTUS     SUPPLEMENT

            , 2017

Joint Book-Running Managers

BofA Merrill Lynch	Morgan Stanley	UBS Investment Bank	Wells Fargo Securities